Execution Version

SECURITIES PURCHASE AGREEMENT
by and among
QUANTA ENERGY SERVICES, LLC
and
QES GP, LLC,
as the “Purchasers”,
QUANTA SERVICES, INC.
and
JOE DURHAM,
as the “Partners Representative” and for the limited purposes set forth herein,
HAMDUR, LLC,
DELLVAR INVESTMENTS, LLC
and each of the limited partners of
STRONGHOLD, LTD.
and
STRONGHOLD SPECIALTY, LTD.

As of July 20, 2017

TABLE OF CONTENTS
Page

ARTICLE I PURCHASE AND SALE	2

Section 1.1	Agreement to Purchase and Sell 2

Section 1.2	Purchase Price 2

Section 1.3	Cash Payments. 3

Section 1.4	Payment of Stock Consideration; APR Unit Agreements 5

Section 1.5	Closing Date NWC. 6

Section 1.6	Definitions 8

Section 1.7	Contingent Consideration 10

Section 1.8	Payment of Contingent Stock Consideration 18

Section 1.9	Withholding Taxes 18

Section 1.10	Purchase Price Allocation 19

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE PARTNERS	19

Section 2.1	Organization 19

Section 2.2	Authorization 20

Section 2.3	Investments and Subsidiaries 20

Section 2.4	Capitalization 20

Section 2.5	Absence of Restrictions and Conflicts; Consents 21

Section 2.6	Real Property 23

Section 2.7	Personal Property 25

Section 2.8	Financial Statements 26

Section 2.9	Acquired Company Liabilities 26

Section 2.10	Absence of Certain Changes and Events 27

Section 2.11	Legal Proceedings and Potential Claims 29

Section 2.12	Compliance with Law 30

Section 2.13	Company Contracts 30

Section 2.14	Taxes. 33

Section 2.15	Directors, Officers and Employees 36

Section 2.16	Company Benefit Plans 37

Section 2.17	Labor Relations 42

Section 2.18	Insurance Policies 45

Section 2.19	Environmental, Health and Safety Matters 46

Section 2.20	Intellectual Property; Software 48

Section 2.21	Transactions with Affiliates 50

Section 2.22	Customers and Suppliers 50

Section 2.23	Service Warranties and Defect Liabilities 51

Section 2.24	Accounts Receivable; Accounts Payable; Backlog; Billings in Excess; Books and Records 51

Section 2.25	Licenses and Permits 53

Section 2.26	Ethical Practices 53

Section 2.27	Bank Accounts 53

Section 2.28	Powers of Attorney 54

i

Section 2.29	Brokers, Finders and Investment Bankers 54

Section 2.30	Business Assets 54

Section 2.31	Inventory 54

Section 2.32	Surety Bonds and Agreements 54

Section 2.33	Projections 55

Section 2.34	Foreign Activities 55

Section 2.35	Special Bid Requirements; Preferential Status 55

Section 2.36	Aircraft 56

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS AND QUANTA	56

Section 3.1	Organization 56

Section 3.2	Authorization 56

Section 3.3	Absence of Restrictions and Conflicts; Consents 57

Section 3.4	Brokers, Finders and Investment Bankers 58

Section 3.5	Exemptions from Securities Law 58

Section 3.6	Compliance with Securities Law 58

Section 3.7	Compliance with Filing Requirements 58

ARTICLE IV CERTAIN COVENANTS AND AGREEMENTS	58

Section 4.1	Reasonable Efforts; Further Assurances; Cooperation 58

Section 4.2	Public Announcements 59

Section 4.3	Partners’ Disclosure Schedules 59

Section 4.4	Non-Competition 60

Section 4.5	Tax Matters 64

Section 4.6	Repayment of Related Party Loans 67

Section 4.7	Transition Assistance 67

Section 4.8	Consent and Waiver of the Partners 67

Section 4.9	Accounts Receivable 67

ARTICLE V CONDITIONS TO CLOSING	68

Section 5.1	Conditions to Each Party’s Obligations 68

Section 5.2	Conditions to Obligations of the Purchasers and Quanta 69

Section 5.3	Conditions to Obligations of the Partners 71

ARTICLE VI CLOSING	72

ARTICLE VII SPECIFIC PERFORMANCE	72

ARTICLE VIII INDEMNIFICATION	73

Section 8.1	Indemnification Obligations of the Partners 73

Section 8.2	Indemnification Obligations of the Purchasers and Quanta 75

Section 8.3	Indemnification Procedure 76

Section 8.4	Claims Period 78

Section 8.5	Other Limitations 79

Section 8.6	Investigations 83

Section 8.7	Purchase Price Adjustments; Taxation of Escrow Amount 83

Section 8.8	Escrow 83

Section 8.9	Exclusive Remedy 84

ARTICLE IX QUANTA COMMON STOCK	84

Section 9.1	Compliance with Law 84

Section 9.2	Economic Risk; Sophistication; Accredited Investors 85

Section 9.3	Restriction on Sale or Other Transfer of Restricted Shares 85

Section 9.4	Insider Trading 86

Section 9.5	NYSE Listing; Removal of Legends 86

ARTICLE X PARTNERS REPRESENTATIVE	86

Section 10.1	Appointment of the Partners Representative 86

Section 10.2	Authority 87

Section 10.3	Reliance 89

Section 10.4	Liability of the Partners Representative 89

ARTICLE XI MISCELLANEOUS PROVISIONS	90

Section 11.1	Notices 90

Section 11.2	Schedules and Exhibits 91

Section 11.3	Assignment; Successors in Interest 91

Section 11.4	Number; Gender 91

Section 11.5	Captions 91

Section 11.6	Offset 91

Section 11.7	Guarantee 92

Section 11.8	Controlling Law; Amendment 94

Section 11.9	Consent to Jurisdiction, Etc.; Waiver of Jury Trial 94

Section 11.10	Severability 94

Section 11.11	Counterparts 94

Section 11.12	No Third-Party Beneficiaries 95

Section 11.13	Waiver 95

Section 11.14	Entire Agreement 95

Section 11.15	Cooperation Following the Closing 95

Section 11.16	Transaction Costs 95

Section 11.17	Knowledge of the Partners 95

Section 11.18	Business Day 96

Section 11.19	Time of the Essence 96

Section 11.20	Construction 96

LIST OF EXHIBITS

Exhibit 1.3(a)(i)	Form of Escrow Agreement
Exhibit 5.2(d)	Form of Release and Spousal Consent
Exhibit 5.2(g)	Form of Employment Agreement
Exhibit 5.2(h)	Form of Related-Party Lease Agreement
Exhibit 5.2(k)(i)	Form of Accredited Investor Questionnaire
Exhibit 5.2(k)(ii)	Form of APR Unit Settlement Agreement

LIST OF SCHEDULES

Schedule 1.2	Estimate of Closing Date NWC; Closing Date Debt; Transaction Payments; Calculation of Cash Consideration and Stock Consideration
Schedule 1.3	Wire Instructions; Closing Date Debt Payoff Amounts and Transaction Payments
Schedule 1.7(a)	Earnout Threshold
Schedule 1.7(b)	Calculation of Adjusted EBITDA
Schedule 1.7(k)	Calculation of Earnout Change in Control Event
Schedule 2.1	Jurisdiction of Formation and Qualifications to Do Business
Schedule 2.3	Investments and Subsidiaries; Prior Names
Schedule 2.4	Capitalization; Equity Interest Agreements
Schedule 2.5	Restrictions and Conflicts; Consents
Schedule 2.6	Real Property; Real Property Agreements
Schedule 2.7	Personal Property; Personal Property Contracts; Personal Property Leases; Title Exceptions
Schedule 2.8	Financial Statements
Schedule 2.9	Undisclosed Liabilities; Known Long-Term Liabilities; Off-Balance Sheet Arrangements
Schedule 2.10	Certain Changes and Events
Schedule 2.11	Legal Proceedings and Potential Claims
Schedule 2.13	Company Contracts; Consent and Notice Requirements
Schedule 2.14	Tax Exceptions; Tax Returns Due
Schedule 2.15	Directors, Officers, Employees and Independent Contractors; Employment Agreements
Schedule 2.16	Company Benefit Plans
Schedule 2.17	Labor Agreements; Labor Relations
Schedule 2.18	Insurance Policies
Schedule 2.19	Environmental, Health and Safety Matters
Schedule 2.20	Intellectual Property; IP Agreements; Software; Software Agreements; Domain Names
Schedule 2.21	Related Party Contracts; Transactions with Affiliates
Schedule 2.22	Customers and Suppliers

Schedule 2.23	Service Warranties and Defect Liabilities
Schedule 2.24	Accounts Receivable; Accounts Payable; Backlog; Outstanding Bids; Billings in Excess
Schedule 2.26	Ethical Practices
Schedule 2.27	Bank Accounts
Schedule 2.28	Powers of Attorney
Schedule 2.29	Partners’ Brokers, Finders and Investment Bankers
Schedule 2.31	Inventory
Schedule 2.32	Surety Bonds and Agreements
Schedule 2.34	Foreign Activities
Schedule 2.35	Special Bid Requirements; Preferential Status
Schedule 3.4	Purchasers’ Brokers and Dealers
Schedule 4.6	Related Party Loans
Schedule 5.2(c)	Pre-Closing Consents
Schedule 5.2(f)	Terminated Related Party Contracts and Other Arrangements
Schedule 5.2(h)	Related-Party Leases
Schedule 8.1(i)	Other Indemnified Matters

v

DEFINED TERMS
The following is a list of the defined terms used in this Agreement and each of such terms shall have the meanings given thereto wherever they are used:

Terms	Page

10% Cap	80

10% Claims Cap	81

17.5% Claims Cap	81

Acquired Companies	1

Acquired Interests	1

Acquired Interests Transfer Documents	70

Acquisition	1

Action	30

Actions	30

Actual Deficit	8

Actual Excess	8

ADA	43

ADEA	43

Adjusted EBITDA	10

Affiliate	50

Agreement	1

Allocation	19

Amount Realized	19

Anti-Corruption Laws	53

Applicable Laws	30

APR Stock Payments	6

APR Stock Recipient	6

APR Unit Agreements	9

Assessments	45

Assets	54

Average Closing Price	9

Backlog	52

Base Consideration Pro Rata Share	3

Broker Fees	74

Business Day	96

Cash Consideration	2

CERCLA	46

Claims Period	78

Closing	72

Closing Date	1

Closing Date Debt	9

Closing Date NWC	2

Closing Date NWC Statement	6

COBRA	41

Code	34

Companies	1

Company Actions	30

Company Activities	60

Company Benefit Plan	38

Company Contract	30

Company Contracts	30

Company Domain Names	49

Company Licensed Software	49

Company Multiemployer Plan	38

Company Other Plan	38

Company Proprietary Software	49

Company Software	49

Competing Business	60

Confidential Information	60

Contingent Cash Consideration	12

Contingent Consideration	10

Contingent Consideration Pro Rata Share	3

Contingent Stock Consideration	12

Control	50

Controlled	50

Controlling	50

Customer Claims Caps	81

Customer Contracts	31

Customer-Related Claims	74

De Minimis Threshold	79

Deductible	79

Draft Allocation	19

Earnout Action	15

Earnout Adjustment Notice	16

Earnout Change in Control Event	17

Earnout Claims Excess	11

Earnout Deadline	11

Earnout Deficit	12

Earnout Dispute Expenses	14

Earnout Dispute Notice	13

Earnout Expert Notice	14

Earnout Loss Excess	11

Earnout Notice	13

Earnout Notice Review Period	13

Earnout Payment Date	15

Earnout Payment Notice	15

Earnout Period	10

Earnout Period Claims	11

Earnout Period Losses	11

Employee Benefit Plan	38

Employment Agreement	70

Environment	47

Environmental, Health and Safety Requirements	47

Equity Interest Agreements	21

ERISA	38

ERISA Affiliate	38

Escrow Account Balance	83

Escrow Agent	3

Escrow Agreement	3

Escrow Amount	3

Escrow Fund	3

Escrow Period	83

Estimated Closing Date NWC	3

Estimated Excess	4

Events	29

Exchange Act	17

Existing Employment Agreements	37

Existing Service Relationships	36

Expert	7

Final Allocation	19

Final Earnout Notice	11

Financial Statements	26

First Set Claims	81

Fiscal Year End Balance Sheet Date	26

FLSA	43

FMLA	43

Fundamental Representations	78

GAAP	7

General Partners	1

Governmental Entities	22

Governmental Entity	22

GP Purchaser	1

Gurantor	92

Hazardous Materials	48

Indemnified Party	76

Indemnifying Party	76

Intellectual Property	48

Interim Balance Sheet Date	26

Inventory	54

IP Agreements	48

IRCA	43

IRS	38

Knowledge	95

Known	95

Labor Agreements	42

Labor Laws	44

Leased Real Property	23

Legal Dispute	94

Licenses	53

Liens	2

Limited Partners	1

Lock-up Period	86

Losses	73

LP Purchaser	1

Most Recent Annual Report	85

Net Purchase Price	2

Net Working Capital	9

NLRB	42

Noncompete Period	60

NWC Dispute Expenses	8

NWC Dispute Notice	6

NWC Expert Notice	7

NWC Holdback Amount	4

NWC Holdback Deficit	4

NWC Holdback Fund	4

NWC Target	2

NYSE	9

Obligations	92

OPA90	46

Open Job	52

Open Job Contracts	52

Open Jobs	52

Organizational Documents	22

OSHA	43

Parties	1

Partner	1

Partner Ancillary Documents	20

Partner Indemnified Claims	75

Partner Indemnified Parties	75

Partner Losses	75

Partners	1

Partners Representative	86

Party	1

Pending Claim Amount	83

Pending Claims	83

Permitted Liens	22

Person	50

Personal Property	25

Personal Property Contracts	25

Personal Property Leases	25

Pre-Closing Tax Excess Amount	64

Preferred Bidder Status	56

Pro Rata Share	3

Public Official	53

Purchase Price	2

Purchaser Ancillary Documents	57

Purchaser Indemnified Parties	73

Purchaser Losses	74

Purchasers	1

Quanta	1

Quanta Common Stock	2

Quanta SEC Reports	58

Real Property Leases	23

Related Party	50

Related Party Contracts	50

x

Related Party Loans	67

Related-Party Lease Agreement	70

Release	47

Release Date	83

Restricted Shares	58

SEC	17

Second Set Claims	81

Securities Act	27

Securities Laws	58

Significant Customers	50

Software Agreements	49

Special Representations	78

Stock Consideration	2

Straddle Period	64

Straddle Period Tax Excess Amount	65

Stronghold	1

Stronghold GP	1

Stronghold GP Interests	1

Stronghold Interests	1

Stronghold LP Interests	1

Stronghold LPs	1

Stronghold Specialty	1

Stronghold Specialty GP	1

Stronghold Specialty GP Interests	1

Stronghold Specialty Interests	1

Stronghold Specialty LPs	1

Surety Bonds and Agreements	55

Tax Authority	35

Tax Return	36

Taxes	36

Tecan	92

Territory	60

Third Set Claims	81

Trade Secrets	60

Transaction Payments	10

Union Organizing Activities	42

Unpaid Amounts	4

Voting Stock	17

WARN	44

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 20, 2017 (the “Closing Date”), is made and entered into by and among Quanta Energy Services, LLC, a Delaware limited liability company (the “LP Purchaser”), QES GP, LLC, a Delaware limited liability company (the “GP Purchaser” and, together with the LP Purchaser, the “Purchasers”), Quanta Services, Inc., a Delaware corporation (“Quanta”), and Joe Durham (as the Partners Representative and in his individual capacity for the limited purposes set forth herein), Hamdur, LLC, a Texas limited liability company and the general partner of Stronghold (as defined below) (“Stronghold GP”), Dellvar Investments, LLC, a Texas limited liability company and the general partner of Stronghold Specialty (as defined below) (“Stronghold Specialty GP” and, together with Stronghold GP, the “General Partners”), each of the limited partners (the “Stronghold LPs”) of Stronghold, Ltd., a Texas limited partnership (“Stronghold”), listed on Schedule 1.2 hereto, and each of the limited partners (the “Stronghold Specialty LPs” and, together with the Stronghold LPs, the “Limited Partners”) of Stronghold Specialty, Ltd., a Texas limited partnership (“Stronghold Specialty” and, together with Stronghold, the “Companies”), listed on Schedule 1.2 hereto. The General Partners and the Limited Partners are sometimes individually referred to herein as a “Partner” and collectively as the “Partners.” The Purchasers, Quanta and the Partners are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, (i) Stronghold GP and the Stronghold LPs, collectively, currently own all of the issued and outstanding general partner interests (the “Stronghold GP Interests”) and limited partner interests (the “Stronghold LP Interests” and, together with the Stronghold GP Interests, the “Stronghold Interests”) of Stronghold; and (ii) Stronghold Specialty GP and the Stronghold Specialty LPs, collectively, currently own all of issued and outstanding general partner interests (the “Stronghold Specialty GP Interests”) and limited partner interests (the “Stronghold Specialty LP Interests” and, together with the Stronghold Specialty GP Interests, the “Stronghold Specialty Interests”; the Stronghold Specialty Interests, together with the Stronghold Interests, the “Acquired Interests”) of Stronghold Specialty;
WHEREAS, the Companies, collectively, own, directly or indirectly, each of the entities listed on Schedule 2.4 hereto (each such entity, together with the Companies, the “Acquired Companies”);
WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Partners propose to sell to the Purchasers, and the Purchasers propose to purchase from the Partners, all of the Acquired Interests and the Acquired Companies (the “Acquisition”);
WHEREAS, the LP Purchaser is a wholly owned subsidiary of Quanta, and the GP Purchaser is a wholly owned subsidiary of the LP Purchaser;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition; and

WHEREAS, initially capitalized terms used in this Agreement shall have the meaning ascribed to them on the pages specified above under the heading “Defined Terms.”
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE
Section 1.1    Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Partners will sell, transfer and deliver to the Purchasers, and the Purchasers will purchase and acquire from the Partners, all of the Acquired Interests, free and clear of all mortgages, liens (statutory or other), pledges, hypothecations, security interests, assignments, charges, claims, community property interests, conditions, options, equitable interests, rights of first refusal, restrictions of any kind and encumbrances of any nature whatsoever (collectively, “Liens”), other than those (a) arising pursuant to applicable Securities Laws, (b) contained in the Organizational Documents of an Acquired Company, (c) created by the Purchasers or their Affiliates or (d) as shall be released, waived or otherwise terminated in connection with the Closing.
Section 1.2    Purchase Price. The aggregate amount to be paid for the Acquired Interests and the covenants in Section 4.4 hereof shall be FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000), subject to the following adjustments: (i) minus the amount, if any, by which the Net Working Capital of the Acquired Companies as of the Closing Date (the “Closing Date NWC”) is less than FIFTY NINE MILLION DOLLARS ($59,000,000) (the “NWC Target”), (ii) plus the amount, if any, by which the Closing Date NWC is more than the NWC Target, and (iii) plus the Contingent Consideration, if any, which shall be paid in accordance with Section 1.7 and Section 1.8 (such amount, as adjusted pursuant to clauses (i) through (iii), is referred to as the “Purchase Price”). An amount equal to the Purchase Price minus the aggregate amount of the Closing Date Debt and the Transaction Payments (the “Net Purchase Price”) shall be payable, subject to the terms and conditions of this Agreement, by the Purchasers to the Partners as follows:
(a)    an amount equal to (i) the product of (A) thirty percent (30%) and (B) the Net Purchase Price minus (ii) the aggregate amount of the APR Stock Payments will be payable in shares of common stock of Quanta, par value $0.00001 (“Quanta Common Stock”) (the amount so payable is hereinafter referred to as the “Stock Consideration”), in a number equal to such amount divided by the Average Closing Price and issuable to the Partners as of the Closing in accordance with Section 1.4; and
(b)    an amount equal to (i) the product of (A) seventy percent (70%) and (B) the Net Purchase Price, plus (ii) the aggregate amount of the APR Stock Payments will be payable in cash (the amount so payable, exclusive of any Contingent Cash Consideration, is hereinafter referred to as the “Cash Consideration”) at the Closing in accordance with Section 1.3.

Notwithstanding anything to the contrary in this Agreement, the Purchasers may, in their sole discretion, elect to pay any or all of that portion of the Purchase Price to be paid by issuance of the Stock Consideration pursuant to Section 1.2(a) in cash instead of Quanta Common Stock, in full satisfaction of any and all of the obligations of the Purchasers and Quanta in respect of such portion of the Stock Consideration and, if the Purchasers elect to exercise such right to pay any or all of such portion of the Purchase Price in cash: (i) that portion of the Purchase Price to be paid by the delivery of such portion of the Stock Consideration shall instead form part of the Cash Consideration and shall be subject to all of the provisions of this Agreement applicable to the Cash Consideration, mutatis mutandis, and; (ii) the Purchasers shall be under no obligation to deliver such portion of the Stock Consideration pursuant to this Section 1.2, under Section 1.4 or otherwise, and the provisions of Section 3.5, Section 5.2(k) and Article IX shall no longer be applicable with respect to such portion of the Stock Consideration.
Schedule 1.2 sets forth (i) a detailed itemization of the Partners’ estimate, prepared in good faith, of the Closing Date NWC as of the Closing Date (the “Estimated Closing Date NWC”), (ii) a detailed itemization of the Closing Date Debt as represented by the Partners, (iii) a detailed itemization of the Transaction Payments as represented by the Partners, (iv) the Partners’ calculation of the Cash Consideration, (v) the portion of the Cash Consideration and Stock Consideration allocated to each Partner (the percentage allocable to each Partner, such Partner’s “Base Consideration Pro Rata Share”) and the portion of the Contingent Cash Consideration and Contingent Stock Consideration allocated to each Partner (the “Contingent Consideration Pro Rata Share”), (vi) the portion of the Cash Consideration payable to each Partner, (vii) the Partners’ calculation of the Stock Consideration, including the calculation of the Average Closing Price and the number of shares comprising the Stock Consideration, and (viii) the portion of the Stock Consideration payable to each Partner, in each case as of the Closing Date.
For purposes of this Agreement, “Pro Rata Share” means, with respect to a Partner as of any date of determination, a percentage determined by dividing (a) the sum of (i) the product of (A) such Partner’s Base Consideration Pro Rata Share multiplied by (B) the Purchase Price less the Contingent Consideration; and (ii) the product of (A) such Partner’s Contingent Consideration Pro Rata Share multiplied by (B) the Contingent Consideration actually paid as of such date of determination; and (b) the Purchase Price.
Section 1.3    Cash Payments.
(a)    On the Closing Date, the Purchasers shall:
(i)    pay or cause to be paid the sum of TWENTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($22,500,000) in cash (the “Escrow Amount”) to Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), to hold the Escrow Amount in accordance with the terms of the escrow agreement to be entered into by the Purchasers, the Partners Representative and the Escrow Agent at Closing in substantially the form attached as Exhibit 1.3(a)(i) (the “Escrow Agreement”) for the purpose of providing a non-exclusive remedy for satisfying, to the extent of such Escrow Amount (together with any interest earned thereon, the “Escrow Fund”), (A) claims of indemnification for Purchaser Losses brought by any of the Purchaser Indemnified Parties against the Partners or any of them pursuant to and in accordance with Section 8.1 and (B) any payment obligation of a Partner pursuant to this Agreement in the event such Partner does not make a cash payment in an amount equal to its Pro Rata Share in accordance with the terms to this Agreement (any such unpaid amounts, the “Unpaid Amounts”);
(ii)    pay or cause to be paid the sum of ELEVEN MILLION DOLLARS ($11,000,000) (the “NWC Holdback Amount”) in cash to the Escrow Agent in an account separate and apart from the Escrow Amount, to hold the NWC Holdback Amount (together with any interest earned thereon, the “NWC Holdback Fund”) in accordance with the terms of the Escrow Agreement; and
(iii)    pay or cause to be paid to the Partners, in accordance with Schedule 1.2, an amount equal to the Cash Consideration (not including any amount attributable to Contingent Consideration) minus the sum of the NWC Holdback Amount and the Escrow Amount plus the amount (if any) by which the Estimated Closing Date NWC exceeds the NWC Target (the “Estimated Excess”); provided, however, that any adjustment to the Purchase Price related to the final determination of Closing Date NWC shall be made in accordance with Section 1.3(d).
(b)    Except as set forth on Schedule 1.2 and as set forth in Section 1.4(b), on the Closing Date, the Purchasers will pay off, or cause to be paid off, the Closing Date Debt (without duplication of any deduction to the Purchase Price).
(c)    In addition, on the Closing Date, the Purchasers shall pay, or cause to be paid, the Transaction Payments as set forth on Schedule 1.2.
(d)    Promptly (and in any event, within five (5) Business Days) after the determination of the Closing Date NWC becomes final, conclusive and binding on the Parties in accordance with Section 1.5:
(i)    if there is an Actual Deficit, then (A) if the NWC Holdback Fund is greater than the Actual Deficit, the Purchasers and the Partners Representative shall execute and deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to (1) release a portion of the NWC Holdback Fund that is equal to the amount of the Actual Deficit to the Purchasers, and (2) release the remainder of the NWC Holdback Fund (after taking into account the release of the Actual Deficit in accordance with the immediately preceding clause (1)) to the Partners Representative (on behalf of the Partners), and (B) if the NWC Holdback Fund is less than the Actual Deficit (such deficit, the “NWC Holdback Deficit”), (1) the Purchasers and the Partners Representative shall execute and deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the NWC Holdback Fund to the Purchasers and (2) each Partner shall be severally, and not jointly, liable for, and shall make a cash payment in an amount equal to, its Pro Rata Share of the NWC Holdback Deficit to the Purchasers;
(ii)    if there is an Actual Excess, then (A) the Purchasers and the Partners Representative shall execute and deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the NWC Holdback Fund to the Partners Representative (on behalf of the Partners) and (B) the Purchasers shall make a cash payment in an amount equal to the Actual Excess to the Partners Representative (on behalf of the Partners); and
(iii)    if there is no Actual Deficit and no Actual Excess, then the Purchasers and the Partners Representative shall execute and deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the NWC Holdback Fund to the Partners Representative (on behalf of the Partners).
(e)    All cash payments required under this Section 1.3 shall be made by wire transfer of immediately available funds to such bank account(s) as set forth on Schedule 1.3. Schedule 1.3 sets forth (i) wire transfer instructions for payment of the Cash Consideration to the Partners pursuant to Section 1.3(a)(iii) and for the payment of the Escrow Amount and NWC Holdback Amount to be made to the Escrow Agent pursuant to Section 1.3(a)(i) and Section 1.3(a)(ii), (ii) wire transfer instructions for all payments in respect of Closing Date Debt to be made by the Purchasers pursuant to Section 1.3(b); (iii) wire transfer instructions for all payments in respect of Transaction Payments to be made by the Purchasers pursuant to Section 1.3(c), (iv) the amount of each Transaction Payment and current payoff amounts with per diems for all the Closing Date Debt (including the number of shares of Quanta Common Stock to be issued in respect of APR Stock Payments, calculated based on the Average Closing Price), in each case as of the Closing Date and (v) wire transfer instructions for all payments to be made pursuant to Section 1.3(d).
Section 1.4    Payment of Stock Consideration; APR Unit Agreements.
(a)    Stock Consideration.
(i)    At the Closing, Quanta shall deliver or cause to be delivered to the Partners Representative (on behalf of the Partners), subject to and conditioned upon each respective Partner timely providing Quanta all information and documents as required pursuant to Section 5.2(k)(i), a copy of an instruction letter to Quanta’s transfer agent, duly executed by an authorized Quanta signatory, directing that the shares of Quanta Common Stock comprising the Stock Consideration be issued in the name of the respective Partners in book-entry form bearing the legends set forth in Section 9.1 and Section 9.3. Subject to the preceding sentence, Quanta shall (1) cause its transfer agent to provide written confirmation of the issuance of such Stock Consideration in book-entry form to the Partners no later than five (5) Business Days after the Closing Date and (2) use commercially reasonable efforts (without any obligation to incur any costs or expenses) to cause its transfer agent to provide oral confirmation of the issuance of such Stock Consideration in book-entry form on the Closing Date.
(ii)    No fractional shares of Quanta Common Stock shall be issued as Stock Consideration, and each Partner shall be entitled to receive the nearest whole share of Quanta Common Stock rounded upwards, without reducing the amount of the Cash Consideration payable pursuant to this Agreement.

(b)    APR Unit Agreements.
(i)    Notwithstanding Section 1.3(b), at the Closing, Quanta shall deliver or cause to be delivered to the Partners Representative (on behalf of the APR Stock Recipients), subject to and conditioned upon each respective APR Stock Recipient timely providing Quanta all information and documents as required pursuant to Section 5.2(k)(ii), a copy of an instruction letter to Quanta’s transfer agent, duly executed by an authorized Quanta signatory, directing that the shares of Quanta Common Stock comprising payment of certain amounts of Closing Date Debt (the “APR Stock Payments”) be issued to each holder of an APR Unit Agreement that is designated as receiving Quanta Common Stock in respect thereof on Schedule 1.3 (each, an “APR Stock Recipient”), in each case in book-entry form bearing the legends set forth in Section 9.1 and Section 9.3. Subject to the preceding sentence, Quanta shall cause its transfer agent to provide confirmation of the issuance of such APR Stock Payments in book-entry form to the APR Stock Recipients no later than five (5) Business Days after the Closing Date.
(ii)    No fractional shares of Quanta Common Stock shall be issued as APR Stock Payments, and each APR Stock Recipient shall be entitled to receive the nearest whole share of Quanta Common Stock rounded upwards, without increasing the amount of Closing Date Debt, as applicable, payable pursuant to this Agreement.
Section 1.5    Closing Date NWC.
(a)    The Purchasers shall, with the reasonable assistance of the Partners and the Partners Representative upon reasonable notice (so long as such Partners or the Partners Representative, as applicable, are employees of Quanta or one of its subsidiaries), provide to the Partners Representative as soon as reasonably possible (and, in any event, within ninety (90) days, which deadline may be extended by written agreement (including through electronic mail) of the Purchasers and the Partners Representative) after the Closing Date a statement (the “Closing Date NWC Statement”) that sets forth the Purchasers’ calculation of the Closing Date NWC (which may be positive or negative) together with a consolidated income statement and balance sheet for the Acquired Companies as of the Closing along with supporting documentation for applicable balance sheet accounts supporting that calculation. If the Purchasers do not deliver a Closing Date NWC Statement within such ninety (90) day period (as may be extended pursuant to Section 1.5(a)), then the Closing Date NWC shall be equal to the Estimated Closing Date NWC provided pursuant to Section 1.2 and shall be final, conclusive and binding on the Parties for all purposes of this Agreement.
(b)    The Purchasers shall provide the Partners Representative and his appropriate advisers with reasonable access during normal business hours to all books of account, other records and employees of the Acquired Companies that the Partners Representative may reasonably request to allow them to evaluate the Closing Date NWC Statement.
(c)    Within forty-five (45) days after the Closing Date NWC Statement is received by the Partners Representative from the Purchasers, the Partners Representative may give notice (a “NWC Dispute Notice”) to the Purchasers of any changes that he considers should be made to the Closing Date NWC Statement, setting out for each change:

(i)    reasonably supporting details of the change;
(ii)    a separate dollar value for the change; and
(iii)    details of the reasons why the Partners Representative believes the change should be made.
If the Purchasers do not receive a NWC Dispute Notice within such forty-five (45)-day period, then the Closing Date NWC shall be the amount set forth in the Closing Date NWC Statement and shall be final, conclusive and binding on the Parties for all purposes of this Agreement.
(d)    If the Partners Representative timely delivers a NWC Dispute Notice to the Purchasers, the Purchasers and the Partners Representative shall negotiate in good faith with a view to resolving their disagreements with respect to the Closing Date NWC. If the Purchasers and the Partners Representative resolve their disagreements with respect to the Closing Date NWC, the Closing Date NWC agreed upon by them shall be final, conclusive and binding on the Parties for all purposes of this Agreement. If the Purchasers and the Partners Representative are unable to resolve each of their disagreements with respect to the Closing Date NWC within fifteen (15) Business Days of the delivery of the NWC Dispute Notice, then either the Purchasers or the Partners Representative may deliver written notice to the other(s) (the “NWC Expert Notice”) requiring that such remaining disagreements be referred to Grant Thornton LLP or, if such firm is unable or unwilling to accept such role, a firm of appropriate reputation, standing, expertise and relevant experience in accounting or tax, as applicable, who shall be independent on such assignment and not then representing any Purchaser, Quanta or any Partner in any matter, as selected by mutual agreement of the Purchasers and the Partners Representative (the “Expert”). If Grant Thornton LLP is unable or unwilling to accept such role and the Purchasers and the Partners Representative fail to agree on the selection of the Expert within five (5) Business Days of the delivery of the NWC Expert Notice, the Purchasers shall promptly appoint a third party accountant representative and the Partners Representative shall promptly appoint a third party accountant representative and such accountants shall, within five (5) Business Days after their appointment, jointly select the Expert. The Purchasers and the Partners Representative shall instruct the Expert to (i) determine (A) the Closing Date NWC in accordance with this Agreement, including with respect to the definitions set forth in Section 1.6 and (B) the allocation of costs and expenses in accordance with the last sentence of this Section 1.5(d); (ii) notify the Purchasers and the Partners Representative of those determinations in writing as promptly as practicable after being appointed (but in any event within thirty (30) days of being appointed (or such other period as may be agreed between the Purchasers and the Partners Representative)); (iii) in making its determinations, apply United States generally accepted accounting principles (“GAAP”), but consistent with the provisions for determination of Closing Date NWC under this Agreement and applied on a basis consistent with the Financial Statements; (iv) limit its review and determination of the Closing Date NWC only to those matters set out in the NWC Dispute Notice which remain the subject of disagreement between the Purchasers and the Partners Representative; and (v) base its determination solely on the materials submitted by the Partners Representative and the Purchasers, without conducting any independent investigation. The Purchasers and the Partners Representative shall each promptly supply to the Expert any information, assistance and cooperation that the Expert may reasonably request in connection with such determination. All correspondence between the

Expert and the Purchasers or the Partners Representative (or their respective advisers) must be copied to the other Party. In resolving any disagreement with respect to the Closing Date NWC, the Expert may not assign a value to any such disputed item greater than the greatest value for such disputed item claimed by either the Purchasers, on the one hand, or the Partners Representative, on the other hand, or less than the smallest value for such disputed value for such disputed item claimed by either of them. The Purchasers and the Partners Representative shall instruct the Expert to make its determination within thirty (30) days after submission of the written positions. The Expert’s determination of the Closing Date NWC shall constitute an arbitral award that is final, conclusive and binding on the Parties for all purposes of this Agreement, non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. Notwithstanding anything to the contrary herein, the processes and procedures to be used by the Parties and the Expert in connection with the determination by the Expert of Closing Date NWC shall be limited to those set forth in this Agreement, and no other arbitration rules or procedures shall apply in connection therewith. The fees and disbursements of the Expert and the out-of-pocket costs and expenses (including reasonable fees and expenses of outside legal counsel) of the Parties relating to the disputes submitted to the Expert pursuant to this Section 1.5(d) (collectively, the “NWC Dispute Expenses”) shall be borne (A) by the Partners on a several, and not joint, basis based on their respective Pro Rata Share, in that aggregate proportion equal to a fraction (expressed as a percentage), the numerator of which is equal to the Closing Date NWC proposed by the Partners Representative minus the Closing Date NWC determined by the Expert, and the denominator of which is equal to the Closing Date NWC proposed by the Partners Representative minus the Closing Date NWC proposed by the Purchasers and (B) by the Purchasers in that proportion equal to a fraction (expressed as a percentage), equal to one (1) minus the fraction described in clause (A). For example, if (x) the Partners Representative claims that the Closing Date NWC should be $10,000 and the Purchasers claim that the Closing Date NWC should be $8,000, (y) the Expert determines that the Closing Date NWC should be $9,200 and (z) the NWC Dispute Expenses are $100, then (A) each Partner shall be liable on a several, and not joint, basis for, and shall pay an amount equal to, its Pro Rata Share of forty percent (40%) of the NWC Dispute Expenses (i.e., an aggregate amount of $40) and (B) the Purchasers shall pay sixty percent (60%) of the NWC Dispute Expenses (i.e., an aggregate amount of $60).
Section 1.6    Definitions. The following definitions apply unless the context requires otherwise.
(a)    “Actual Deficit” means the amount (if any) by which (i) the Closing Date NWC (as finally determined pursuant to Section 1.5) is less than (ii) the sum of (A) the NWC Target plus (B) the Estimated Excess; provided, however, that notwithstanding anything to the contrary contained herein, if such amount is less than or equal to $1,000,000, then the Actual Deficit shall be deemed to equal $0.
(b)    “Actual Excess” means the amount (if any) by which (i) the Closing Date NWC (as finally determined pursuant to Section 1.5) is more than (ii) the sum of (A) the NWC Target plus (B) the Estimated Excess; provided, however, that notwithstanding anything to the contrary contained herein, if such amount is less than or equal to $1,000,000, then the Actual Excess shall be deemed to equal $0.

(c)    “Average Closing Price” means the average closing price per share of Quanta Common Stock for the ten (10) consecutive trading days ending on the trading day that is three (3) trading days prior to the Closing Date or the Earnout Payment Date, as applicable, as reported on The New York Stock Exchange (the “NYSE”).
(d)    “Closing Date Debt” means an aggregate amount equal to the current and non-current portions of the indebtedness set forth on Schedule 1.2, in the amount outstanding as of the Closing Date, including prepayment fees and penalties related to the payoff of any of the foregoing as of the Closing, and any outstanding obligations or liabilities of the Acquired Companies pursuant to or arising out of the APR Unit Agreements set forth on Schedule 1.2 (the “APR Unit Agreements”) or any other equity-based interest or instrument, in each case, whether or not such items are included as indebtedness or liabilities in accordance with GAAP and whether short-term or long-term.
(e)    “Net Working Capital” means the amount, on a consolidated basis, equal to:
(i)    the aggregate sum for the Acquired Companies of all (A) cash and cash equivalents, (B) Inventory, (C) accounts receivable (without any allowance for doubtful accounts) and (D) any other non-cash or non-cash equivalent assets properly classified as current assets (including, without duplication, any costs and estimated earnings in excess of billings and other unbilled revenues or prepaid expenses such as prepaid rent, security deposits, prepaid insurance premiums and subscriptions), less
(ii)    the aggregate sum for the Acquired Companies of all (A) current liabilities (including, without duplication, accounts payable, issued and outstanding checks and any other payment in process initiated on or prior to the Closing but not yet cleared by the applicable bank, accrued liabilities for Taxes, interest, warranty claims (including under Customer Contracts), payroll and other expenses incurred on or prior to the Closing, billings in excess of costs and estimated earnings and other deferred revenues, and loans payable to shareholders) and (B) current and non-current portions of bank and other indebtedness (including capital leases, whether or not reflected as such in the Financial Statements) to the extent such amounts in this clause (B) are not included in the Net Purchase Price calculation as Closing Date Debt in Section 1.2 above, all as determined on an accrual basis in accordance with GAAP, but applied on a basis consistent with the Financial Statements (including using the completed contract method of accounting for purposes of revenue recognition).
Notwithstanding the foregoing, Net Working Capital shall not (x) other than accrued rent under related-party leases, include any amounts owed to or from the Acquired Companies by or to any of the Partners, any Affiliate of any Partner, or any person related (by blood, marriage, or otherwise) to any Partner, all of which amounts shall have been repaid or otherwise satisfied in full prior to the Closing, (y) take into account any (i) deferred Tax assets or liabilities established to reflect timing differences between book and Tax income or (ii) Transaction Payments paid at Closing, or (z) include accruals with respect to vacation time and bonuses (except, in the case of bonuses, to the extent that the aggregate estimated bonus obligations exceed the prior year aggregate bonus payments).
(f)    “Transaction Payments” means, without duplication of any actual amounts included in the calculation of Closing Date Debt, the aggregate amount of any and all obligations of the Acquired Companies and the Partners actually payable as a result of or in connection with the negotiation, execution or consummation of the Acquisition under any success, termination, severance, assignment, change of control, sale bonus, incentive, retention, broker, finder, financial or legal advisor or other agreement, including any legal, accounting or other advisory fees and any Taxes related to any such obligations.
Section 1.7    Contingent Consideration.
(a)    Calculation. The Partners shall be entitled to receive additional consideration for the Acquired Interests (all such consideration and amounts, collectively the “Contingent Consideration”) based on the amount of Adjusted EBITDA generated by the Acquired Companies during the three-year period beginning on the day following the Closing and ending on July 31, 2020 (the “Earnout Period”), and any such Contingent Consideration shall be treated as an adjustment to the Purchase Price. If such Adjusted EBITDA exceeds the amount set forth on Schedule 1.7(a) under the heading “Earnout Threshold” during the Earnout Period, then the amount of Contingent Consideration paid by the Purchasers to the Partners Representative (on behalf of the Partners) shall be calculated as set forth on Schedule 1.7(a); provided, however, that in no event shall the aggregate Contingent Consideration exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) regardless of the amount of such Adjusted EBITDA. For purposes of this Section 1.7, the term “Adjusted EBITDA” shall be calculated in accordance with Schedule 1.7(b).
(b)    Lookback, Claims and Losses.
(i)    Notwithstanding anything to the contrary in this Section 1.7, the calculation of Adjusted EBITDA for the Earnout Period that was delivered pursuant to Section 1.7(d) shall include a “lookback” analysis on each job in progress that is not completed as of the end of the Earnout Period which will compare the profit estimate as of the end of the Earnout Period for each such job to the latest available estimate of the profitability for such job, with any change in profitability for any such job resulting in a corresponding revision to Adjusted EBITDA (upwards or downwards). This lookback analysis will include, but not be limited to, an assessment of outstanding accounts receivable (and their collectability as determined in accordance with GAAP), costs and estimated earnings in excess of billings, unbilled revenues, billings in excess of costs and estimated earnings, deferred revenue and the earnings and profit margin recognized for such uncompleted jobs.
(ii)    In addition, to the extent that, either prior to or following the expiration of the Earnout Period (but in all cases within 180 days of the expiration of the Earnout Period), the Acquired Companies assert any claims or change orders related to activities occurring during the Earnout Period (less any out-of-pocket costs and expenses (including reasonable fees and expenses of outside legal counsel) of the Parties incurred in connection with the collection thereof) (“Earnout Period Claims”), the value of such Earnout Period Claims shall be included in the determination of Adjusted EBITDA only to the extent such Earnout Period Claims are actually collected by the Acquired Companies and not repaid, returned or forfeited prior to the delivery of the Earnout Notice. Similarly, to the extent that, either prior to or following the expiration of the Earnout Period (but in all cases within 180 days of the expiration of the Earnout Period), any Person asserts any claims, counter-claims or other Losses against the Acquired Companies related to any activities occurring during the Earnout Period (plus any out-of-pocket costs and expenses (including reasonable fees and expenses of outside legal counsel) of the Parties incurred in connection therewith) (“Earnout Period Losses”), the calculation of Adjusted EBITDA shall be reduced by such Earnout Period Losses only to the extent such Earnout Period Losses are actually paid by the Acquired Companies prior to the delivery of the Earnout Notice.
(iii)    During the period beginning on the date of delivery of the Earnout Notice and ending on the date that is the first (1st) anniversary of the expiration of the Earnout Period (the “Earnout Deadline”), if the Earnout Period Claims that (A) were not included in the calculation of Contingent Consideration and (B) are actually collected or accrued (in accordance with GAAP), in each case, on or prior to the Earnout Deadline exceed the Earnout Period Losses that (1) were not included in the calculation of Contingent Consideration and (2) are actually paid or accrued (in accordance with GAAP), in each case, on or prior to the Earnout Deadline (such excess, the “Earnout Claims Excess”), then an amount equal to the Earnout Claims Excess shall be added to Adjusted EBITDA for purposes of calculating Contingent Consideration, with any amounts payable as a result thereof being treated as a payment of additional Contingent Consideration. Alternatively, if the Earnout Period Losses that (x) were not included in the calculation of Contingent Consideration and (y) are actually paid or accrued (in accordance with GAAP), in each case on or prior to the Earnout Deadline, exceed the Earnout Period Claims that (I) were not included in the calculation of Contingent Consideration and (II) are actually collected or accrued (in accordance with GAAP), in each case on or prior to the Earnout Deadline (such excess, the “Earnout Loss Excess”), then an amount equal to the Earnout Loss Excess shall be deducted from Adjusted EBITDA for purposes of calculating Contingent Consideration. The Parties shall promptly notify each other upon becoming aware of any potential Earnout Period Claims or Earnout Period Losses. Within thirty (30) days following the Earnout Deadline, the Purchasers shall deliver or cause to be delivered to the Partners Representative a statement that sets forth the Purchasers’ calculation of the Earnout Claims Excess or Earnout Loss Excess (as applicable) together with itemized schedules supporting that calculation (the “Final Earnout Notice”). After receipt of the Final Earnout Notice, the Partners Representative shall have thirty (30) days to review such notice, and if the Partners Representative delivers written notice to the Purchasers within such thirty (30) day period stating that the Partners Representative objects to such calculation and specifying in reasonable detail the basis for such objection and the dollar amount of such disputed items, the Partners Representative and the Purchasers will negotiate in good faith with a view to resolving their disagreements with respect to, and finally determine and agree upon, such disputed items as promptly as practicable. If the Purchasers and the Partners Representative resolve their disagreements with respect to such disputed items, the amount of the Earnout Claims Excess or Earnout Loss Excess (as applicable) agreed upon by them shall be final, conclusive and binding on the Parties for all purposes of this Agreement. If the Partners Representative does not deliver notice of any such dispute within such thirty (30) day period, then the Partners Representative shall be deemed to have accepted and agreed to the amount of the Earnout Claims Excess or Earnout Loss Excess (as applicable) set forth in such statement delivered by the Purchasers pursuant to this Section 1.7(b)(iii). If the Partners Representative timely delivers notice of any such dispute and the Partners Representative and the Purchasers are unable to agree upon the amount of the Earnout Claims Excess or Earnout Loss Excess (as applicable) within fifteen (15) days of the delivery of such objection notice, then the Parties shall resolve such dispute in accordance with the procedures set forth in Section 1.7(e)(iii). Upon final determination of the Earnout Claims Excess or Earnout Loss Excess (as applicable) in accordance with the foregoing, if such amount would (i) result in additional Contingent Consideration, such additional amount shall be paid by the Purchasers in accordance with Section 1.7(c); or (ii) result in a reduction in Contingent Consideration following the prior payment of Contingent Consideration pursuant to the terms of this Agreement, each Partner shall be liable on a several, and not joint, basis for, and shall pay to the Purchasers, its Pro Rata Share of an amount in cash equal to such reduction (an “Earnout Deficit”), in each case within five (5) Business Days of the final determination of such amount.
(c)    Form of Payment. Any Contingent Consideration owed to the Partners pursuant to this Section 1.7 shall be paid by the Purchasers as follows: (i) seventy percent (70%) in the form of cash, paid by wire transfer of immediately available funds to such accounts designated in writing by the Partners Representative, including wire transfer instructions (all such cash amounts, the “Contingent Cash Consideration”), and (ii) thirty percent (30%) in the form of shares of Quanta Common Stock (all such shares, the “Contingent Stock Consideration”), as further provided in Section 1.8. Notwithstanding anything to the contrary in this Agreement, if the Purchasers owe any Contingent Stock Consideration pursuant to the terms of this Section 1.7, the Purchasers may, in their sole discretion, elect to pay any or all of the Contingent Stock Consideration in cash instead of shares of Quanta Common Stock in full satisfaction of any and all of the obligations of the Purchasers and Quanta in respect of such Contingent Stock Consideration and, if the Purchasers elect to exercise such right to pay any or all of the Contingent Stock Consideration in cash: (A) that portion of such Contingent Stock Consideration shall instead form part of the Contingent Cash Consideration and shall be subject to all of the provisions of this Agreement applicable to the Contingent Cash Consideration, mutatis mutandis; (B) the Purchasers shall be under no obligation to deliver such portion of the Contingent Stock Consideration pursuant to this Section 1.7, under Section 1.8 or otherwise, and the provisions of Section 3.5, Section 5.2(k) and Article IX shall no longer be applicable with respect to such portion of the Contingent Stock Consideration; and (C) the Purchasers’ decision to pay any or all of such portion of the Contingent Consideration in cash shall be independent of the

Purchasers’ decision to pay in cash any other portion of the Purchase Price otherwise payable in shares of Quanta Common Stock.
(d)    Earnout Notice. Within one hundred eighty (180) days following the end of the Earnout Period, the Purchasers shall deliver or cause to be delivered to the Partners Representative the consolidated balance sheet and income statement of the Acquired Companies for the Earnout Period, specifying the Purchasers’ calculation of the Acquired Companies’ Adjusted EBITDA for the Earnout Period and showing in reasonable detail the computation thereof (including any equitable adjustments pursuant to Section 1.7(f)) and, based thereon, the Purchasers’ calculation of the amount of Contingent Consideration to be paid pursuant to Section 1.7(a) (the “Earnout Notice”).
(e)    Right to Inspect Books and Records; Earnout Dispute Resolution.
(i)    After receipt of the Earnout Notice, the Partners Representative shall have thirty (30) days to review such Earnout Notice (the “Earnout Notice Review Period”). During the Earnout Notice Review Period, the Purchasers shall (A) provide the Partners Representative and his authorized representatives, upon reasonable notice, reasonable access during normal business hours to the books, records and employees of the Acquired Companies (subject to the Partners Representative and his representatives entering into customary confidentiality and access agreement(s) as appropriate), in order for them to review the method of preparation of the Earnout Notice and (B) cooperate with the Partners Representative and his authorized representatives, including the provision on a timely basis of information reasonably requested by the Partners Representative or his authorized representatives and necessary in reviewing the preparation of such Earnout Notice.
(ii)    If the Partners Representative delivers written notice (an “Earnout Dispute Notice”) to the Purchasers within the Earnout Notice Review Period stating that the Partners Representative objects to any item in such Earnout Notice, specifying in reasonable detail the basis for such objection and the dollar amount of such disputed items, the Partners Representative and the Purchasers will negotiate in good faith with a view to resolving their disagreements with respect to, and finally determine and agree upon, such disputed item as promptly as practicable. If the Purchasers and the Partners Representative resolve their disagreements with respect to such disputed items, the amount of the Acquired Companies’ Adjusted EBITDA for the Earnout Period and, based thereon, the calculation of the amount of Contingent Consideration to be paid pursuant to Section 1.7(a) agreed upon by them shall be final, conclusive and binding on the Parties for all purposes of this Agreement. If the Partners Representative does not deliver an Earnout Dispute Notice to the Purchasers within the Earnout Notice Review Period, then the Partners Representative shall be deemed to have accepted and agreed to the amount of Adjusted EBITDA and Purchasers’ calculation of the Contingent Consideration to be paid pursuant to Section 1.7(a) set forth in the Earnout Notice.
(iii)    If the Partners Representative and the Purchasers are unable to agree upon the Contingent Consideration within fifteen (15) days of the delivery of the Earnout Dispute Notice, then either the Purchasers or the Partners Representative may deliver written notice to the other(s) (the “Earnout Expert Notice”) requiring any remaining disputed items with respect to the Contingent Consideration be referred to the Expert, as selected in the manner provided in Section 1.5(d). Within five (5) Business Days of the delivery of the Earnout Expert Notice, each Party shall submit its written position with respect to such items remaining in dispute to the Expert. The Expert shall address only those disputed numerical inaccuracies and errors in the calculation of Adjusted EBITDA and may not determine a Contingent Consideration greater than the greatest amount claimed by the Partners Representative or smaller than the smallest amount claimed by the Purchasers. The Expert’s review and determination shall be limited to only those items remaining in dispute and base such determination solely on the materials submitted by the Partners Representative and the Purchasers, without conducting any independent investigation. The Purchasers and the Partners Representative shall each promptly supply to the Expert any information, assistance and cooperation that the Expert may reasonably request in connection with such determination. All correspondence between the Expert and the Purchasers or the Partners Representative (or their respective advisers) must be copied to the other Party. The Purchasers and the Partners Representative shall instruct the Expert to make its determination in writing as promptly as practicable after being appointed pursuant to this Section 1.7(e)(iii) (but in any event within thirty (30) days of such appointment) (or such other period as may be agreed between the Purchasers and the Partners Representative). The Expert’s determination pursuant to this Section 1.7(e)(iii) shall constitute an arbitral award that is final, conclusive and binding on the Parties for all purposes of this Agreement, non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. Notwithstanding anything to the contrary herein, the processes and procedures to be used by the Parties and the Expert in connection with the determination by the Expert of Adjusted EBITDA shall be limited to those set forth in this Agreement, and no other arbitration rules or procedures shall apply in connection therewith. The fees and disbursements of the Expert and the out-of-pocket costs and expenses (including reasonable fees and expenses of outside legal counsel) of the Parties relating to the disputes submitted to the Expert pursuant to this Section 1.7(e)(iii) (collectively, the “Earnout Dispute Expenses”) shall be borne (A) by the Partners, on a several, and not joint, basis based on their respective Pro Rata Share, in that aggregate proportion equal to a fraction (expressed as a percentage), the numerator of which is equal to the Contingent Consideration claimed by the Partners Representative minus the Contingent Consideration determined by the Expert, and the denominator of which is equal to the Contingent Consideration claimed by the Partners Representative minus the Contingent Consideration claimed by the Purchasers and (B) by the Purchasers in that proportion equal to a fraction (expressed as a percentage) equal to one (1) minus the fraction described in clause (A). For example, if (x) the Partners Representative claims that the Contingent Consideration should be $10,000 and the Purchasers claim that the Contingent Consideration should be $8,000, (y) the Expert determines that the Contingent Consideration should be $9,200 and (z) the Earnout Dispute Expenses are $100, then (A) each Partner shall be liable on a several, and not joint, basis for, and shall pay an amount equal to, its Pro Rata Share of forty percent (40%) of the Earnout Dispute Expenses (i.e., an aggregate amount of $40) and (B) the Purchasers shall pay sixty percent (60%) of the Earnout Dispute Expenses (i.e., an aggregate amount of $60).

(iv)    Payment of the Contingent Consideration, if any, shall be made within five (5) Business Days after such amount has been finally determined in accordance with this Section 1.7 and Section 1.8 (the “Earnout Payment Date”) and pursuant to a written notice of payment (the “Earnout Payment Notice”), which shall include, with respect to the Contingent Stock Consideration, (A) the calculation of the Contingent Stock Consideration, including the calculation of the Average Closing Price and the number of shares comprising the Contingent Stock Consideration, and (B) the portion of the Contingent Stock Consideration payable to each Partner on the Earnout Payment Date.
(f)    Post-Closing Operation of the Acquired Companies.
(i)    The Parties acknowledge and agree that, from and after the Closing Date, the management and operations of the Acquired Companies and their businesses will be at Quanta’s sole discretion and that, subject to the other provisions of this Agreement, including Section 1.7(f)(iii), neither Quanta nor the Purchasers shall have any obligation to operate the Acquired Companies in order to achieve any Contingent Consideration or to maximize the amount of any Contingent Consideration.
(ii)    Each of the Parties acknowledge that (A) the future performance of the Acquired Companies is subject to significant business, economic and competitive uncertainties and contingencies, (B) actual results of the Acquired Companies may vary from anticipated results and (C) there is no assurance that the Company will achieve any particular level of Adjusted EBITDA. Accordingly, except as expressly provided by this Agreement, none of the Parties or their respective Affiliates or their respective directors, officers, employees or agents makes any representations or warranties, express or implied, with respect to any Contingent Consideration or the future performance, prospects, financing or operations of the Acquired Companies, including any future Adjusted EBITDA. The Parties acknowledge that, except as expressly provided by this Agreement, the Purchasers have not promised or projected any Contingent Consideration, and the Parties solely intend the express provisions of this Agreement to govern this contractual relationship.
(iii)    To the extent that (A) Quanta or the Purchasers cause the Acquired Companies to be operated substantially outside the ordinary course of business and inconsistent with past practices of the Acquired Companies, (B) Quanta or the Purchasers cause any of the Acquired Companies to transfer or sell material assets (including employees or personnel) substantially outside the ordinary course of business and inconsistent with past practices of such applicable Acquired Company or (C) Quanta, the Purchasers, any of the Acquired Companies or any of their respective Affiliates divert to other Affiliates of Quanta business opportunities originated by any of the Acquired Companies or work completed by the employees or personnel of the Acquired Companies for which the Acquired Companies have the capacity and ability to perform and, in the case of any of clause (A), (B) or (C), such actions result in a material deviation to the Adjusted EBITDA of the Acquired Companies that is used to calculate the Contingent Consideration, if any, that is payable pursuant to this Agreement (any such actions, an “Earnout Adjustment Action”), then the Purchasers shall include in the Earnout Notice or the Final Earnout Notice, as applicable, a proposed equitable adjustment to the Contingent Consideration in favor of the Partners to take appropriate account of the change to the Adjusted EBITDA as a result of such Earnout Adjustment Action, it being agreed that with respect to clause (A) above, such equitable adjustment shall only result in the gain or loss associated with such Earnout Adjustment Action being excluded from the determination of Adjusted EBITDA with no other adjustment.
(iv)    Notwithstanding the foregoing, no equitable adjustment to the Contingent Consideration shall be made (A) to the extent an Earnout Adjustment Action is taken to comply with any Applicable Law; (B) in respect of any change or expansion of the Acquired Companies’ activities with respect to its existing business lines or any new business lines, in each case that are consistent with the Acquired Companies’ business plans as of immediately before Closing; or (C) where the Partners Representative has actual knowledge (and not simply reason to believe) of an actual Earnout Adjustment Action (including where an Acquired Company has taken affirmative action with potential third parties (including preliminary meetings with any such third parties) in pursuit of an Earnout Adjustment Action) and has not provided written notice to Quanta stating in reasonable detail his objection to such Earnout Adjustment Action (an “Earnout Adjustment Notice”) within thirty (30) days of the Partners Representative having such actual knowledge.
(g)    Tax Treatment. The Parties agree to treat any Contingent Consideration paid by the Purchasers to the Partners pursuant to this Section 1.7 as additional consideration paid for the purchase of Acquired Interests pursuant to this Agreement for all applicable Tax purposes, and no Party shall take a position on any Tax Return or other filings, or its books and records, that is inconsistent with this treatment, unless required by a change of Applicable Law effective after the date of this Agreement or a determination of a Governmental Entity that is final; provided that a portion of Contingent Consideration shall be treated as interest as required by U.S. Treasury Regulation Section 1.1275-4(c) Code and Section 1274 (and the other applicable provisions of the Code or other applicable Tax laws) using the discount rate specified therein to determine the imputed interest.
(h)    Non-Transferable; Non-Assignable; Contract Right. The right to receive the Contingent Consideration shall not be represented by any form of certificate or other instrument, is not assignable or transferable by any Partner (other than any transfer to an individual’s or trust’s heirs, beneficiaries, successors, assigns or personal representatives upon the death of such individual, by operation of law, will, intestate succession or otherwise) and may not be pledged or encumbered by any Partner. The right to receive the Contingent Consideration is a contractual right only and does not constitute an equity or ownership interest in the Acquired Companies, the Purchasers or Quanta. A holder of a right to receive the Contingent Consideration, in such capacity, shall not be deemed to be a stockholder, member or partner of the Acquired Companies, the Purchasers or Quanta, or have the right to vote, notice or any other rights of a stockholder, member or partner. It is not the intention of the parties to create, nor shall this Section 1.7 be deemed or construed to create, a partnership, joint venture or association, or a trust or other fiduciary relationship.

(i)    Forfeiture of Contingent Consideration. In addition to, and without limitation of, the Purchasers’ rights under Article VIII, payment of the Contingent Consideration is expressly conditioned upon and subject to compliance by the Partners of their obligations under Section 4.4, and the material failure by any Partner to comply with such obligations shall release the Purchasers from any further liability or obligation to make any payments in respect of any Contingent Consideration to such Partner and any Contingent Consideration then or thereafter due and payable by the Purchasers hereunder shall be reduced by such Partner’s Contingent Consideration Pro Rata Share.
(j)    Annual Estimates. Within thirty (30) days after the filing of Quanta’s Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (“SEC”) relating to a fiscal year completed during the Earnout Period, the Purchasers shall deliver or cause to be delivered to the Partners Representative an estimate of the Adjusted EBITDA of the Acquired Companies for the applicable portion of the Earnout Period, calculated by the Purchasers as set forth in this Section 1.7. For the avoidance of doubt, such estimated Adjusted EBITDA shall not be binding upon the Parties and shall not otherwise alter, limit or restrict the rights and obligations of the Parties under this Section 1.7.
(k)    Earnout Trigger Event. In the event of the occurrence of any of the following (an “Earnout Change in Control Event”) during the Earnout Period: (i) a Change in Control of Quanta and, within one (1) year of such Change in Control, the Chief Executive Officer of Quanta (or of the then-existing ultimate parent entity of Quanta immediately prior to such Change in Control) at the time of such Change in Control ceases to be employed in such officer’s current or higher position by Quanta (or then-existing ultimate parent entity of Quanta immediately prior to such Change in Control) or (ii) a Change in Control of the Acquired Companies, then the Partners shall be entitled to receive, and the Purchasers and Quanta shall pay, or cause to be paid to the Partners Representative (on behalf of the Partners), an aggregate amount equal to the sum of (x) the calculation of the Contingent Consideration for the completed interim period of the Earnout Period commencing on the first date of the Earnout Period and ending on the effective date of the Change in Control underlying such Earnout Change in Control Event) and (y) the pro rata portion of the Contingent Consideration attributable to the remainder of the Earnout Period following the effective date of the Change in Control underlying such Earnout Change in Control Event, in each case, as calculated in accordance with Schedule 1.7(k) and without any regard to the amount of the Adjusted EBITDA earned by the Acquired Companies in such period; provided, however, that with respect to clause (i) above, if Quanta is not the continuing or surviving entity immediately after such Change in Control, any Contingent Stock Consideration payable pursuant to this Section 1.7 shall be payable in publicly-traded securities of the Person who following such Change in Control, will own or control the voting securities or the assets and properties referenced in the definition of Change in Control below, or if such securities are not so publicly traded, in cash. For purposes hereof, a “Change in Control” shall mean, (1) with respect to Quanta, (A) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of in excess of fifty percent (50%) of the capital stock of Quanta entitled to vote for members of the board of directors or equivalent governing body of Quanta (“Voting Stock”); and (B) a sale of all or substantially all of the assets and properties of Quanta and its subsidiaries, taken as a whole, to a Person other than to an Affiliate of Quanta; and (2) with respect to the Acquired Companies, in a single or series of related transactions, (A) a direct or indirect sale of the equity interests in one or more of the Acquired Companies that hold all or substantially all of the assets of the Acquired Companies, taken as a whole, or (B) a sale of all or substantially all of the assets of the Acquired Companies, taken as a whole, in the case of each of clause (A) or (B), to a Person other than an Affiliate of Quanta. For the avoidance of doubt, a transaction will not be deemed to involve a “Change in Control” with respect to Quanta if (x) Quanta becomes a direct or indirect wholly-owned Subsidiary of a Person or directly or indirectly sells, transfers, conveys or otherwise disposes of all or substantially all of the assets and properties of Quanta to such Person or a Wholly-Owned Subsidiary thereof and (y)(i) the holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of Quanta’s Voting Stock immediately prior to that transaction or (ii) both (x) the holders of Quanta’s Voting Stock immediately prior to that transaction beneficially own, directly or indirectly, more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares, immediately following such transaction and (y) no person or group (other than a holding company satisfying the requirements of this sentence) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares, immediately following such transaction.
Section 1.8    Payment of Contingent Stock Consideration.
(a)    If any Contingent Stock Consideration is payable pursuant to Section 1.7, Quanta, on behalf of the Purchasers, shall deliver or cause to be delivered to the Partners, subject to and conditioned upon the respective Partner’s timely providing Quanta all information as required pursuant to Section 5.2(k) a copy of an instruction letter to Quanta’s transfer agent, duly executed by an authorized Quanta signatory, directing that the Contingent Stock Consideration be issued in book-entry form in the name of the respective Partners.
(b)    No fractional shares of Quanta Common Stock shall be issued as Contingent Stock Consideration, and each Partner shall be entitled to receive the nearest whole share of Quanta Common Stock rounded upwards, without reducing the amount of the Contingent Cash Consideration payable pursuant to this Agreement.
Section 1.9    Withholding Taxes. All payments and other consideration due to the Partners under this Agreement shall be made net of any applicable deduction or withholding for or on account of any Tax. If Quanta or the Purchasers determine that withholding is required pursuant to this Section 1.9, Quanta, the Purchasers, the Acquired Companies or any other applicable withholding agent, prior to deducting and withholding any amounts pursuant to this Section 1.9, shall notify the Person in respect of which such deduction or withholding will be made of such determination, with reasonable specificity. In the event Quanta or the Purchasers are required to withhold or deduct an amount for or on account of any Tax from any payment or other consideration due to the Partners under this Agreement and such amount is paid over to the appropriate Governmental Entity, the amount deducted or withheld shall be treated as paid to the person on whose behalf the amount is deducted or withheld for all purposes of this Agreement.

Section 1.10    Purchase Price Allocation. The amount of the Purchase Price (excluding any amount of the Escrow Funds and Contingent Consideration treated as interest for U.S. federal income tax purposes) plus the aggregate amount of all liabilities of the Acquired Companies that are treated for U.S. federal income tax purposes as consideration received by the Partners in the Acquisition (collectively, the “Amount Realized”) shall be allocated among the assets of the Acquired Companies for purposes of Section 751 of the Code and the statement required to be filed under Treas. Reg. § 1.751-1(a)(3) (and any similar provision of state, local or foreign Applicable Law, as applicable) (the “Allocation”). The Partners Representative shall provide Quanta with any information reasonably requested and required to prepare the Allocation. Quanta shall complete a draft Allocation and shall furnish the Partners Representative with a copy (the “Draft Allocation”) within sixty (60) days after the date on which the Closing Date NWC becomes final pursuant to Section 1.5. Unless the Partners Representative provides written notice to Quanta of any objections to the Draft Allocation within thirty (30) days after receipt thereof, the Draft Allocation shall become final (the “Final Allocation”); provided that, in the event the Amount Realized is subsequently adjusted as a result of this Agreement, Quanta shall prepare and furnish to the Partners Representative a revised Draft Allocation and the revised Draft Allocation shall become the Final Allocation unless the Partners Representative provides written notice to Quanta of any objections to such revised Draft Allocation within thirty (30) days after receipt thereof. If the Partners Representative timely provides written notice of objection to the Draft Allocation pursuant to the prior sentence, Quanta and the Partners Representative shall negotiate in good faith to resolve such objection(s). In the event Quanta and the Partners Representative fail to resolve such objection(s) within fifteen (15) days after delivery of the Partners Representative’s notice, either Quanta or the Partners Representative may deliver written notice to the other stating the intent to submit such dispute to the Expert, and within fifteen (15) Business Days of such notice, each Party shall submit its written position with respect to the items in dispute to the Expert for resolution under procedures similar to those described in Section 1.7(e)(iii). Quanta shall bear fifty percent (50%) of the fees of the Expert for resolution of any dispute under this Section 1.10, and each Partner shall be liable on a several, and not joint, basis for, and shall pay an amount equal to, its Pro Rata Share of the remainder of such fees. Upon the resolution of all disputed items with respect to the Draft Allocation pursuant to the foregoing procedures, the Draft Allocation shall become the Final Allocation. The Parties shall consistently report the Final Allocation for all Tax purposes, and shall not take or assert any position inconsistent therewith for any Tax purpose except to the extent required by Applicable Laws.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE PARTNERS
Each of the Partners hereby, severally and not jointly, represents and warrants to each of the Purchasers and Quanta that the statements contained in this Article II are true and correct as of the Closing Date. In addition, each of the Partners hereby acknowledges that the Purchasers and Quanta are relying on the representations and warranties set forth in this Article II in connection with their execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement.
Section 2.1    Organization. Each of the General Partners and the Acquired Companies is a limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and is not a reporting issuer (as such term is defined or used under U.S. securities laws). Each of the General Partners and the Acquired Companies (a) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and (b) is duly qualified or registered and in good standing as a foreign limited partnership or limited liability company, as appropriate, to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except in the cause of clause (b) as would not materially impact the conduct of the business of such Person. The Partners have heretofore delivered or otherwise made available, to the extent such records exist, to the Purchasers or Quanta true, correct and complete copies of the Organizational Documents and record books of each Acquired Company as currently in effect (including the record books of each Acquired Company with respect to all actions taken by such Acquired Company’s general partner, limited partners, manager or board of managers or board of directors, including any committee thereof, and the Partners). Schedule 2.1 sets forth each Acquired Company’s jurisdiction of formation, description of the type of entity and all of the jurisdictions in which it is qualified or registered to do business.
Section 2.2    Authorization. Such Partner and, as applicable, each Acquired Company has full power, capacity and authority to enter into, execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by such Person in connection with the transactions contemplated by this Agreement (collectively, the “Partner Ancillary Documents”) and to perform such Person’s obligations under this Agreement and the Partner Ancillary Documents to which such Person is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Partner Ancillary Documents to which such Person is a party will be as of the Closing Date, duly executed and delivered by such Partner and the Acquired Companies, as applicable, and (assuming the due authorization, execution and delivery thereof by each other party thereto) constitute, or will constitute, as the case may be, legal, valid and binding agreements of such Partner and the Acquired Companies, as applicable, enforceable against each of them, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 2.3    Investments and Subsidiaries. Except as expressly described in Schedule 2.3, the Acquired Companies do not own and have never owned, directly or indirectly, any shares of capital stock, membership interests, partnership interests, securities or other equity interests in any Person. Except as expressly described in Schedule 2.3, there is no Person (i) that has ever merged with or has been wound up or converted into any Acquired Company, (ii) a majority of whose capital stock, membership interests, partnership interests or similar outstanding ownership interests has ever been acquired by any Acquired Company or (iii) all or substantially all of whose assets have ever been acquired by any Acquired Company. Schedule 2.3 sets forth (x) any and all prior names of each Acquired Company and (y) any and all current and prior assumed and/or trade names of each Acquired Company. Except as expressly described in Schedule 2.3, no Acquired Company is or has been a participant in any joint venture in the last five (5) years.
Section 2.4    Capitalization.

(a)    Schedule 2.4 accurately and completely sets forth (i) the authorized capital structure of each Acquired Company by listing thereon the total number and type of securities that are authorized, held in treasury (if applicable), and issued and outstanding, which represent all of the membership interests, partnership interests, securities or other equity interests of any nature in each Acquired Company, and (ii) the full legal name of each record and beneficial owner of such membership interests, partnership interests, securities or other equity interests, including the amount held and the percentage owned by each such owner.
(b)    All of the issued and outstanding membership interests, partnership interests, securities and other equity interests of each Acquired Company: (i) are duly authorized, validly issued, fully paid and non-assessable and (ii) were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person or any agreement or Applicable Laws by which any Acquired Company or Partner was bound at the time of such issuance. Such Partner is the record and beneficial owner of the Acquired Interests set forth opposite such Partner’s name on Schedule 2.4 and will, upon consummation of the transactions contemplated by this Agreement, transfer to the Purchasers record and beneficial ownership of such Acquired Interests, free and clear of any Liens and defects of title whatsoever, other than those (A) arising pursuant to applicable Securities Laws, (B) contained in the Organizational Documents of an Acquired Company, (C) created by the Purchasers or their Affiliates or (D) as shall be released, waived or otherwise terminated in connection with the Closing.
(c)    Schedule 2.4 sets forth all outstanding options, warrants, calls, puts, commitments, subscriptions, claims, contracts, agreements, instruments, obligations and other plans and commitments, contingent or otherwise, relating to the membership interests, partnership interests, securities or other equity interests of each Acquired Company and any securities or obligations of any kind exchangeable for or convertible into membership interests, partnership interests, securities or other equity interests of any Acquired Company, including any debt instruments and those for the grant, issuance, vesting, purchase or redemption of such membership interests, partnership interests, securities or other equity interests, or that grant or impose any rights (including for conversion or exchange), preferences, privileges or restrictions (including any right of first refusal) with respect to any such membership interests, partnership interests, securities or other equity interests (collectively, the “Equity Interest Agreements”). Except as expressly described in Schedule 2.4, there are no (i) membership interests, partnership interests, securities or other equity interests of any Acquired Company that are reserved for issuance, (ii) dividends accrued or declared and unpaid on the membership interests, partnership interests, securities or other equity interests of any Acquired Company or (iii) voting trusts, proxies or other similar agreements or understandings with respect to the voting of the membership interests, partnership interests, securities or other equity interests of any Acquired Company.
Section 2.5    Absence of Restrictions and Conflicts; Consents. The execution, delivery and performance by such Partner and the Acquired Companies, as applicable, of this Agreement and the Partner Ancillary Documents to which such Person is a party, and the consummation of the transactions contemplated by this Agreement and such Partner Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and such Partner Ancillary Documents by such Partner and the Acquired Companies, as applicable, do not or will not (as the case may be), with the passing of time or the giving of notice or both, contravene, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel or any other right or benefit under: (a) any term or provision of the constituent, charter, articles, certificates, partnership agreements, limited liability company agreements, regulations, and all other similar organizational documents (including any amendments thereto, collectively, the “Organizational Documents”) of any Acquired Company or any resolution adopted by the general partner, limited partners, member, manager or board of managers or board of directors (or any committee thereof) or Partners of any Acquired Company, as the case may be, (b) except as expressly described in Schedule 2.5 or as would not, individually or in the aggregate, reasonably be expected to materially impact the Acquired Companies, taken as a whole, any of the Company Contracts or Licenses, (c) any judgment, decree, writ, order, injunction, award or ruling of any federal, state, territorial, municipal or local or foreign government, or any court, tribunal, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each a “Governmental Entity” and, collectively, the “Governmental Entities”) or arbitration panel to which any Acquired Company, or such Partner, is a party or by which any Acquired Company, or such Partner, or any of their respective assets or properties are bound or (d) any Applicable Laws applicable to any Acquired Company, or such Partner or will otherwise result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Acquired Company. No consent, permit, waiver, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or public or regulatory unit, agency or authority is required with respect to any Acquired Company, or such Partner, or their respective Affiliates in connection with the execution, delivery or performance of this Agreement or the Partner Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, other than (x) as expressly described in Schedule 2.5, or (y) such consents, permits, waivers, licenses, approvals, orders or authorizations of, registrations, declarations or filings (A) that have already been obtained or made by the Partners, the Acquired Companies or their respective Affiliates, as applicable, (B) as may be required solely due to the Purchasers’ or Quanta’s participation in the transactions contemplated herein and (C) in respect of licenses, that are customarily given or obtained post-closing for transactions of the type contemplated herein. For purposes hereof “Permitted Liens” means (i) statutory Liens for current Taxes that are (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of the Acquired Companies, (ii) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business for obligations that are (x) not yet due and payable or (y) being contested in good faith by appropriate Actions and for which there are adequate reserves on the books of the Acquired Company, (iii) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not impair the operation of the business at the facility at which such leased equipment or other personal property is located, (iv) Liens on leases of real or personal property arising from the provisions of such leases, (v) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (vi) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (vii) zoning regulations and restrictive covenants, conditions, easements, encumbrances and other restrictions of record and any matter that would be shown by a current and accurate survey of the property in question that do not materially detract from the value of the property and do not materially and adversely affect, impair or interfere either individually or in the aggregate with the use of any property affected thereby, (viii) public utility easements of record, in customary form, (ix) Liens on the license of intellectual property arising from the provisions of such licenses, (x) other than with respect to real property, Liens arising under original purchase price conditional sales contracts with third parties entered into in the ordinary course of business consistent with the past practice which are not, individually or in the aggregate, material to the Acquired Companies, (xi) Liens arising pursuant to applicable Securities Laws, (xii) Liens contained in the Organizational Documents of the Acquired Companies, (xiii) Liens consented in writing to or created by any of the Purchasers, Quanta or their respective Affiliates, or (xiv) Liens as shall be released, waived or otherwise terminated in connection with the Closing.
Section 2.6    Real Property.
(a)    Owned Real Property. No Acquired Company owns any real property or is a party to any contracts, agreements or commitments or has any other obligations for the purchase or acquisition of fee simple title to any real property or for the purchase or construction of any buildings.
(b)    Leased Real Property. Schedule 2.6 sets forth a true and complete list of the Real Property Leases (the parcels of real property covered by such Real Property Leases, together with all rights, title and interest of each Acquired Company in and to the leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, any easements and other rights and appurtenances thereto and whether any such lease is subject to an oral, rather than written, lease agreement, the “Leased Real Property”). Except as set forth on Schedule 2.6, there are no oral agreements related to the leasing of Leased Real Property. Each Acquired Company that is party to a Real Property Lease has a valid, binding and enforceable leasehold interest in each applicable Leased Real Property, such leasehold interest being free and clear of any Liens other than Permitted Liens. The Leased Real Property constitutes and includes all interests in real property currently used or held for use in connection with the business of the Acquired Companies and that is necessary for the continued operation of the business of the Acquired Companies as currently conducted. No Acquired Company has used, or allowed any other Person to use, any Leased Real Property for any purpose other than the operation of the business of such Acquired Company in the ordinary course.
(c)    Real Property Lease Agreements. The Partners have heretofore delivered to the Purchasers or Quanta true, correct and complete copies of the agreements, instruments and documents related to the leasing of the Leased Real Property, together with all amendments, modifications and supplements, if any, thereto (the “Real Property Leases”). Schedule 2.6 also identifies with respect to each of the Real Property Leases: (i) the identity of the landlord and tenant, (ii) the current expiration date of the Real Property Lease or if such Real Property Lease is operated on a month-to-month basis, (iii) the current annual or monthly rental payment, as applicable, and (iv) the location of the Leased Real Property. No Acquired Company has sent or received any written notice of assessments, including threatened or otherwise, general or specific, which have been or are in the process of being levied against any of the Leased Real Property under any of the Real Property

Leases. Each Acquired Company party to any Real Property Lease has peaceful and undisturbed possession with respect to the Leased Real Property under which such Acquired Company is the lessee, sublessee, licensee, user or occupant. With respect to each Real Property Lease: (1) no Acquired Company is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by any Acquired Company or any Related Party or, to the Knowledge of the Partners, any other party thereto, and the applicable Acquired Company has paid all rent due and payable through the Closing Date under such Real Property Lease; (2) no Acquired Company has, and none of the Partners have, received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Acquired Company or any Related Party under the Real Property Lease and, to the Knowledge of the Partners, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto; (3) no Acquired Company has subleased, assigned or otherwise granted the right to use or occupy the Leased Real Property or any portion thereof to any Person (other than to another Acquired Company); (4) no Acquired Company has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property that will not be extinguished at Closing; (5) no Acquired Company has waived in writing any of its rights under any Real Property Leases; and (6) except as described in Schedule 2.6, with respect to Leased Real Property (i) leased under a lease which is not an Existing Related Party Lease, to the Knowledge of the Partners, and (ii) leased from a landlord which is a Related Party (each such lease, an “Existing Related Party Lease”), there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting the Real Property Lease.
(d)    Real Property Compliance with Laws. All authorizations and consents necessary in connection with the Acquired Companies’ present use and operation of the Leased Real Property, and the lawful occupancy thereof, have been issued by the applicable Governmental Entity. With respect to Leased Real Property (i) leased under a lease which is not an Existing Related Party Lease, to the Knowledge of the Partners, and (ii) leased under an Existing Related Party Lease, no portion of the Leased Real Property, or any of the respective buildings and improvements located thereon, violates any Applicable Laws in any material respect, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. With respect to Leased Real Property (i) leased under a lease which is not an Existing Related Party Lease, to the Knowledge of the Partners, and (ii) leased under an Existing Related Party Lease, none of the Leased Real Property is subject to any judgment, decree, order, injunction, award or ruling, whether threatened or proposed of a Governmental Entity to be sold or taken by public authority. None of the Acquired Companies or the Partners have received any written notice of (1) any violation of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Leased Real Property or (2) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters that would reasonably be expected to adversely affect the Acquired Companies’ ability to operate the Leased Real Property after the Closing Date as it is currently operated.
(e)    Condition of Leased Real Property. The buildings, improvements and fixtures located on the Leased Real Property and leased by an Acquired Company under Real Property Leases are adequate and suitable for the purposes for which they are presently being used by such Acquired Company. With respect to Leased Real Property (i) leased under a lease which is not an Existing

Related Party Lease, to the Knowledge of the Partners, and (ii) leased under an Existing Related Party Lease, there are no condemnation, expropriation, eminent domain or similar proceedings pending (or, with respect to all Leased Real Property, to the Knowledge of the Partners, threatened or contemplated) that affect any of the Leased Real Property, any part thereof or any improvements thereon. None of Acquired Companies or the Partners have received any notice, written or oral, of the intention of any Governmental Entity or other Person to take by condemnation, expropriation or eminent domain all or any part of any of the Leased Real Property. Neither the whole nor any material portion of any Leased Real Property is currently damaged or destroyed by fire or other casualty.
Section 2.7    Personal Property.
(a)    Personal Property; Title, Condition and Related Matters. Schedule 2.7 sets forth a true, correct and complete list and general description (including, to the extent available in the books and records of the Acquired Companies, the make, model, year and serial numbers/vehicle identification numbers and location for each motor vehicle or other piece of rolling stock) of (i) excluding office furniture and office electronics, all equipment and other items of tangible personal property and assets of each Acquired Company (collectively, the “Personal Property”) having an estimated fair market value or book value in excess of $10,000 as of the Interim Balance Sheet Date and (ii) all contracts, agreements, commitments or other obligations of each Acquired Company for capital expenditures to be made after the Closing Date or the purchase, acquisition or manufacture of any Personal Property after the Closing Date, in each case, as would obligate, individually or in the aggregate, any Acquired Company to make payments in excess of $50,000 in any consecutive twelve (12)-month period (collectively, the “Personal Property Contracts”). Except as expressly described in Schedule 2.7 or as disposed of in the ordinary course of business since the Interim Balance Sheet Date, each Acquired Company has good, marketable and transferable title to all of its owned Personal Property, or a legal, valid and binding leasehold or license interest in all of its leased Personal Property, in each case, free and clear of all Liens, other than Permitted Liens. All Personal Property is in reasonably sufficient operating condition and repair, ordinary wear and tear excepted, to allow the business of the Acquired Companies to be operated in the ordinary course of business as currently operated.  Schedule 2.7 describes in reasonable detail each addition, sale, transfer or other disposition of any Personal Property having an estimated fair market value or book value in excess of $50,000 since the Interim Balance Sheet Date; provided that, each sale, transfer or other disposition of Personal Property since the Interim Balance Sheet Date with a fair market value or book value, as applicable, of $50,000 or less does not exceed, in the aggregate, $500,000.
(b)    Personal Property Lease Agreements. The Partners have heretofore delivered or otherwise made available to the Purchasers or Quanta true, correct and complete copies of all material agreements, instruments and documents related to the leasing of any Personal Property, together with all amendments, modifications and supplements, if any, thereto (collectively, the “Personal Property Leases”), which such Personal Property Leases are identified on Schedule 2.7, including with respect to each of the Personal Property Leases, the identity of the lessor and lessee thereunder.

(c)    Other Personal Property. No Person other than the applicable Acquired Company owns any Personal Property situated on the premises of such Acquired Company or used in any Acquired Company’s business, except for the leased items that are subject to the Personal Property Leases.
Section 2.8    Financial Statements. Attached hereto as Schedule 2.8 are true, complete and correct copies of (i) the audited combined and consolidated balance sheet, combined and consolidated statement of earnings, combined and consolidated statement of changes in partners’ capital (deficit) and combined and consolidated statement of cash flows of the Acquired Companies as of and for the fiscal year ended December 31, 2016, together with the related independent auditor’s reports, notes and schedules, (ii) the audited consolidated balance sheets, consolidated statements of earnings, consolidated statements of changes in partners’ capital and consolidated statements of cash flows of the Acquired Companies as of and for each of the fiscal years ended December 31, 2015 and 2014, together with the related independent auditor’s reports, notes and schedules, and (iii) the unaudited interim combined balance sheet and combined statement of earnings of the Acquired Company as of and for the three (3)-month fiscal period ended March 31, 2017 (collectively, the “Financial Statements”). For purposes of this Agreement, “Fiscal Year End Balance Sheet Date ” means the date of the balance sheet in the Financial Statements for the fiscal year ended December 31, 2016 and “Interim Balance Sheet Date” means the date of the interim balance sheet in the Financial Statements. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Acquired Companies, which books and records are maintained in accordance with GAAP, consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the Acquired Companies; provided, however, for the avoidance of doubt, the unaudited Financial Statements referred to in clause (iii) above are subject to normal year-end adjustments and lack footnotes and other presentation items. Each of the balance sheets included in such Financial Statements (including the related notes and schedules) fairly presents, in all material respects, the financial position of the Acquired Companies as of the date of such balance sheet, and each of the statements of earnings, changes in partners’ capital and cash flows included in such Financial Statements (including any related notes and schedules) fairly presents, in all material respects, the results of operations and changes in cash flows, as the case may be, of the Acquired Companies for the periods set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved; provided, however, for the avoidance of doubt, the unaudited Financial Statements referred to in clause (iii) above are subject to normal year-end adjustments and lack footnotes and other presentation items. Except as set forth on Schedule 2.8, during the last two (2) years, there has been no change in any of the accounting (or Tax accounting) policies, practices or procedures of the Acquired Companies. No Partner, nor to the Knowledge of the Partners, any manager, director, general partner, officer, employee, auditor, accountant, or similar representative of any Acquired Company has become aware of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practice, procedures, methodologies, or methods of any Acquired Company or its internal accounting controls, including any material complaint, allegation, assertion, or claim that any Acquired Company has engaged in improper accounting or auditing practices.
Section 2.9    Acquired Company Liabilities. Except as expressly described in Schedule 2.9:

(a)    Undisclosed Liabilities. No Acquired Company has any liabilities or obligations, whether known or unknown, absolute, contingent or otherwise (and there is no basis for any present or future proceeding against any Acquired Company giving rise to any liabilities or obligations), except liabilities and obligations (i) that are adequately reflected or specifically reserved against in the Financial Statements as of the Fiscal Year End Balance Sheet Date, (ii) that have been incurred since the Fiscal Year End Balance Sheet Date in the ordinary course of business consistent with past practice of such Acquired Company and that are not, and would not reasonably be expected to be, individually or in the aggregate, material to such Acquired Company, (iii) that have been or will be discharged or paid in full at or prior to the Closing, including any such liabilities or obligations incurred in connection with the transactions contemplated hereby to be paid at Closing, (iv) arising under or pursuant to the Company Benefit Plans, Company Contracts, Existing Employment Agreements or Licenses and not resulting from a breach by any Acquired Company of the terms thereof or violation by any Acquired Company of Applicable Laws related thereto or (v) otherwise disclosed in Schedule 2.9(a).
(b)    Known Long-Term Liabilities. Without limiting the generality of Section 2.9(a), no Acquired Company has any Known long-term liabilities or indebtedness, including without limitation, obligations for borrowed money, obligations evidenced by loan agreements, notes, bonds or similar instruments, capital leases, amounts due to the Partners or their respective Affiliates, amounts drawn and unpaid under outstanding letters of credit, net obligations under any swap, derivative or similar transactions, obligations for the deferred purchase price, deferred compensation or other deferred payments for which any Acquired Company is liable, prepayment fees and penalties related to the payoff of any of the foregoing as of the Closing, or any guarantee (including any obligation, contingent or otherwise, having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person in any manner, whether directly or indirectly) by any Acquired Company of any of the foregoing (other than any such guarantee of any obligation of another Acquired Company).
(c)    Off-Balance Sheet Arrangements. No Acquired Company engages in or maintains any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the U.S. Securities Act of 1933, as amended (the “Securities Act”).
Section 2.10    Absence of Certain Changes and Events. Except as expressly described in Schedule 2.10, since the Fiscal Year End Balance Sheet Date:
(a)    there has not occurred any Material Adverse Effect, or any event, occurrence or other development that could reasonably be expected to result in a Material Adverse Effect;
(b)    each Acquired Company has conducted its business and operated its properties in the ordinary course of business consistent with past practice;
(c)    no damage, destruction, loss or casualty to any of the properties or assets (in each case, whether leased or owned) of any Acquired Company, whether or not covered by insurance, has occurred, in an amount exceeding $50,000 individually or $500,000 in the aggregate;

(d)    no Acquired Company has acquired all or any significant portion of the assets of any other Person or entered a new line of business or commenced business operations in any jurisdiction in which such Acquired Company was not operating as of the Fiscal Year End Balance Sheet Date, or made any offer to do any of the foregoing;
(e)    except for distributions from the Acquired Company to the Partners prior to the Closing of cash and cash equivalents, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any membership interests, partnership interests, securities or other equity interests of any Acquired Company, or any repurchase, redemption or other acquisition by any Acquired Company of any outstanding membership interests, partnership interests, securities or other equity interests of any Acquired Company;
(f)    there has not been any amendment of (i) the terms of any outstanding security of any Acquired Company or (ii) other than in the ordinary course of business consistent with past practices, any Company Benefit Plan or Existing Employment Agreement of any Acquired Company;
(g)    none of the Acquired Companies has (i) sold any assets having value in excess of $50,000, except in the ordinary course of business consistent with past practice, (ii) created, incurred or assumed any indebtedness, except in the ordinary course of business consistent with past practice, (iii) granted, created, incurred or suffered to exist any Liens (other than Permitted Liens) on any assets or properties of any Acquired Company that did not exist on the Fiscal Year End Balance Sheet Date, (iv) written-off any guaranteed checks, notes or accounts receivable, except in the ordinary course of business consistent with past practice, (v) written-down the value of any asset or investment on the books or records of any Acquired Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice, or (vi) canceled any debt or waived any material claims or rights;
(h)    none of the Acquired Companies has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar law;
(i)    no Acquired Company has paid, discharged or satisfied any claim, liability or obligation (absolute, contingent, accrued or otherwise) with a value in excess of $50,000, except in the ordinary course of business consistent with past practice;
(j)    no Acquired Company has increased any reserve for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);
(k)    made any change in the Acquired Company’s cash management practices and its policies, practices and procedures, including with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, or failed to maintain the level and quality of its Inventory;
(l)    no Acquired Company has failed to maintain its assets in the ordinary course of business consistent with past practices;
(m)    no Acquired Company has modified its pricing and purchasing policies and levels, or entered into, amended (in any material respect), renewed, terminated, or permitted to lapse any Company Contract, other than work orders, rate sheets, or change orders taken or issued in the ordinary course of business within the terms of any such Company Contract;
(n)    no Acquired Company has entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing.
As used in this Agreement, the term “Material Adverse Effect” shall mean any material and adverse effect on the results of operations, cash flows, business, assets, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Acquired Companies, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any event, circumstance, change, occurrence or effect (collectively, the “Events”) arising from or relating to (i) any change in any requirement under Applicable Law or accounting standards (including GAAP) (except to the extent not actually reflected in the Financial Statements as required by GAAP); (ii) any change in interest rates or general economic conditions (including changes in the price of gas, oil or other natural resources); (iii) any change that is generally applicable to the industries in which the Acquired Companies operate; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the Partner Ancillary Documents; (v) any action taken by the Purchasers or any of their respective Affiliates; (vi) any national or international political event or occurrence, or terrorism or any natural disaster; (vii) any failure by the Partners or the Acquired Companies to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (vii) shall not prevent a determination that any Event underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Effect to the extent the effect(s) of such Event is not otherwise excluded from this definition of Material Adverse Effect); or (viii) changes in financial, banking or securities markets and any disruption thereof and decline in the price of any security or any market index; provided that, to the extent that changes, actions or effects described in clauses (i) through (iii), (vi) and (viii) have a disproportionate adverse effect on the Acquired Companies, taken as a whole, in relation to others in the industries in which the Acquired Companies operate, such changes, actions or effects shall be taken into account in determining whether there has been, a Material Adverse Effect.
Section 2.11    Legal Proceedings and Potential Claims.
Except as expressly described in Schedule 2.11 (which sets forth a reasonably detailed description of all Company Actions, including a description of (i) the identity of the parties and any Governmental Entities involved, (ii) the status of the Company Action, (iii) the Partners’ good faith estimate of the estimated exposure to the Acquired Companies, (iv) whether the Company Action has been submitted to an insurer of the Acquired Companies, and (v) any violations, fines or penalties alleged), (a) there are no actions, customer demands or allegations, complaints, suits, arbitrations, mediations, claims, audits, proceedings, assessments or reassessments of Taxes or charges, indictments or investigations, in each case of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (collectively, “Actions” and, individually, an “Action”) that are before, under the authority of or within the purview of any Governmental Entity or arbitrator of any kind pending or, to the Knowledge of the Partners, threatened against or by or involving any Acquired Company or the real or personal property (whether leased or owned) of any Acquired Company, and (b) no Acquired Company is subject to any settlement, consent decree, judgment, injunction, ruling, order or finding of any Governmental Entity or arbitrator (clauses (a) and (b) collectively, “Company Actions”). To the Knowledge of the Partners, there are no facts, events, circumstances or conditions that would reasonably be expected to result in any Action against or involving any Acquired Company or any of its assets or properties. There are no proceedings listed or required to be listed on Schedule 2.11 that could have a Material Adverse Effect.
Section 2.12    Compliance with Law. Except as expressly set forth in Schedule 2.12, each Acquired Company is and, for the past three (3) years, has been in compliance in all material respects with all applicable federal, state, municipal, local and foreign laws (including the common and civil law), statutes, rules, regulations, ordinances, codes, orders, decrees, injunctions, judgments and other legislative, administrative or judicial promulgations, including those relating to zoning, Taxes, immigration, environmental matters, labor and employment, security, privacy, data production and the safety and health of employees, of all Governmental Entities or arbitration panels and contained in all publicly-available requirements, plans, notices, permits, licenses, authorizations, approvals, consents and demand letters issued, entered, promulgated or approved thereunder, in each case as amended and in effect from time to time (collectively, “Applicable Laws”).
Section 2.13    Company Contracts. With the exception of the Equity Interest Agreements, Real Property Leases, Personal Property Contracts, Personal Property Leases, IP Agreements, Software Agreements, Related Party Contracts, Labor Agreements, Licenses, Existing Employment Agreements, Company Benefit Plans and Surety Bonds and Agreements, Schedule 2.13 sets forth a true, correct and complete list of each of the following contracts and agreements (including a description of any oral arrangements) to which any Acquired Company is a party or by which it or any of its assets or properties is bound (such contracts and agreements, together with the Equity Interest Agreements, Real Property Leases, Personal Property Contracts, Personal Property Leases, IP Agreements, Software Agreements, Related Party Contracts, Labor Agreements, Licenses, Existing Employment Agreements, Company Benefit Plans and Surety Bonds and Agreements, collectively, the “Company Contracts” and each a “Company Contract”), including the name of each party to the Company Contract and the date thereof (if applicable):
(a)    all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, letters of credit, guarantees or other contracts relating to the borrowing of money (including a description of the encumbered asset(s) or guarantor, outstanding balance and nature of any prepayment penalties);

(b)    all contracts and agreements granting any Person a Lien (other than a Permitted Lien) on all or any part of any assets of any Acquired Company;
(c)    all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of any Acquired Company;
(d)    all contracts and agreements with any agent, distributor, broker or representative;
(e)    all contracts and agreements under which the primary purpose is to bind any Acquired Company to confidentiality or non-disclosure obligations;
(f)    all contracts and agreements that limit or restrict the Partners, any Acquired Company or any officer or key employee of any Acquired Company from engaging or competing in any business in any jurisdiction or geographic location or from soliciting any employees, customers, independent contractors or suppliers of any Person;
(g)    all contracts and agreements the primary purpose of which is to provide for indemnification or holding harmless of any officer, director, employee, independent contractor or consultant or any other Person;
(h)    all alliance, teaming, joint bid, joint venture, joint operating or partnership contracts and agreements, other than the Organizational Documents of the Acquired Companies;
(i)    all contracts or subcontracts with a customer or client for the provision of goods or services by any Acquired Company that are reasonably likely to generate revenue in excess of $1,000,000 in any consecutive twelve (12) month period (the “Customer Contracts”);
(j)    all contracts and agreements with any vendor, subcontractor or independent contractor for the provision of goods or services and for which any Acquired Company has any current or ongoing commitments or obligations and which could reasonably obligate any Acquired Company to make payments in excess of $100,000 in any consecutive twelve (12)-month period, unless terminable at will by the applicable Acquired Company on sixty (60) days or less notice, without cost or penalty;
(k)    all guarantees of the performance of any Person (other than another Acquired Company) and all escrow arrangements;
(l)    any management service, consulting, financial advisory, or any other similar type of contract and all contracts with investment or commercial banks;
(m)    all contracts with any Governmental Entity;
(n)    all contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that have any continuing effect on any Acquired Company;

(o)    all contracts, agreements or commitments requiring any Acquired Company to make a payment as a result of the consummation of the transactions contemplated by this Agreement; and
(p)    all other material contracts, agreements and commitments to which any Acquired Company is a party or by which any of its properties or assets are bound.
Notwithstanding the provisions of Section 4.3, the identification of a Company Contract in Schedule 2.13 pursuant to any of the foregoing clauses (a) through (p) shall be deemed an adequate disclosure with respect to all other clauses of this Section 2.13 to the extent that the relevance of such Company Contract to such other clauses is reasonably apparent.

Schedule 2.13 also separately identifies each of the Company Contracts that requires the consent of or notice to another party to avoid any termination, breach, default or violation of such Company Contract in connection with any of the transactions contemplated hereby. The Partners have heretofore delivered or otherwise made available to the Purchasers or Quanta true, correct and complete copies of all Company Contracts (including any amendments or modifications thereof). The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Acquired Company and, to the Knowledge of the Partners, each other party to such Company Contracts, and will continue to be valid, binding and enforceable on identical terms immediately following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. No Acquired Company has sent or received written notice of any default or termination under any of the Company Contracts and no termination event, condition or uncured material default on the part of any Acquired Company or, to the Knowledge of the Partners, the other parties to any of the Company Contracts exists. There is no existing material default or breach by any Acquired Company under any Company Contract (or event or condition that, with notice or lapse of time or both, would constitute a material default or breach) and, to the Knowledge of the Partners, there is no such default or breach (or event or condition that, with notice or lapse of time or both, would constitute such a default or breach) with respect to any third party to any Company Contract. There are no defenses, offsets, rights to discount or otherwise abate, claims or counterclaims by or in favor of any party to any of the Company Contracts against any other party thereto or against the obligations of such other party thereto, except to the extent any such defenses, offsets, rights to discount or otherwise abate arise pursuant to the express terms of any such Company Contract. No Acquired Company is participating in any discussions or negotiations regarding any modification of or amendment to any Company Contract or entry into any new contract that would constitute a Company Contract if entered into prior to the Closing Date, other than work orders, rate sheets, or change orders taken or issued in the ordinary course of business within the terms of any such Company Contract. No Acquired Company has received written or, to the Knowledge of the Partners, oral, notice of a party’s intent to repudiate any provision of any Company Contract. No party to any Company Contract has repudiated or, to the Knowledge of the Partners, intends to repudiate any provision thereof. There are no Actions, voluntary or otherwise, pending or, to the Knowledge of the Partners, threatened against any party to any of the Company Contracts under any bankruptcy, reorganization, moratorium or similar laws of the United States, any state thereof or any other jurisdiction. None of the rights of any Acquired Company in the Company Contracts has been assigned or collaterally assigned or is affected by a Lien (other than a Permitted Lien).

Section 2.14    Taxes.
(a)    Except as otherwise expressly described in Schedule 2.14:
(i)    all Tax Returns of each Acquired Company and with respect to the assets of each Acquired Company due to have been filed in accordance with any Applicable Law have been duly and timely filed;
(ii)    all such Tax Returns are true, complete and correct in all respects, were prepared in accordance with Applicable Law, and accurately, in all material respects, reflect the income, business, assets, operations, status and other matters of such Acquired Company or assets, as relevant;
(iii)    all Taxes for which any Acquired Company may have any liability or with respect to the assets of any Acquired Company (whether or not shown on any Tax Return) that are due and payable, have been paid in full;
(iv)    the provisions for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Financial Statements are sufficient to cover all liabilities for Taxes owed by the Acquired Companies for the periods covered by the Financial Statements and all prior periods;
(v)    there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of any Acquired Company or with respect to the assets of any Acquired Company were or are due to be filed;
(vi)    all deficiencies asserted as a result of any examination, audits, assessments or reassessments of any Tax Returns of the Acquired Companies or with respect to the assets of any Acquired Company have been paid in full or finally settled, and no issue has been raised in any such examination or audit which, by application of the same or similar principles, reasonably could be expected to result in a valid or enforceable deficiency or assessment for any other period not so examined;
(vii)    no claims have been asserted and no proposals, deficiencies or assessments for any Taxes are being asserted or, to the Knowledge of the Partners, proposed or threatened against any Acquired Company or with respect to the assets of any Acquired Company, and no audit, investigation, assessment or reassessment of any Tax Return of any Acquired Company or with respect to the assets of any Acquired Company is currently underway, pending or, to the Knowledge of the Partners, threatened;
(viii)    (A) no Acquired Company has any current or historic non-U.S. Tax registration requirements in any non-U.S. jurisdiction and there is no requirement that any Acquired Company remit any Taxes to any overseas or foreign authority, and (B) no claim has ever been made by an authority in a jurisdiction in which any Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
(ix)    each Acquired Company has complied with all Applicable Laws relating to the withholding of Taxes and has withheld and paid on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party;
(x)    there are no outstanding or requested waivers of any statutes of limitations or agreements by or on behalf of any Acquired Company or with respect to any assets of any Acquired Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any Acquired Company or any other matter pending between any Acquired Company, on the one hand, and any Tax Authority, on the other hand;
(xi)    there are no Liens for Taxes (other than Permitted Liens) on any of the Acquired Interests, or any of the assets of any Acquired Company;
(xii)    none of the Partners nor the Acquired Companies is a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);
(xiii)    no Acquired Company is a party to any Tax allocation, sharing or indemnity agreement or any similar agreement in favor of any Person with respect to Taxes;
(xiv)    (A) each of the Companies has been since its inception treated and properly classified for U.S. federal income Tax purposes (and all applicable other Tax purposes) as a partnership, (B) each other Acquired Company has been since its inception treated and properly classified for U.S. federal income tax purposes (and all applicable other Tax purposes) as an entity disregarded as separate from its owner, and (C) no Acquired Company has made any filing or election, including the filing of IRS Form 8832, to be treated as an association or corporation for any Tax purpose;
(xv)    None of the assets of the Acquired Companies is held in an arrangement that could be classified as a partnership for Tax purposes (other than the classification of a Company as a partnership);
(xvi)    None of the assets of any Acquired Company is (A) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (B) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (C) subject to Section 168(g)(1)(A) of the Code, or (D) subject to any corresponding or similar provisions of any state, local or foreign Applicable Law;

(xvii)    no Acquired Company has any liability for the Taxes of any other Person (other than another Acquired Company) under any consolidated, combined or unitary group Applicable Laws, as a transferee or successor, by contract, or otherwise;
(xviii)    no Governmental Entity responsible for the imposition, assessment or reassessment of any Taxes (a “Tax Authority”) has proposed, in writing, any adjustment, assessment or reassessment, or change in accounting method of any Acquired Company, and no Acquired Company has an application pending with any Tax Authority requesting permission for any change in accounting method;
(xix)    each Acquired Company has charged, collected and remitted on a timely basis all Taxes as required under Applicable Laws on any service, sale, supply or delivery made by it and, for greater certainty, has timely collected and remitted all Taxes that are required to be collected and remitted by it;
(xx)    no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or foreign law) executed on or prior to the Closing Date; (C) intercompany transaction or any excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any state, local or foreign law) entered into or created on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (F) prepaid amount received on or prior to the Closing Date; (G) election made pursuant to Section 108(i) of the Code (or any corresponding or similar provision of any state, local or foreign law) on or prior to the Closing Date; or (H) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, in each case, of an Acquired Company or made by an Acquired Company;
(xxi)    no Acquired Company has entered into any transaction that constitutes a “reportable transaction” as defined in Section 6707A(c)(1) of the Code and U.S. Treasury Regulation Section 1.6011-4(b) or any transaction subject to any corresponding or similar provisions of any state, local, or foreign Applicable Law;
(xxii)    there is no material property or obligation of any Acquired Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws;
(xxiii)    no Acquired Company or asset of any Acquired Company is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Tax Authority with respect to any Taxes, nor is there any pending request for such a ruling, memorandum, or agreement; and
(xxiv)    all of the Assets have been properly listed and described on the property tax rolls for each jurisdiction in which the Assets are located and no portion of the Assets constitutes omitted property for property Tax purposes.
(b)    Except as expressly described in Schedule 2.14, the Partners have delivered to the Purchaser or Quanta true and complete copies of all income, franchise, sales and use, payroll and property Tax Returns filed by each Acquired Company within the past three (3) years, and copies of any elections or amendments thereto, along with all notices of assessments and reassessments and substantive correspondence with the Tax Authorities (together with any agent’s reports and any accountants’ work papers).
(c)    “Taxes” means (a) all taxes, installments, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, land transfer, employer, health, goods and services, harmonized sales, social contribution, employment insurance premium, unemployment compensation, disability, transfer, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, environmental, severance, stamp, occupation, premium, unclaimed property, escheat and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Entity or any additional amounts attributable or imposed with respect to such amounts, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability (which transferee status existed before the Closing) or of having been a member of an affiliated, consolidated, combined, unitary or similar group for any period prior to Closing and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement, the principal purpose of which is the indemnification or allocation of Taxes. “Tax Return” means any report, return, information return, statement, form, election, slip, declaration or other information, including any attachments, supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any estimated or amended returns and reports of any kind, with respect to Taxes.
Section 2.15    Directors, Officers and Employees.
(a)    Schedule 2.15(a)(1) contains a true and complete list of the managers (if any), directors (if any), general partners, officers and employees (whether full-time, part-time or otherwise) of each Acquired Company as of the date of this Agreement (the “Existing Service Relationships”), specifying in each case their name, job title, date of hire, work location, annual salary and/or hourly rate and nature of employment (i.e., full-time or part-time), as well as a true and complete list of all employees on leave. Except for any policy and/or document that describes the terms and/or conditions of employment that are generally applicable to all officers or employees of the applicable Acquired Company and that has been provided or made available to the Purchasers or Quanta, or as expressly described in Schedule 2.15, no Acquired Company is a party to or bound by any employment contract, individual deferred compensation agreement, arrangement or election, supplemental retirement agreement, termination or severance agreement, change of control, sale bonus or retention agreement, any other legally binding written term sheet, letter or other document describing the terms and/or conditions of employment (including the termination of employment) of any current or, solely to the extent obligations remain with respect to such agreement, former officer or employee, or any other agreement respecting the terms and conditions of employment for any Existing Service Relationship (collectively, including any amendments thereto, the “Existing Employment Agreements”). The Partners have delivered or otherwise made available to the Purchasers or Quanta true, correct and complete copies of each Existing Employment Agreement. Except as expressly described in Schedule 2.15, no Acquired Company is obligated pursuant to any verbal or written commitment to increase the total compensation (including, but not limited to, base salary, bonus, commission, opportunities, incentive compensation or profit-sharing) or potential severance for any Existing Service Relationship or any former officer or employee, as applicable, prior to the Closing Date or as a result of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.15(a)(2), during the preceding three (3) years, (A) no Acquired Company has improperly classified as an independent contractor any Person who should be characterized as an employee of any Acquired Company under Applicable Laws, including for purposes of taxation, workers’ compensation, unemployment insurance or Company Benefit Plans eligibility, and (B) no Person or Governmental Entity has filed a claim against an Acquired Company with a court, administrative agency or arbitration tribunal alleging employment misclassification that remains unresolved. No payments are currently due and payable to any Person with respect to his or her employment with any Acquired Company including, but not limited to, payments for, as applicable, any wages, salaries, overtime pay, commissions, bonuses, vacation pay, sick pay, severance and termination pay, benefits or other compensation for any services or otherwise pursuant to any policy, practice, Company Contract, plan, program, legally binding arrangement, Applicable Law, order of a Governmental Entity or License, which have not been paid by such Acquired Company. No present or former independent contractor or subcontractor has filed any claim against any Acquired Company on account of or for payments or benefits due for any period on or before the Closing Date, which have not been paid.
(b)    Except as expressly described in Schedule 2.15, the Partners have not, and, no manager, director, general partner or officer of any Acquired Company has made any verbal commitment to any other manager, director, officer, employee or independent contractor or consultant of any Acquired Company with respect to compensation, promotion, retention, change of control payments, termination, severance or similar matters in connection with the transactions contemplated by this Agreement.
(c)    To the Knowledge of the Partners, no employee of an Acquired Company (i) has any plans to terminate employment or (ii) is party to or bound by any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (besides an Acquired Company) that would materially restrict the performance of such employee’s employment duties, or the ability of the Acquired Companies to conduct their business.
Section 2.16    Company Benefit Plans.

(a)    Definitions. The term “Company Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained or contributed to by any Acquired Company or any of its ERISA Affiliates, or with respect to which any Acquired Company or any of its ERISA Affiliates has any direct or indirect obligation to make contributions or payments or with respect to which any Acquired Company or any of its ERISA Affiliates has, or within the last six (6) years had, or could incur, any liability. Schedule 2.16 identifies each Company Benefit Plan. Each Company Benefit Plan identified on Schedule 2.16 that is or was a Multiemployer Plan is referred to herein as a “Company Multiemployer Plan” and each other Company Benefit Plan identified on Schedule 2.16 is referred to herein as a “Company Other Plan.” The term “Employee Benefit Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plan that would be an employee benefit plan described in clause (i) of this sentence if it were subject to ERISA, such as foreign plans and plans for directors, (iii) equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity, or other equity-based compensation plan or arrangement, (iv) profit participation, bonus or incentive award plan or arrangement, deferred compensation agreement or arrangement (including any salary deferrals), executive compensation or supplemental income arrangement, personnel policy, vacation or paid time off policy, severance pay plan, policy or agreement, consulting agreement, or employment agreement, including Existing Employment Agreements, and (v) other employee benefit plan, agreement, arrangement, program, practice or understanding providing for employee benefits or for the remuneration, direct or indirect, of employees, former employees, managers, directors, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them (whether written or oral). The term “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is treated pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA as a single employer with the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA, without regard to whether or not each such entity, trade or business is subject to the Code or ERISA.
(b)    Plans and Material Documents. The Partners have delivered or otherwise made available to the Purchasers or Quanta true, correct and complete copies of each of the Company Other Plans, and related trusts, if applicable, including, with respect to each, all amendments thereto. The Partners have also delivered or otherwise made available to the Purchasers or Quanta, with respect to each Company Other Plan and to the extent applicable: (i) the three (3) most recent annual or other reports filed with each Governmental Entity with respect to each such plan, including all applicable schedules and audited financial statements attached thereto, (ii) each insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description and any summaries of material modifications thereto, as well as the most recent notices to participants and beneficiaries required by Applicable Laws, (iv) the most recent audited financial statements or accounts and actuarial report or valuation required to be prepared under Applicable Laws, (v) the most recent determination letter or opinion letter issued by the U.S. Internal Revenue Service (the “IRS”), (vi) a written description of any Company Other Plan that is not set forth in writing, and (vii) all other documents that are material to the Company Other Plan.

(c)    Absence of Certain Plans and Policies. No Acquired Company nor any of its ERISA Affiliates sponsor, maintain, contribute to or have any obligation to contribute to, or within the last six (6) years sponsored, maintained, contributed to or had any obligation to contribute to, and no Company Benefit Plan is, (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) a Company Multiemployer Plan. No Acquired Company nor any of its ERISA Affiliates are a party to any split dollar life insurance policy or arrangement.
(d)    Performance of Obligations; Absence of Liabilities. Each Acquired Company and each of its ERISA Affiliates have timely performed in all material respects all obligations, whether arising by operation of any Applicable Laws or by contract, required to be performed by each of them in connection with the Company Benefit Plans, and there have been no defaults or violations by any other party to the Company Other Plans. All contributions required to be made by any Acquired Company and any of its ERISA Affiliates to the Company Benefit Plans pursuant to their terms and provisions or pursuant to Applicable Laws have been made timely. No Acquired Company nor any of its ERISA Affiliates have incurred, and no facts exist that could reasonably be expected to result in, any liability (direct or indirect by virtue of indemnification or otherwise) with respect to any Company Benefit Plan, including any liability, Tax, penalty or fee under ERISA, the Code or any Applicable Laws (other than to pay premiums, contributions or benefits in the ordinary course). There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan, which is not otherwise exempt under Section 408 of ERISA, and that would reasonably be expected to subject any Acquired Company to any liability. No Acquired Company has incurred any liability for any penalty or Tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could reasonably be expected to give rise to any such liability. No Acquired Company has incurred any liability under, arising out of or by operation of Title IV of ERISA and no Company Benefit Plan is subject to Title IV of ERISA. None of the assets of the Acquired Companies is the subject of any lien arising under Section 302(f) of ERISA or Section 430(k) of the Code; no Acquired Company has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.
(e)    Compliance with Applicable Laws, Etc. Except as otherwise expressly described in Schedule 2.16:
(i)    each Company Benefit Plan has been established, documented, administered and operated in compliance in all material respects with Applicable Laws and its governing documents, and all Company Other Plans that could be deemed “nonqualified deferred compensation” arrangements under Section 409A of the Code are in compliance in all material respects with such section and the regulations and rulings thereunder, and no service provider is entitled to a tax gross-up or similar payment for any Tax or interest that may be due under such Section, and each outstanding option or other equity based award granted by any Acquired Company or any of its ERISA Affiliates is either exempt from Section 409A of the Code or in compliance therewith;

(ii)    all reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to Governmental Entities, Company Benefit Plan participants or Company Benefit Plan beneficiaries have been filed or furnished in substantial compliance with Applicable Laws in a timely manner;
(iii)    each of the Company Benefit Plans intended to be qualified under Section 401(a) of the Code (A) satisfies in all material respects the requirements of such section, (B) is maintained in all material respects pursuant to a prototype or volume submitter document approved by the IRS, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been timely amended in all material respects as required by Applicable Laws, and (D) has not been amended or operated in a way which could adversely affect such qualified status or its reliance on the IRS determination letter or opinion letter, as applicable;
(iv)    there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of the Partners, threatened against, or with respect to, any of the Company Benefit Plans or their assets;
(v)    as to any Company Other Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Company Other Plan within the meaning of Section 411(d)(3) of the Code;
(vi)    no act, omission or transaction has occurred which would result in imposition on any Acquired Company or any of its ERISA Affiliates of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(vii)    there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Entity;
(viii)    except as otherwise provided in this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require any Acquired Company or any of its ERISA Affiliates to make a larger contribution to, or pay greater amounts or benefits under, any Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights, service credits or other benefits or payments under any Company Benefit Plan;
(ix)    no Company Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code;
(x)    all obligations of any Acquired Company under the Health Insurance Portability and Accountability Act of 1996, including portability, privacy, and security obligations, with respect to any Company Benefit Plan that is a group health plan have been timely performed; and
(xi)    each Acquired Company is in material compliance with the applicable requirements of the Patient Protection and Affordable Care Act and no Acquired Company has incurred any penalty, Tax or assessment under Chapter 43 of the Code and nothing has occurred that could reasonably be expected to subject any Acquired Company to any such penalty, Tax or assessment.
(f)    Sections 280G and 4999; Section 409A. Except as otherwise expressly described in Schedule 2.16, in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Company Benefit Plans or under any other agreement which, in the aggregate and with respect to any Acquired Company or any of its ERISA Affiliates and their respective employees and other service providers, could reasonably be expected to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. Schedule 2.16 lists each Employee Benefit Plan to which any Acquired Company is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.
(g)    Ability to Amend or Terminate. Each Company Other Plan which is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.
(h)    Absence of Insurance Benefits. Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Company Other Plan provides retiree medical or retiree life insurance benefits to any Person, and no Acquired Company nor any of its ERISA Affiliates are contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.
(i)    COBRA. Schedule 2.16 lists all individuals who are covered, or currently entitled to elect coverage, under any Company Benefit Plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation of coverage (or similar state law continuation).
(j)    Plan Funding. Except as otherwise expressly described in Schedule 2.16, no Company Other Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, and each Company Other Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance policy or contract issued by an insurance company that is not in receivership, conservatorship, liquidation or similar proceedings (and, to the Knowledge of the Partners, no such proceedings are imminent) and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded. With respect to each Company Benefit Plan that is funded mostly or partially through an insurance policy, no Acquired Company nor any of its ERISA Affiliates have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or prior to the Closing Date.
(k)    Vacation Carryover. Except as expressly described in Schedule 2.16, no Company Other Plan providing vacation or paid time off provides for carryover of vacation or paid time off from one calendar year to the next.
Section 2.17    Labor Relations. Schedule 2.17 sets forth a list of all collective bargaining agreements, pre-hire agreements and other contracts, arrangements, agreements and understandings with any trade union, labor organization or representative of employees that represents or seeks to represent any employee of any Acquired Company (the “Labor Agreements”). Except as expressly described in Schedule 2.17:
(a)    none of the employees of the Acquired Companies have been or are currently, represented by a labor organization or group which was either voluntarily recognized or certified by any labor relations board, including the United States National Labor Relations Board (“NLRB”), or voluntarily recognized or certified by any other Governmental Entity;
(b)    no representation election petition or application for certification has been filed with respect to the employees of any Acquired Company or is pending with the NLRB or any other Governmental Entity, and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group (collectively, “Union Organizing Activities”) involving employees of any Acquired Company has occurred nor are any such Union Organizing Activities currently in progress or, to the Knowledge of the Partners, threatened with respect to the employees of any Acquired Company that could adversely affect the business or lead to an interruption of the operations of any Acquired Company;
(c)    during the preceding three (3) years, no Acquired Company has engaged in any unfair labor practice and there are no labor board proceedings currently pending or, to the Knowledge of the Partners, threatened against any Acquired Company or any trade union, labor union, employee organization or labor organization representing the employees of any Acquired Company;
(d)    no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed against any Acquired Company during the preceding three (3) years nor is any such grievance, demand or proceeding currently pending or, to the Knowledge of the Partners, threatened against any Acquired Company;
(e)    no labor dispute, walk out, strike, slowdown, hand billing, picketing or work stoppage (sympathetic or otherwise) involving the employees of any Acquired Company has occurred during the preceding three (3) years nor is any of the foregoing currently in progress or, to the Knowledge of the Partners, threatened involving the employees of any Acquired Company;
(f)    no breach of contract and/or denial of fair representation claim has been commenced or been ongoing during the preceding three (3) years against any Acquired Company and/or any trade union, labor union, employee organization or labor organization representing the employees of any Acquired Company, nor is any such claim currently pending or, to the Knowledge of the Partners, threatened against any Acquired Company and/or any trade union, labor union, employee organization or labor organization representing the employees of any Acquired Company;
(g)    no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, vacation pay, overtime pay or other compensation, benefits, child labor or record keeping violations has been commenced or been ongoing during the preceding three (3) years against any Acquired Company under the FLSA, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Applicable Law, nor is any of the foregoing currently pending or, to the Knowledge of the Partners, threatened against any Acquired Company;
(h)    no discrimination and/or retaliation claim, complaint, charge or investigation has been commenced or been ongoing during the preceding three (3) years against any Acquired Company under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), ERISA or any other federal law or comparable state fair employment practices act or foreign law, nor is any of the foregoing currently pending or, to the Knowledge of the Partners, threatened against any Acquired Company;
(i)    if any Acquired Company is a federal or state contractor obligated to develop and maintain an affirmative action plan, then no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed, is pending or, to the Knowledge of the Partners, has been against any Acquired Company with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no related desk audit or on-site review is in progress with respect to such Acquired Company;
(j)    no citation has been issued to any Acquired Company by the Occupational Safety and Health Administration (“OSHA”) during the preceding three (3) years, and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving any Acquired Company has been commenced or been ongoing during the preceding three (3) years against any Acquired Company by OSHA or under any other Applicable Law relating to occupational safety and health, nor is any such notice, claim, complaint, charge, investigation or administrative enforcement proceeding currently pending or, to the Knowledge of the Partners, threatened against any Acquired Company by OSHA or under any other Applicable Law relating to occupational safety and health;
(k)    no workers’ compensation or retaliation claim, complaint, charge or investigation has been commenced or been ongoing during the preceding three (3) years against any Acquired Company, nor is any of the foregoing currently pending or, to the Knowledge of the Partners, threatened, against any Acquired Company;
(l)    no Person currently employed by an Acquired Company is ineligible to work in the United States under Applicable Laws, and each Acquired Company has, during the preceding five (5) years, complied with its obligations under the Immigration Reform and Control Act of 1986, as amended (the “IRCA”). For each employee of each Acquired Company who was first hired during the preceding five (5) years, and for whom compliance is required, each such Acquired Company has obtained and retained a complete and true copy of each such employee’s Form I-9 (Employment Eligibility Verification Form). During the preceding five (5) years, no Acquired Company has been cited, fined, served with a notice of intent to fine or with a cease and desist order, nor has any action, audit, investigation or administrative proceeding been initiated or, to the Knowledge of the Partners, threatened against any Acquired Company by reason of any actual or alleged failure to comply with the IRCA or any other Applicable Law relating to immigration;
(m)    during the six-month period prior to the Closing Date, no Acquired Company has taken any action that would constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act (“WARN”) or otherwise trigger notice requirements or liability under any Applicable Law relating to plant closings or collective dismissals and no employee of an Acquired Company (current or former) has suffered an “employment loss” (as defined in WARN);
(n)    no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any Acquired Company and its employees has been filed or been ongoing during the preceding three (3) years against any Acquired Company under any Applicable Law, nor is any such claim, complaint or investigation currently pending or, to the Knowledge of the Partners, threatened against any Acquired Company under any Applicable Law;
(o)    during the preceding three (3) years, each Acquired Company has complied with, maintained and currently maintains adequate insurance as required by Applicable Laws with respect to workers’ compensation claims and unemployment benefits claims;
(p)    during the preceding three (3) years, each Acquired Company has paid or made provision for payment of all salaries, wages, overtime pay and vacation pay accrued by such Acquired Company’s respective employees through the Closing Date, and, is currently in compliance in all material respects with all Applicable Laws and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment standards, pay equity, employment discrimination and harassment, wages, hours of work or occupations safety and health, including ERISA, IRCA, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts and all comparable state and local laws and regulations (collectively, the “Labor Laws”);
(q)    the Partners have delivered to the Purchasers or Quanta true and complete copies of all permits currently issued under applicable Labor Laws and such permits, if any, are listed on Schedule 2.17, and, the Acquired Companies are currently operating, and during the preceding three (3) years have operated, their business in compliance with such permits, if applicable;

(r)    no Acquired Company has, during the preceding three (3) years, unlawfully denied any employee’s request for a leave of absence under the FMLA and no current employee of an Acquired Company (i) will be on leave under the FMLA at the Closing Date or (ii) has requested leave under the FMLA to begin after the Closing Date;
(s)    each Acquired Company has paid or accrued all current assessments and no Acquired Company is currently subject to any provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) under workers’ compensation legislation, and no Acquired Company has been subject to any special or penalty assessment under such legislation that has not been paid through the Closing Date; and
(t)    each Acquired Company’s accident cost experience relating to its business is such that there are no pending or, to the Knowledge of the Partners, possible assessments and there are no workers’ compensation claims pending, or to the Knowledge of the Partners, threatened claims that might adversely affect such Acquired Company’s accident cost experience.
Section 2.18    Insurance Policies. Schedule 2.18 contains a complete and correct list of all current insurance policies carried by or for the benefit of any Acquired Company, specifying the insurer, policy period at the time of issuance, type of policy, the amount and nature of coverage and policy limits, the annual premiums for such coverage, and the date through which coverage will continue by virtue of premiums already paid. Schedule 2.18 sets forth a complete and accurate list of all claims or losses with a valuation of such claims and losses, provided by each applicable insurance company showing all workers’ compensation, property, marine, inland marine, fidelity, aviation, liability, auto or other insurance claims relating to any event or occurrence that took place or was discovered at any time during the past five (5) policy years and, to the Knowledge of the Partners, no other claims or losses exist. Each Acquired Company has maintained all insurance required to be maintained pursuant to the Company Contracts. Except with respect to claims and losses that are not reasonably expected to exceed the deductible applicable to such claim or loss, to the Knowledge of the Partners, each Acquired Company has within the past five (5) policy years properly filed under the appropriate insurance policy all claims and losses for which such policies provided coverage. All of the insurance policies identified on Schedule 2.18 (a) are valid, outstanding, in full force and effect and enforceable in accordance with their terms, (b) taken together, provide adequate insurance coverage for the assets and operations of all of the Acquired Companies, (c) have not been subject to any lapse in coverage and (d) are sufficient for compliance with all Applicable Laws. All premiums due on the insurance policies identified on Schedule 2.18 have been paid in accordance with the payment terms of each such insurance policy. No Acquired Company has received any written notice of any reservation of rights or coverage denial from any insurer or cancellation or, to the Knowledge of the Partners, any threatened cancellation of any insurance policy, and each Acquired Company is a named insured or loss payee, as applicable, under each insurance policy. No Acquired Company is in material default under, and has not otherwise failed to materially comply with, any provision contained in any such insurance policy. The insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies’ business. Except as expressly described in Schedule 2.18, each Acquired Company has delivered or otherwise made available to the Purchasers or Quanta true and complete copies of all of such Acquired

Company’s insurance policies for each of the last five (5) policy years, whether or not such policy is in effect.
Section 2.19    Environmental, Health and Safety Matters. Except as disclosed in Schedule 2.19:
(a)    Each Acquired Company is and, during the preceding five (5) years, has been in compliance in all material respects with all Environmental, Health and Safety Requirements. No Acquired Company has received, during the preceding five (5) years, any order or notice from any Governmental Entity alleging to any actual, threatened or alleged violation or failure to comply with any Environmental, Health and Safety Requirement with respect to any Leased Real Property or other real property (whether formerly or presently leased, owned, or otherwise used or operated) or asset in which any Acquired Company has or had an interest that remains unresolved. Without limiting the generality of the foregoing, each Acquired Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations that are required under any applicable Environmental, Health and Safety Requirements, and all such permits, licenses and governmental authorizations are in full force and effect.
(b)    No Acquired Company has received, during the preceding five (5) years, notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Oil Pollution Act of 1990 (“OPA90”) or any similar Applicable Law from any Governmental Entity or any third party claimant that remains unresolved. To the Knowledge of the Partners, there are no facts, events, circumstances or conditions that could reasonably be expected to (i) form the basis for the assertion of any claim against any Acquired Company under any Environmental, Health and Safety Requirements, including OPA90, CERCLA or any similar Applicable Law with respect to any on site or off site location.
(c)    No Acquired Company has entered into or agreed to enter into, and no Acquired Company anticipates entering into, any consent decree or order, which remains unresolved, and no Acquired Company is subject to any unresolved judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental, Health and Safety Requirements. No Acquired Company has, either expressly or by operation of law, assumed or undertaken any material liability, including any material obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.
(d)    No Acquired Company, during the preceding five (5) years, has been alleged by a Governmental Entity or third party claimant to be in violation of, and during the preceding five (5) years, has not been subject to any administrative or judicial enforcement proceeding pursuant to, applicable Environmental, Health and Safety Requirements.
(e)    There are no Actions pending or, to the Knowledge of the Partners, threatened against any Acquired Company pursuant to or based upon any provision of any Environmental, Health and Safety Requirements, or the Release of any Hazardous Materials at, on, under, or from any plant, facility, site, yard, area or property currently or previously owned, leased or otherwise used by any

Acquired Company or, to the Knowledge of the Partners, by any other Person (the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, and the term “Environment” includes the air (including ambient air and all layers of the atmosphere), land (including soil, surface or subsurface strata or medium, sediments, fill or lands submerged under water, water (including oceans, lakes, rivers, streams, drinking water supply, groundwater and surface water), and all other environmental media.
(f)    The Partners have delivered or otherwise made available to the Purchasers or Quanta true, correct and complete copies of all material environmental audit reports or environmental site assessments and prepared within the preceding five (5) year period regarding each Acquired Company and any properties formerly or currently leased, owned or otherwise used or operated by any Acquired Company in the possession, custody or control of any of the Partners or any Acquired Company.
(g)    There has been no Release of Hazardous Materials by any Acquired Company, any Partner or Related Party or, to the Knowledge of the Partners, any other Person, at, on, under or from any presently or formerly leased or owned real properties of any Acquired Company for which any material investigatory, remedial, monitoring, or restoration or remediation activities would be required of an Acquired Company under any Environmental, Health and Safety Requirements, and none of (A) the Leased Real Properties leased under a lease which is an Existing Related Party Lease, or (B) to the Knowledge of the Partners, the Leased Real Property leased under a lease which is not an Existing Related Party Lease, any improvements thereon or any equipment of any Acquired Company contains any asbestos, polychlorinated biphenyls (PCBs), underground storage tanks, pits or sumps on or under any such Leased Real Property, improvements or equipment for which any investigatory, remedial, monitoring or restoration activities would be required. To the Knowledge of the Partners, no Hazardous Materials are migrating to or from any Acquired Company’s real property, facilities or other Assets (whether owned, leased, occupied, managed, controlled or licensed).
(h)    No Acquired Company has retained or assumed, by contract or operation of Applicable Law, any liabilities or obligations of third parties (as opposed to liabilities or obligations resulting from the acts or omissions of such Acquired Company) under any Environmental, Health and Safety Requirements of an Acquired Company.
(i)    No Acquired Company has experienced a fatality in connection with its operations during the past five (5) years.
As used in this Agreement, the term “Environmental, Health and Safety Requirements” means all applicable federal, state, municipal and local laws, statutes, regulations, ordinances, by-laws, codes, standards, directives and policies (including those in foreign jurisdictions) having the force or effect of law, all judicial and administrative orders and determinations, all binding agreements with any Governmental Entity and all common law concerning public health and safety, working health and safety, and concerning pollution (or cleanup thereof), the protection or preservation of natural resources, protected, endangered, threatened or at-risk species or species of special concern or the Environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, warning, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, each as amended, including the following (including their implementing regulations and any state analogs): OPA90; CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (as related to Hazardous Materials); and the related principles of common law and equity.
As used in this Agreement, the term “Hazardous Materials” means any material, substance, pollutant or waste as it is defined, listed or designated as a hazardous substance, hazardous waste, petroleum or petroleum-derived substance or waste, PCBs, asbestos, radioactive substance or any constituent or combination of any such substance or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which by any Acquired Company is governed by any applicable Environmental, Health and Safety Requirement.
This Section 2.19 constitutes the sole and exclusive representations and warranties of the Partners with respect to Environmental, Health and Safety Requirements, Hazardous Materials, and any other environmental, health or safety matter.
Section 2.20    Intellectual Property; Software.
(a)    Intellectual Property. Schedule 2.20 sets forth a true, correct and complete list of all registered and unregistered copyrights, trade names, trade secrets, trademarks, service marks (including logos), patents (or application therefor), know-how or other intellectual property or proprietary property rights that are material to the business of any Acquired Company or as to which any Acquired Company claims an ownership interest or as to which any Acquired Company is a licensee or licensor (the “Intellectual Property”), the jurisdictions where each Intellectual Property is registered (if any) and all licensing, franchising or other agreements, contracts or instruments relating to such Intellectual Property or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment (“IP Agreements”). Each applicable Acquired Company has good, marketable and transferable title to or possesses adequate licenses, assignments or other valid rights to use such Intellectual Property, free and clear of all Liens, except Permitted Liens, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. The Intellectual Property is subsisting and is not invalid or unenforceable, in whole or in part. To the Knowledge of the Partners, neither the use of such Intellectual Property nor the conduct of the business of the Acquired Companies in accordance with its past practices misappropriates or infringes upon any patent or copyright of any third party or trade name, trade secret, trademark, service mark or other intellectual property right of any third party. No Acquired Company has received written or, to the Knowledge of the Partners, oral notice of any claim against any Acquired Company alleging that any Acquired Company has violated, infringed, or otherwise improperly used any intellectual property rights. There are no pending claims, judgments or settlements to be paid by any Acquired Company with respect to any of the Intellectual Property, and there are no pending claims or litigation relating to any of the Intellectual Property. The Intellectual Property constitutes all the intellectual property that is reasonably necessary in the conduct of its business as currently conducted by the Acquired Companies, and after the Closing, each Acquired Company will be able to conduct its business as currently conducted using the Intellectual Property in the same manner as it did prior to the Closing.
(b)    Software. Schedule 2.20 sets forth a true and complete list of: (i) all software owned by each Acquired Company that is material to the business of such Acquired Company (the “Company Proprietary Software”) and (ii) all software (other than Company Proprietary Software) licensed by each Acquired Company that is material to the business of such Acquired Company (the “Company Licensed Software” and, together with the Company Proprietary Software, the “Company Software”) and all licensing, franchising, purchase, development or other agreements, contracts or instruments relating to such Company Software or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment with respect to any Company Software (“Software Agreements”). Each Acquired Company has all right, title and interest in and to all intellectual property rights in its Company Proprietary Software. Each Acquired Company has developed the Company Proprietary Software through its own efforts and for its own account, and the Company Proprietary Software is free and clear of all Liens, other than Permitted Liens. No Acquired Company has received written or, to the Knowledge of the Partners, oral notice from any third party claiming any right, title or interest in the Company Proprietary Software. The use of the Company Proprietary Software by the Acquired Companies in their business as currently operated does not breach any terms of any Software Agreement. No Acquired Company has received written or, to the Knowledge of the Partners, oral notice alleging infringement by the Company Proprietary Software upon any patent, copyright or trade secret or any other intellectual property right of any third party. Each Acquired Company is in compliance with the terms and conditions of all Software Agreements and other agreements to which it is a party relating to the Company Licensed Software. No Acquired Company has granted rights in Company Software to any third party. The Company Software owned or licensed by the Acquired Companies constitutes all the software that is reasonably necessary in the conduct of their respective businesses as currently conducted by the Acquired Companies and, after the Closing, the Acquired Companies will be able to conduct their respective businesses as currently conducted using the Company Software in the same manner as they did prior to the Closing.
(c)    Domain Names. Schedule 2.20 sets forth a true and complete list of all domain names and internet addresses owned or used by each Acquired Company (the “Company Domain Names”). Each Acquired Company has all right, title and interest in and to all intellectual property rights in its Company Domain Names. Each of the Company Domain Names is registered in the name of the applicable Acquired Company and is free and clear of all Liens, other than Permitted Liens. No Acquired Company has received written or, to the Knowledge of the Partners, oral notice from any third party claiming any right, title or interest in any Company Domain Name. Each Acquired Company is in compliance with the terms and conditions of all registration and other agreements to which it is a party relating to the Company Domain Names.

Section 2.21    Transactions with Affiliates.
(a)    Schedule 2.21 sets forth each contract, agreement, loan, arrangement or understanding (including the name, date, identity of parties and description of such contract, agreement, loan, arrangement or understanding) of any Related Party with, or relating to, an Acquired Company or any of the properties or assets of an Acquired Company other than a Company Benefit Plan or an Existing Employment Agreement (“Related Party Contracts”). Except as expressly described in Schedule 2.21, no Related Party has any interest in any of the Leased Real Property, the Personal Property or any other property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any Acquired Company (including any Assets).
(b)    For purposes of this Agreement, (i) “Related Party” means each Partner and each director, manager, member, officer and employee of each Acquired Company, and any person with whom any such Partner, director, manager, member, officer or employee has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate), and any Affiliate of any of the foregoing, (ii) “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person, (iii) “Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing), and (iv) “Person” means any individual, corporation, partnership, firm, limited liability company, unlimited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity (or political subdivision thereof) or other entity.
Section 2.22    Customers and Suppliers. Schedule 2.22 contains a complete and accurate list of the names of the ten (10) largest customers (based on the dollar amount of revenue received from such customers) of each Acquired Company for each of the last two (2) fiscal years and for the three (3)-month period ended on the Interim Balance Sheet Date based on revenue from such customers (the “Significant Customers”) and the aggregate amount of revenue received from each such Significant Customer during each such period. Except as expressly described in Schedule 2.22:
(a)    to the Knowledge of the Partners, no event has occurred and no condition or circumstance exists on or prior to the Closing Date that would reasonably be expected to materially and adversely affect the relationship of any Acquired Company with any Significant Customer (other than an event, condition or circumstance impacting the business or industry of a Significant Customer, the Acquired Companies or the Purchasers);
(b)    no Significant Customer during the last twelve (12) months has canceled, terminated or, to the Knowledge of the Partners, made any threat to cancel, or otherwise terminate any contract (other than by expiration by the terms thereof), or to reduce or otherwise decrease its usage of the services of any Acquired Company (other than completion of the work or full performance of the services in the ordinary course of business); and
(c)    to the Knowledge of the Partners, no current Significant Customer or material supplier intends to terminate or materially and adversely alter its business relations with any Acquired Company, either as a result of the transactions contemplated by this Agreement or otherwise.
Section 2.23    Service Warranties and Defect Liabilities. Schedule 2.23 sets forth a complete and accurate description of any claims or assertions made in the last two (2) years (including the date and identity of the claimant) against any Acquired Company alleging that any services performed by such Acquired Company or, to the Knowledge of the Partners, on its behalf, were improperly performed or provided. No Acquired Company manufactures, or contracts to manufacture, any goods or products sold to third parties.
Section 2.24    Accounts Receivable; Accounts Payable; Backlog; Billings in Excess; Books and Records.
(a)    Accounts Receivable. Schedule 2.24 sets forth a true and complete list of the accounts receivable of the Acquired Companies as of the Interim Balance Sheet Date showing the amount of each receivable and an aging of amounts due thereunder. Except as expressly described in Schedule 2.24, all accounts receivable of the Acquired Companies, including those collected prior to the Closing;
(i)    are valid, existing and have arisen from bona fide transactions entered into by the applicable Acquired Company involving, and represent monies due for, goods sold and delivered or services rendered in the ordinary course of business consistent with past practice;
(ii)    except to the extent of any job retentions and holdbacks in accordance with the terms of the Customer Contracts, are not subject to any refunds or adjustments or any defenses, rights of set-off, counterclaims, assignment, restrictions, security interests or other encumbrances (other than Permitted Liens); and
(iii)    are not subject to repayment or forfeiture, including in connection with a customer audit.
Except as expressly described in Schedule 2.24, all accounts receivable are current, and there are no disputes regarding the collectability of any such accounts receivable. No Acquired Company has factored any of its accounts receivable. Except as expressly described in Schedule 2.24, to the Knowledge of the Partners, the debtors to which the accounts receivable relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the accounts receivable have been made subject to an assignment for the benefit of creditors. Since the Interim Balance Sheet Date, all accounts receivable have been handled by each Acquired Company in the ordinary course of business.

(b)    Accounts Payable. The accounts payable of each Acquired Company reflected on the unaudited balance sheet of the Acquired Companies at the Interim Balance Sheet Date (i)

include all amounts due for work performed by and assets acquired from each of the vendors, subcontractors and suppliers of the Acquired Companies as of such date and (ii) arose from bona fide transactions in the ordinary course of business, in each case in accordance with GAAP. Except as expressly described in Schedule 2.24, none of the accounts payable of the Acquired Companies have been outstanding for more than forty-five (45) days from their respective billing dates.
(c)    Open Jobs; Backlog and Outstanding Bids. Each of the Applicable Companies’ uncompleted projects currently in progress (each such project, an “Open Job” and, collectively, the “Open Jobs”) constitutes work performed, or to be performed, pursuant to fully executed written Customer Contracts, work orders taken in the ordinary course of business or orders and change orders issued within the terms of the relationship pursuant to which the Acquired Companies’ Open Jobs are being conducted (“Open Job Contracts”). No Acquired Company has been, and no customer or other party to an Open Job Contract has been declared to be, in default or is in breach of the terms of any obligation under any such Open Job Contract, and, to the Knowledge of the Partners, no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which any of Acquired Company’s Open Jobs relate. To the Knowledge of the Partners, absent circumstances, conditions or events that could not be reasonably foreseen, all of the Acquired Companies’ Open Jobs are capable of being completed in compliance with the applicable Open Job Contract if managed in the ordinary course of business.  No Acquired Company has any oral agreements for any Open Job.  Schedule 2.24 sets forth a complete and accurate list, on a project-by-project basis, of the Customer Contracts underlying each Acquired Company’s Backlog, including the specific portion of Backlog attributable to each such project and in the case of any Open Jobs on a lump sum basis, together with the Partners’ good faith estimate (and specifically without taking into account any circumstances, conditions or events that could not be reasonably foreseen) of (i) the amount of revenue expected to be recognized from remaining work to be performed under each Open Job (along with a job cost schedule), (ii) estimated costs, (iii) costs incurred, (iv) billings issued and (v) profit or loss. The Backlog amounts set forth on Schedule 2.24, both individually and in the aggregate, constitute each Acquired Company’s commercially reasonable estimates of such amounts. For purposes of this Agreement, “Backlog” means the amount of revenue that each Acquired Company, based on its past practices for calculating such amounts, expects to recognize from: (x) remaining work to be performed for all Open Jobs and (y) all executed Customer Contracts under which work has not yet begun. Schedule 2.24 also sets forth a complete and accurate description of each outstanding bid or proposal by each Acquired Company that, if awarded to such Acquired Company, contemplates payments to such Acquired Company in excess of $100,000 and that is subject to acceptance or award by a third party.
(d)    Billings in Excess. Except as expressly described in Schedule 2.24, as of June 30, 2017, no Acquired Company has any billings in excess of costs or other deferred revenues.
(e)    Consistent Treatment. Since the Interim Balance Sheet Date, all accounts receivable, accounts payable, Backlog and billings in excess of costs and other deferred revenues of the Acquired Companies have been accrued and treated in a manner consistent with past practice and in accordance with GAAP.

(f)    Books and Records. All books and records of the Acquired Companies relating to the business of the Acquired Companies, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, financial, accounting and records, and legal proceeding files (regardless of the media in which stored) have been maintained in the ordinary course of business consistent with past practices.
Section 2.25    Licenses and Permits. Each Acquired Company owns or possesses all of the notifications, licenses, permits, franchises, grants, easements, variances, exceptions, consents, orders, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations (collectively, the “Licenses”) issued by, or submitted by an Acquired Company to, any Governmental Entity and that are necessary in all material respects to enable such Acquired Company to own, lease and operate its assets and properties and to carry on its operations as presently conducted. All Licenses are valid, binding, and in full force and effect. Each Acquired Company has taken all necessary action to maintain each of its Licenses, including the payment of all fees and charges with respect to the Licenses due or payable. No loss or expiration of any License is pending or, to the Knowledge of the Partners, threatened (other than expiration upon the end of any term of such License). No License has been revoked, suspended or limited in any material respect within the last five (5) years.
Section 2.26    Ethical Practices. Each Acquired Company is in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and all other anti-corruption and anti-bribery laws, regulations and requirements of any jurisdiction applicable to any Acquired Company (collectively, “Anti-Corruption Laws”). Except as expressly described in Schedule 2.26, none of the Partners, Acquired Companies or any of their respective directors, managers, members, officers, employees, independent contractors, financial or other professional advisors or consultants, agents or representatives or any other Person, on behalf of any Acquired Company or any of the Partners, has, directly or indirectly, offered, given or agreed to offer or give anything of value to, or solicited, received or agreed to solicit or receive anything of value from, a Public Official in violation of any applicable Anti-Corruption Laws. None of the Acquired Companies, the Partners, the directors, managers, members, officers, employees, independent contractors, financial and other professional advisors or consultants, agents and representatives of the Acquired Companies, nor anyone acting on behalf of any of them, has made or received any payment involving a Public Official not correctly categorized and fully disclosed in the books and records of the Acquired Companies in connection with or in any way relating to or affecting any Acquired Company. For purposes hereof, “Public Official” means: (x) any officer or employee of a Governmental Entity or domestic or international public organization, or any Person acting in an official or unofficial capacity for or on behalf of any Governmental Entity or domestic or international public organization; (y) any officer or employee of a domestic or foreign government-owned, -controlled, or -operated enterprise; and (z) any domestic or foreign political party or party official or any candidate for a political office, whether domestic or foreign.
Section 2.27    Bank Accounts. Schedule 2.27 sets forth a complete and accurate list of the names of all banks and other financial institutions in which any Acquired Company currently has an account, deposit or safe deposit box; the applicable account names and numbers (along with the names of all Persons authorized to draw on such accounts or deposits or to have access to such boxes).
Section 2.28    Powers of Attorney. Except as expressly described in Schedule 2.28, no Acquired Company has given any revocable or irrevocable power of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever that will not be terminated on or before the Closing Date.
Section 2.29    Brokers, Finders and Investment Bankers. Except as expressly described in Schedule 2.29, none of the Partners, the Acquired Companies or any of their respective Affiliates, or any directors, managers, members, officers or employees of any Acquired Company or any such Affiliates, has employed any broker, finder or investment banker or incurred any liability for any Broker Fees in connection with the Acquisition or the other transactions contemplated by this Agreement.
Section 2.30    Business Assets. Each Acquired Company has good, marketable and transferable title to, or holds under a valid lease, agreement or license, all real, personal, mixed, tangible and intangible assets, properties, contracts and rights necessary to conduct its business as presently conducted and as contemplated to perform work required with respect to the Backlog (collectively, the “Assets”), in each case free and clear of all Liens (other than Permitted Liens). The real, personal, mixed, tangible and intangible assets, properties, contracts and rights currently owned or leased by the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, contracts and assets necessary to conduct the business of the Acquired Companies as currently conducted in all material respects.
Section 2.31    Inventory. Each Acquired Company maintains levels of Inventory sufficient to conduct its business in the ordinary course of business consistent with past practice. The Inventory of each Acquired Company reflected on the most recent balance sheet included in the Financial Statements and in the records and books of account of such Acquired Company since the Interim Balance Sheet Date is of a quality and quantity usable or saleable, as the case may be, in the ordinary course of business, except to the extent of any reserves or allowances (which shall be calculated consistent with past practices) included in the calculation of Closing Date NWC. All Inventory has been valued at cost, and all unmarketable, returned, rejected, damaged, slow moving or obsolete Inventory has been written off or written down to net realizable value in the applicable Acquired Company’s books and records and in the most recent balance sheet included in the Financial Statements. The quantities of each item of Inventory (whether raw materials, intermediaries, open jobs or finished goods) are not excessive and are reasonable in the present circumstances of the business. For purposes of this Agreement, “Inventory” means all inventory related to the business of the applicable Acquired Company, wherever located, including all finished goods, whether held at any location or facility of such Acquired Company or in transit to such Acquired Company.
Section 2.32    Surety Bonds and Agreements.

(a)    Each Acquired Company has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, Tax bonds, licensing bonds, reclamation bonds, surety bonds and all such similar undertakings or financial security arrangements and any indemnity or underwriting agreements or other contracts with a surety (collectively, “Surety Bonds and Agreements”) required (on request of a customer or otherwise) to be posted in connection with its operations. Schedule 2.32 contains a true and complete list of all Surety Bonds and Agreements to which any Acquired Company is a party or by which it or any of its assets or properties is bound, including all Surety Bonds and Agreements posted by or on behalf of any of the Acquired Companies in connection with its operations.
(b)    Except as expressly described in Schedule 2.32, each Acquired Company is in compliance with all Surety Bonds and Agreements applicable to it, and the operation of its business and the state of reclamation with respect to the Surety Bonds and Agreements are “current” or in “deferred status” regarding reclamation obligations and otherwise are in compliance with all applicable reclamation requirements, orders of Governmental Entities, Licenses and Applicable Laws. Except as expressly described in Schedule 2.32, the Acquired Companies are not and will not be required to obtain any one or more substitute Surety Bonds and Agreements with respect to any of its Surety Bonds and Agreements and the Surety Bonds and Agreements will remain in effect on identical terms immediately following the Closing.
Section 2.33    Projections. All projections delivered to the Purchasers or Quanta by or on behalf of any of the Partners or any Acquired Company were prepared in good faith.
Section 2.34    Foreign Activities. Except as expressly described in Schedule 2.34, no Acquired Company has conducted any business, performed any services or otherwise engaged in activities for the purpose of performing services or developing business in any jurisdiction other than the United States of America. No Acquired Company is subject to (and none of the assets or properties of the Acquired Companies are bound by) any judgment, decree, order, injunction, award or ruling of any foreign government or foreign court, tribunal, administrative or regulatory agency or commission or any other foreign governmental authority or agency or foreign arbitration panel. There is no (and there has not at any time been any) Action pending or, to the Knowledge of the Partners, threatened against or by or relating to or involving any Acquired Company or the real or personal property (whether leased or owned) of any Acquired Company before, under the authority of or within the purview of any foreign government or foreign court, tribunal, administrative or regulatory agency or commission or any other foreign governmental authority or agency or foreign arbitrator of any kind.
Section 2.35    Special Bid Requirements; Preferential Status. No Acquired Company has (i) entered into, been awarded or performed, nor has any Acquired Company made any bid for, any contract (including any Company Contract), arrangement, project or job that was or could be awarded to an Acquired Company in reliance upon qualification as, or pursuant to a procurement that was restricted to bidders qualified as, a small business, small disadvantaged business or otherwise possessing mentor or protégé status or as a woman-owned small business, veteran-owned small business, service-disabled veteran-owned small business, woman-owned business, minority-owned business, minority business enterprise, any other socially or economically disadvantaged classification or any other preferential status (including as defined in the Federal Property and Administrative

Services Act, Section 7102 of the Federal Acquisition Streamlining Act of 1994, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations, participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under Section 8(a) of the Small Business Act) or a “minority set aside” or other “set aside” status or any other specified status, organization, make up, type of business or operation, condition, event, occurrence or circumstance provided or prescribed by any Applicable Law (collectively, “Preferred Bidder Status”), or (ii) certified or represented, in connection with any contract (including any Company Contract), arrangement, project, job or bid, that it qualifies for any Preferred Bidder Status. No Acquired Company has received any written (or, to the Knowledge of the Partners, oral) notification that any customer (including any Governmental Entity), prime contractor or higher-tier subcontractor will terminate, materially decrease the rate of purchasing under, or decline to exercise options under any Company Contract, as the result of any loss of any Preferred Bidder Status. None of the Acquired Companies have any contract (including any Company Contract) or arrangement with any customer that either requires the continuation of ownership of any Acquired Company (or any interest therein) by a Person having Preferred Bidder Status or permits termination by the customer due to any Acquired Company’s loss of any Preferred Bidder Status. None of the Company Contracts will require any Acquired Company after the Closing to qualify for any Preferred Bidder Status as a condition of maintaining any Company Contract.
Section 2.36    Aircraft. No Acquired Company has owned, operated, maintained, serviced, repaired, overhauled, checked or tested any aircraft.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS AND QUANTA
The Purchasers and Quanta hereby jointly and severally represent and warrant to each Partner that the statements contained in this Article III are true and correct as of the Closing Date. In addition, the Purchasers and Quanta hereby acknowledge that the Partners are relying on the representations and warranties set forth in this Article III in connection with their execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement.
Section 3.1    Organization. Each of the Purchasers and Quanta is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchasers and Quanta has all requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its respective business as now being conducted, and is duly qualified or registered and in good standing as a foreign entity to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.
Section 3.2    Authorization. Each of the Purchasers and Quanta has full power, capacity and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”) and to perform its respective obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been approved by the respective board of directors or other comparable governing body or Persons of the Purchasers and Quanta. No additional corporate or limited liability company proceedings on the part of the Purchasers or Quanta are necessary to authorize the execution and delivery of this Agreement and the consummation by the Purchasers and Quanta of the transactions contemplated hereby. This Agreement has been, and the Purchaser Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Purchasers and Quanta, as applicable, and (assuming the due authorization, execution and delivery thereof by each other party thereto) do or will, as the case may be, constitute valid and binding agreements of the Purchasers and Quanta, as applicable, enforceable against each of them, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 3.3    Absence of Restrictions and Conflicts; Consents.
(a)    The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents by the Purchasers and Quanta, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents by the Purchasers and Quanta do not or will not (as the case may be), with the passing of time or the giving of notice or both, contravene, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel or any other right or benefit under: (i) the Organizational Documents of any of the Purchasers or Quanta; (ii) any material contract filed as an exhibit to Quanta’s Most Recent Annual Report pursuant to Item 601(b)(10) of Regulation S-K of the Exchange Act; (iii) any judgment, decree, writ, order, injunction, award or ruling of any Governmental Entity or arbitration panel to which any of the Purchasers or Quanta is a party or by which any of the Purchasers or Quanta or any of their respective assets or properties are bound; or (iv) any Applicable Laws applicable to the Purchasers or Quanta.
(b)    Except for such notifications to the NYSE as may be required by the rules of the NYSE and such filings as may be required under applicable Securities Laws, no consent, permit, waiver, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or public or regulatory unit, agency or authority is required with respect to the Purchasers or Quanta in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby other than any such consents, permits, waivers, licenses, approvals, orders or authorizations of, registrations, declarations or filings that have already been obtained or made by the Purchasers or Quanta, as applicable.
(c)    No consent, permit, waiver, license, approval, order or authorization of, or registration, declaration or filing with, any Person (other than a Governmental Entity) is required by or with respect to the Purchasers or Quanta in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby other than any such consents, permits, waivers, licenses, approvals, orders or authorizations of, registrations, declarations or filings that have already been obtained or made by the Purchasers or Quanta, as applicable, other than Current Reports on Form 8-K.
Section 3.4    Brokers, Finders and Investment Bankers. Except as set forth on Schedule 3.4, none of the Purchasers or Quanta has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.
Section 3.5    Exemptions from Securities Law. Provided that the representations made by the Partners in Section 9.1 and Section 9.2 of this Agreement are true and accurate on the Closing Date and the Earnout Payment Date, as applicable, if shares of Quanta Common Stock are then issued, the issuance of such shares by Quanta to the Partners in respect of the Acquisition and in accordance with the terms of this Agreement (collectively, the “Restricted Shares”) will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Quanta under the Securities Act or any Applicable Laws relating to securities (collectively, the “Securities Laws”) in connection with such issuance, other than Current Reports on Form 8-K.
Section 3.6    Compliance with Securities Law. No securities commission or similar regulatory authority or stock exchange has issued any order that is currently outstanding preventing or suspending trading in any securities of Quanta, no such proceeding is, to the actual knowledge of Quanta, pending, threatened or contemplated, and Quanta is not in default of any material requirement of any applicable Securities Laws.
Section 3.7    Compliance with Filing Requirements. Quanta has filed all forms, reports, schedules, statements and other documents (collectively, and including all exhibits, the “Quanta SEC Reports”) required to be filed by Quanta with the SEC for the past three (3) years. As of their respective dates, and giving effect to any amendments or supplements that have been filed thereafter, the Quanta SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations of the SEC promulgated thereunder applicable to the Quanta SEC Reports.
ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS
Section 4.1    Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, following the Closing, the Parties will each use their reasonable, good faith efforts to perform their respective obligations in this Agreement to be performed after the Closing and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to cause the transactions contemplated in this Agreement to be effected on the Closing Date, in accordance with the terms of this Agreement, and will cooperate fully with each other and their respective officers, directors, managers, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, giving prompt notice to each other Party of any failure of such Party to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement. Each Party acknowledges that each other Party does not and will not waive any rights it may have under this Agreement as a result of any such notifications, and delivery of any notice pursuant to this Section 4.1 will not limit or otherwise affect the rights or remedies available hereunder to the recipient of such notice.
(a)    Following the Closing, each of the Parties promptly will make any filings and submissions and will take all actions necessary, proper or advisable under Applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement. Each of the Parties will furnish all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, but subject to Section 1.7(f)(iii), in no event will the Purchasers or Quanta be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction, or take any other action that, in the reasonable judgment of the Purchasers or Quanta, respectively, could be expected to limit the right of the Purchasers or Quanta to own or operate all or any portion of its respective businesses or assets (including the business and assets of the Acquired Companies).
(b)    Following the Closing, in the event any Action is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Action (all at the expense of Purchasers, provided such Action does not result from, arise out of, relate to or is in connection with any matter in respect of which the Partners are obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 8.1).
(c)    At the request of the Purchasers, each of the Partners will give, and will cause their Affiliates to give, any notices to third parties and use all commercially reasonable efforts (in consultation with the Purchasers) necessary to obtain any third party consents that have not already been obtained prior to the Closing and that are disclosed or required to be disclosed in the Schedules to this Agreement; provided that nothing in this Agreement shall require the Partners to pay any amounts or incur expenses to obtain any such consents.
Section 4.2    Public Announcements. The Partners will not make or issue, or cause to be made or issued, any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Purchasers and Quanta, which may be withheld or conditioned in their discretion.
Section 4.3    Partners’ Disclosure Schedules.
(a)    The disclosures in the Schedules shall (i) be identified by the specific subsection(s) of each Section to which such disclosures relate and (ii) relate only to the representations and warranties in the specified subsection(s) of such Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement unless a specific cross-reference to another Schedule is provided. If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a representation or warranty that is specifically identified in such Schedule by reference to its Section and applicable subsection(s)), the statements in the body of this Agreement will control.
(b)    No reference in the Schedules to any agreement or document shall be construed as an admission to any third party that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission to any third party that any such breach or violation exists or has already occurred.
Section 4.4    Non-Competition. As partial consideration for payment of the Purchase Price, each Partner agrees to the following covenants:
(a)    Definitions. For the purposes of this Section 4.4, the following definitions shall apply:
(i)    “Company Activities” shall mean (A) the business of providing above ground storage tank maintenance and construction services, civil construction services, structural steel erection services, pipe fabrication and installation, inspection services, midstream facilities construction and maintenance services, electrical and instrumentation solutions, catalyst handling services and scheduled and emergency turnaround services and (B) all other services provided by any Acquired Company prior to the Closing Date to any current or former customer of any Acquired Company.
(ii)    “Competing Business” shall mean any Person that engages in Company Activities in the Territory, but expressly excluding Quanta, the Purchasers and any Acquired Company.
(iii)    “Confidential Information” shall mean any data or information of any Acquired Company or any of its Affiliates (other than Trade Secrets) that is valuable to the operation of any Acquired Company or the Company Activities, and not generally known to competitors or the general public.
(iv)    “Noncompete Period” shall mean five (5) years following the Closing Date.
(v)    “Territory” shall mean the United States of America and any other jurisdiction in which any Acquired Company has performed services or otherwise engaged in activities for the purpose of performing services or developing business.
(vi)    “Trade Secrets” shall mean trade secret and confidential information, including confidential technical or non-technical data, a formula, pattern, compilation,

program, including computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which is treated as confidential, derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. The term “Trade Secrets” shall not include an item of information that is or becomes available to the industry (e.g., available in the technical literature, databases or the like) or is in, or subsequently enters, the public domain other than as a result of a disclosure by or on behalf of a Partner or any Affiliate Controlled by a Partner.
(b)    Trade Secrets. Other than in the performance of responsibilities as an employee of Quanta or its Affiliates following the Closing Date, the Partners shall, and shall cause their Affiliates to, hold in confidence at all times after the Closing Date all Trade Secrets of the Acquired Companies, and shall not disclose, publish or make use of (or cause or permit the publication, disclosure or use of) any Trade Secrets of the Acquired Companies at any time after the Closing Date without the prior written consent of the Purchasers or Quanta. Nothing in this Agreement shall diminish the rights of the Purchasers, Quanta or their Affiliates regarding the protection of Trade Secrets and other intellectual property pursuant to Applicable Laws from and after the Closing Date.
(c)    Confidential Information. Other than in the scope of employment with the Acquired Companies following the Closing Date, if applicable, the Partners hereby agree to, and to cause their Affiliates to, hold in confidence all Confidential Information and to not disclose, publish or make use of (or cause or permit the publication, disclosure or use of) any Confidential Information without the prior written consent of the Purchasers; provided, however, that a Partner and its Affiliates shall be able to use any such information (i) that is in, or subsequently enters, the public domain other than as a result of a disclosure, directly or indirectly, by or on behalf of such Partner or any Affiliate Controlled by such Partner, (ii) that was, prior to such Partner’s ownership of Acquired Interests, available to such Partner on a non-confidential basis from a source that was not prohibited from disclosing such information to such Partner by a contractual, legal or fiduciary duty, (iii) as may be reasonably required by such Partner or Affiliate in connection with any insurance claims by, actions, suits or proceedings or Tax audits against or governmental investigations of any such Partner or any of its Affiliates, (iv) to comply with its obligations, or legally enforce its rights, under this Agreement and each Partner Ancillary Document or (v) to the extent such disclosure is otherwise required by Applicable Law or appropriate court order; provided that, in the cause of clauses (iii) and (v) and to the extent permitted under Applicable Law, prior to such disclosure, such Partner or Affiliate shall provide advance notice to Quanta and the Purchasers and assist Quanta and the Purchasers in seeking a protective order or other appropriate remedy in Quanta’s sole discretion.
(d)    Noncompetition.
(i)    Each Partner hereby acknowledges that (A) as of the Closing Date, the Acquired Companies conduct Company Activities throughout the Territory; (B) as a result of such Partner’s affiliation with and involvement in the operation of the Acquired Companies, such Partner is familiar with the Trade Secrets of the Acquired Companies and Confidential Information and has significantly and uniquely contributed to the development and maintenance of the goodwill of the Acquired Companies throughout the Territory; (C) the covenants contained in this Section 4.4 are necessary to protect and preserve the Trade Secrets of the Acquired Companies, Confidential Information, goodwill of the Acquired Companies and the other interests of the Purchasers in the Acquired Companies that are acquired by the Purchasers in connection with the Acquisition and that any noncompete covenant with respect thereto covers all Company Activities and the entire Territory; and (D) Quanta and the Purchasers would not have entered into this Agreement but for the Partners’ agreement to the restrictions set forth in this Section 4.4.
(ii)    Each of the Partners hereby agrees that it shall not, and shall not permit any of its Affiliates to, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, operate, lease, manage, engage in, have an equity or profit interest in, invest in, lend to, own any debt or equity security or interest of, permit its name to be used by, act as partner, joint venturer, officer, director, shareholder, employee, consultant, agent or independent contractor of or lender to, render services to (including of an executive, marketing, manufacturing, research and development, administrative, financial or other consulting nature), or otherwise participate or assist in, any Competing Business.
(iii)    Without limiting the generality of the foregoing restrictions, each Partner hereby further agrees that, during the Noncompete Period, such Partner shall not, and shall not permit any of such Partner’s Affiliates to, directly or indirectly, alone or as a partner, joint venturer, officer, director, shareholder, employee, consultant, agent or independent contractor of, or lender to, any Person, (x) create or maintain any business relationship with any customer of any Acquired Company with respect to any Company Activities to or for any customer, or otherwise solicit any customer of any Acquired Company for the benefit of any Competing Business, (y) request, advise or induce any customer of any Acquired Company to withdraw, curtail or cancel, or engage in any other activity that could adversely affect, the relationship such Person has with Quanta, the Purchasers, the Acquired Companies or any of their Affiliates or (z) take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Acquired Company from maintaining business relationships that are at least as favorable with Quanta, the Purchasers, the Acquired Companies and their Affiliates after the Closing as such Person maintained with the Acquired Companies prior to the Closing Date;
provided, however, that the passive ownership of no more than one percent (1.0%) of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market (not including any securities received pursuant to this Agreement) shall not be a violation of this Section 4.4(d). Each Partner acknowledges that the covenants contained herein are in addition to those set forth in any employment agreement or other compensation-related arrangement between such Partner, on the one hand, and Quanta, the Purchasers, an Acquired Company or any of their Affiliates, on the other, and nothing herein is intended to or shall limit the covenants contained therein or vice versa.

(e)    Nonsolicitation. Each of the Partners hereby agrees that it shall not, and shall not permit any of its Affiliates to, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on their behalf or on behalf of any other Person, any Person who is, as of the Closing Date, or within the twenty-four (24) months immediately preceding such solicitation was, an employee or independent contractor of any Acquired Company; provided, however, that such solicitation (as opposed to hire) restrictions shall not prohibit any solicitation by way of general advertising, including general solicitations in newspapers or other publications or on internet sites that are not directed toward or focused on employees or independent contractors (or such former employees or independent contractors) of Quanta, the Purchasers, any Acquired Company or any of their Affiliates.
(f)    Severability; Blue Penciling. If a judicial determination is made by a court of competent jurisdiction that any of the provisions of this Section 4.4 constitutes an unreasonable or otherwise unenforceable restriction against any of the Partners, the provisions of this Section 4.4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Partner. In this regard, the Parties hereby agree that any court of competent jurisdiction construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 4.4 and to apply the provisions of this Section 4.4 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such court of competent jurisdiction. In the event that a court of competent jurisdiction determines that a Partner has violated any provision of this Section 4.4, the time period during which the prohibitions set forth in this Section 4.4 shall apply to such Partner shall be tolled and extended with respect to such Partner for a period equal to the aggregate time during which such Partner violates such prohibitions in any respect. If any court of competent jurisdiction determines that any provision of this Section 4.4 is unenforceable as to the Partners because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to the Partners and, in its reduced form, such provision shall then be enforceable.
(g)    Injunctive Relief. The Partners hereby acknowledge and agree that the remedies at law may be inadequate to protect the Acquired Companies and the Purchasers against any actual or threatened breach of the provisions contained in this Section 4.4 by any Partner, and that any such breach may cause irreparable harm, and, as such, each of the Partners further agrees that the Purchasers may be entitled to injunctive relief without making proof of actual damages. Such injunctive relief shall not be deemed exclusive remedies for any such breach, but shall be in addition to and without prejudice to any other rights or remedies otherwise available to the Purchasers. Each of the Partners agrees that, in connection with any injunctive relief sought by the Purchasers, any and all requirements for proof of actual damages or bonding are hereby waived. In the event of any legal proceeding (whether at law or in equity) relating to this Agreement, if a court of competent jurisdiction determines that a Party has breached this Agreement, then that Party shall be liable and pay to the other Party any out-of-pocket costs incurred by such other Party in connection with such proceeding and any appeal therefrom, including reasonable fees of outside legal counsel, and the other Party shall be entitled to pursue the recovery of all damages, losses and liabilities related to such breach.

(h)    Reasonable Restraint. It is agreed by the Parties hereto that the foregoing covenants in this Section 4.4 are necessary in terms of time, activity and territory to protect the interests of the Purchasers in the assets and businesses being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on the Partners in light of the activities and businesses of the Acquired Companies on the Closing Date and the current plans of the Acquired Companies.
Section 4.5    Tax Matters.
(a)    Tax Periods Ending on or Before the Closing Date. The Partners will prepare or cause to be prepared, and timely file or cause to be timely filed, at the Partners’ sole expense, all Tax Returns of each Acquired Company or with respect to the assets of each Acquired Company for any taxation period ending on or before the Closing Date including but not limited to such Tax Returns that are due after the Closing Date (taking into account extensions). Such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice with respect to such items unless otherwise required by Applicable Law. The Partners Representative will provide to Quanta a draft of each such Tax Return (along with supporting workpapers) at least thirty (30) days prior to the due date for the filing and, in the case of a Tax Return due within thirty (30) days after the Closing Date, as soon as practical before the filing date. Within fifteen (15) days after receipt of the draft of each such Tax Return, or as soon as practical after the receipt of a Tax Return due within thirty (30) days after the Closing, Quanta will notify the Partners Representative of the existence of any objection, specifying in reasonable detail the nature and basis of such objection, to any items set forth on such draft Tax Return. Quanta and the Partners Representative agree to consult and resolve in good faith any such objection, it being agreed that if an item is being treated in a manner consistent with past practice, such item will be rebuttably presumed to be reasonable and appropriate. The Partners shall timely pay to the appropriate Tax Authority an amount that is equal to the excess, if any, of (x) the aggregate Taxes payable by the Acquired Companies as shown on the Tax Returns over (y) the amount of any estimated payments previously made prior to the Closing Date with respect to the taxable period for which such Taxes relate (such excess amount, the “Pre-Closing Tax Excess Amount”); provided, that no amount shall be included in the computation of the Pre-Closing Tax Excess Amount to the extent that such amount has been included as an asset or liability in the computation of Closing Date NWC. No payment pursuant to this Section 4.5(a) shall excuse the Partners from their indemnification obligations pursuant to Section 8.1 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount taken into account in the Pre-Closing Tax Excess Amount. Promptly after the filing of the Tax Returns, the Partners Representative shall provide to Quanta a copy of such Tax Returns as executed and filed and evidence of any Tax payments made in connection with such Tax Returns.
(b)    Tax Periods Beginning on or Before and Ending After the Closing Date. The Purchasers shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of each Acquired Company or with respect to the assets of each Acquired Company for all taxation periods which begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”). Such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice with respect to such items unless otherwise required by Applicable Law. Quanta will provide to the Partners Representative a draft of each such Tax Return (along with supporting workpapers) at least thirty (30) days prior to the due date for its filing and, in the case of a Tax Return due within thirty (30) days after the Closing Date, as soon as practical before the filing date. Within fifteen (15) days after receipt of the draft of each such Tax Return, or as soon as practical after the receipt of a Tax Return due within thirty (30) days after the Closing, the Partners Representative will notify Quanta of the existence of any objection specifying in reasonable detail the nature and basis of such objection to any items set forth on such draft Tax Return. Quanta and the Partners Representative agree to consult and resolve in good faith any such objection, it being agreed that if an item is being treated in a manner consistent with past practice, such item will be rebuttably presumed to be reasonable and appropriate. The Partners shall pay to Quanta no later than five (5) days prior to the due date for the payment of Taxes with respect to such periods an amount equal to the excess, if any, of (x) the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date over (y) the sum of the amount of any estimated payments previously made prior to the Closing Date with respect to the taxable period for which such Taxes relate (such excess amount, the “Straddle Period Tax Excess Amount”); provided, that no amount shall be included in the computation of the Straddle Period Tax Excess Amount to the extent that such amount has been included as an asset or liability in the computation of Closing Date NWC. No payment pursuant to this Section 4.5(b) shall excuse the Partners from their indemnification obligations pursuant to Section 8.1 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount taken into account in the Straddle Period Tax Excess Amount.
(c)    For purposes of determining the amount of any Taxes due for a Straddle Period, the amount of any Tax that is attributable to the portion of a taxable period ending on the Closing Date shall be:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Acquired Companies ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Acquired Companies, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(d)    Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 4.5 and any audit, litigation or other proceeding with respect to Taxes.

Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to the extent not delivered to the other Party or its Affiliates pursuant to this Agreement, to retain all books and records in their possession or control with respect to Tax matters pertinent to each Acquired Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) if any other Party so requests, each Party shall allow any other Party to take possession of such books and records. The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed on any Acquired Company or otherwise related to the transactions contemplated in this Agreement.
(e)    Other Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with this Agreement shall be paid one-half by the Purchasers and one-half by the Partners when due, and the party required by Applicable Law shall timely file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, the other parties shall, and shall cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by the Purchasers and one-half by the Partners.
(f)    Tax Refunds. Any refunds of Tax (including interest paid thereon) that are received by the Purchasers, Quanta or any of their respective Affiliates (including the Acquired Companies), and any amounts credited against Tax to which the Purchasers, Quanta or any of their respective Affiliates (including the Acquired Companies) become entitled, after the Closing Date that relate to taxable periods of the Acquired Companies that end on or prior to the Closing Date shall be for the account of the Partners, except to the extent such refund is included in the computation of Closing Date NWC. The Purchasers shall pay over to the Partners (in proportion to the Partners’ respective Pro Rata Shares) the amount of any such refund (reduced by any out-of-pocket costs the Purchasers or their Affiliates incur in connection with obtaining such refund or credit) within thirty (30) days after receipt thereof (or, in the case of an amount credited against Tax, within thirty (30) days after entitlement thereto); provided, however, that the Partners shall repay to the Purchasers any amount paid to the Partners pursuant to this Section 4.5(f) to the extent such amount is subsequently reduced by a Governmental Entity, with repayment due within thirty (30) days after any such reduction.
(g)    Deductions. Any tax deductions for U.S. federal, and applicable state and local, income Tax purposes attributable to or arising from Transaction Payments and other bonuses and arrangements resulting in potential deductions for Tax purposes shall, with respect to the Acquired Companies, be claimed on a Tax Return for any taxable period (or portion thereof) ending on or before the Closing Date and, with respect to a Tax Return for a Straddle Period, be allocated solely to the period ending on or before the Closing Date; provided that the Parties shall cause the Acquired Companies to timely make an election under Rev. Proc. 2011-29 to deduct seventy percent (70%) of any Transaction Payments that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).
(h)    Conflict. In the event of conflict between any of the provisions of this Section 4.5 and any other provisions of this Agreement, the provisions of this Section 4.5 shall control.
Section 4.6    Repayment of Related Party Loans. All receivables of each Acquired Company or other amounts owing to each Acquired Company by any Related Party shall be paid in full prior to the Closing Date, except to the extent reflected in Closing Date NWC. All receivables of any Related Party or other amounts owing to any such Person by an Acquired Company, other than reasonable expense reimbursements in the ordinary course of business or amounts owing to such Related Party as salary, bonus or other employment-related compensation or benefits in the ordinary course of business (collectively, the “Related Party Loans”), shall be paid in full at or prior to the Closing; provided, however, that the foregoing modify or alter in any way the representations and warranties of the Partners in Section 2.10(e).
Section 4.7    Transition Assistance.
(a)    For a period of up to one (1) year following the Closing Date, during any such period of time when a Partner is not employed by Quanta, the Purchasers, any Acquired Company or any other direct or indirect subsidiary of Quanta, such Partner shall, for no additional consideration and at Quanta’s sole expense, make himself or itself reasonably available to the Acquired Companies and the Purchasers, as reasonably requested, to advise and assist in the transition of customer relationships to the Purchasers and with respect to other transition matters concerning the Acquired Companies.
(b)    Following the Closing, during any such period of time when any Partner is not employed by Quanta, the Purchasers, any Acquired Company, or any other direct or indirect subsidiary of Quanta, such Partner will, for no additional consideration, promptly refer all customer, supplier and other inquiries relating to any Acquired Company or its business and operations to Quanta or one of its Affiliates.
Section 4.8    Consent and Waiver of the Partners. Each Partner authorizes, on behalf of himself or itself and each Acquired Company, approves and consents to the sale of all the issued and outstanding membership interests, partnership interests or other equity interests of the Acquired Companies pursuant to this Agreement and all other actions and transactions of such other Partners contemplated herein for all purposes, including pursuant to each of the Equity Interest Agreements. Other than the rights arising under this Agreement or any Partner Ancillary Document, each Partner hereby waives any rights such Partner or any Acquired Company has with respect to the sale by the Partners and the purchase by the Purchasers of the Acquired Interests pursuant to this Agreement.
Section 4.9    Accounts Receivable.
(a)    Quanta shall remit to the Partners Representative (on behalf of the Partners), by wire transfer of immediately available funds to such accounts designated in writing by the Partners Representative, in a single payment, any amounts in respect of accounts receivable that are (i)

outstanding as of the Closing, (ii) not included in the calculation of Closing Date NWC and (iii) collected (and not repaid, returned or forfeited) on or prior to the first (1st) anniversary of the Closing.
(b)    Each Partner shall be liable on a several, and not joint, basis for, and shall remit to Quanta, by wire transfer of immediately available funds to such accounts designated in writing by Quanta, an amount equal to, its Pro Rata Share of any amounts in respect of accounts receivable reflected in the calculation of Closing Date NWC (i) which are not collected by Quanta, the Purchasers or any of the Acquired Companies or (ii) which are repaid, returned or forfeited, including as a result of any customer audit, in each case on or prior to the first (1st) anniversary of the Closing (the “Uncollectible A/R”). For a period of one (1) year following the Closing, Quanta and the Purchasers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to collect the Uncollectible A/R on behalf of the Partners; provided, that (i) any such collection efforts shall be performed in a manner that is not detrimental to any business relationship and (ii) none of Quanta, the Purchasers or any of their Affiliates shall be obligated to expend out-of-pocket costs or expenses in pursuit of such Uncollectible A/R. The Partners shall have the right to receive any proceeds received with respect to the Uncollectible A/R, and Quanta shall remit the amount of any payments received with respect to Uncollectible A/R to the Partners Representative (on behalf of the Partners), by wire transfer of immediately available funds to such accounts designated in writing by the Partners Representative.
ARTICLE V
CONDITIONS TO CLOSING
Section 5.1    Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:
(a)    Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order, decree or ruling of any nature issued by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation as provided in this Agreement of the Acquisition and the other transactions contemplated by this Agreement, and no proceeding or lawsuit shall have been commenced by any Person or Governmental Entity for the purpose of obtaining any such injunction, writ, preliminary restraining order or other order, decree or ruling.
(b)    Consents. All consents, permits, waivers, licenses, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, permit, waiver, license, approval, order, authorization, registration, declaration or filing would not have a material adverse effect on the Acquired Companies, taken as a whole, or the results of operations, cash flows, business, assets, condition (financial or otherwise), liabilities (contingent or otherwise) or prospects of the Acquired Companies, taken has a whole, upon or after the Closing.

Section 5.2    Conditions to Obligations of the Purchasers and Quanta. The obligations of the Purchasers and Quanta to consummate the Acquisition and the other transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions (any or all of which may be waived by Quanta and the Purchasers in whole or in part to the extent permitted by Applicable Laws):
(a)    Representations and Warranties. The representations and warranties of the Partners set forth in Article II and Article IX shall have been true and correct in all material respects on and as of the Closing Date (except that (i) those representations and warranties that by their terms are qualified by the terms “material,” “materiality,” “material adverse effect,” “Material Adverse Effect,” or other terms of similar import or effect shall be true and correct in all respects and (ii) those representations and warranties that speak as of a specified date shall have been true and correct only on and as of such date);
(b)    Performance of Obligations of the Partners. The Partners shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date;
(c)    Third-Party Consents. The Partners shall have obtained and delivered to the Purchasers all of the written consents or approvals of third parties, as set forth in Schedule 5.2(c), including with respect to the change of control of any Acquired Company that will occur on the consummation of the Acquisition and/or any deemed assignment of any contract or agreement that will result therefrom (and all such consents and waivers shall be in full force and effect);
(d)    Releases and Spousal Consents. Each Partner and such Partner’s spouse (if any) shall have executed and delivered a release, waiver and spousal consent substantially in the form attached hereto as Exhibit 5.2(d);
(e)    Closing Date Debt; Release of Liens. The Partners shall have delivered to the Purchasers (i) in form and substance reasonably satisfactory to the Purchasers, payoff letters from each creditor of Closing Date Debt, which letters shall be addressed to the applicable Acquired Company, confirming the outstanding amount of the Closing Date Debt owed to such creditor as of the Closing Date and any per diem payable thereafter, and (ii) evidence reasonably satisfactory to the Purchasers that the applicable Acquired Company’s revolving lines of credit, if any, upon payment of all amounts outstanding thereunder (as specified in such respective payoff letters), will be terminated in full and, in each case, confirming that, upon payment of such amounts or termination of the revolving lines of credit, if any, pursuant to such respective payoff letters, all Liens affecting the assets of any Acquired Company in favor of such creditor will be released at or prior to Closing (whether by filing UCC-3 termination statements (or the equivalent thereof) with appropriate Governmental Entities or as otherwise required by such credit agreements and reasonably satisfactory to the Purchasers) (or such payoff letters shall authorize the Purchasers or their representatives to file releases of such Liens upon payment of all amounts outstanding thereunder);
(f)    Termination of Related Party Agreements and Other Arrangements. The Partners shall have caused (i) the parties to each agreement listed in Schedule 5.2(f) to deliver to the

Purchasers a fully executed termination agreement, in form and substance reasonably satisfactory to the Purchasers, of each such agreement, and (ii) the obligors and obligees under each of the payables and receivables listed on Schedule 5.2(f), to deliver to the Purchasers a fully executed termination agreement, in form and substance reasonably satisfactory to the Purchasers, of such payables and receivables, in each case which termination agreement shall include a release from the counterparties opposite the applicable Acquired Company, that no further payments or obligations are due, or may become due, from the Acquired Companies under or in respect of such agreement;
(g)    Employment Agreements. Each of the Limited Partners shall have executed and delivered in escrow (to be released to Quanta automatically upon Closing) an employment agreement, which shall be substantially in the form attached hereto as Exhibit 5.2(g) (each, an “Employment Agreement”);
(h)    Related-Party Lease Agreements. The Partners shall have caused Durco, Ltd. to have delivered in escrow (to be released to Quanta automatically upon Closing) an executed lease agreement for each parcel of the real property listed in Schedule 5.2(h), each of which shall be substantially in the form attached hereto as Exhibit 5.2(h) (each, a “Related-Party Lease Agreement”);
(i)    Escrow Agreement. The Partners Representative and the Escrow Agent shall have executed and delivered to the Purchasers the Escrow Agreement;
(j)    Partner Ancillary Documents. The Partners shall have delivered, or caused to be delivered, to the Purchasers the following:
(i)    assignments of interests, evidencing the assignment and transfer of all of the Acquired Interests, in form and substance reasonably satisfactory to the Purchasers duly executed by each of the applicable Partners and Stronghold, Stronghold Specialty, and the General Partners, as applicable (collectively, the “Acquired Interests Transfer Documents”);
(ii)    evidence of the repayment of the Related Party Loans, if any, in form and substance reasonably satisfactory to the Purchasers;
(iii)    the resignations, effective as of the Closing Date, of the directors or managers, as applicable, and officers (but solely in such capacities) of each Acquired Company as requested by the Purchasers;
(iv)    evidence of the termination of any powers of attorney on behalf of any Acquired Company set forth in Schedule 2.28, if any, in form and substance satisfactory to the Purchasers;
(v)    certificates by each General Partner, delivered by their respective Managers, dated the Closing Date, certifying as to, with respect to each applicable Acquired Company, (A) true and correct copies of its charter, limited partnership agreement, limited liability company agreement and other organizational documents and any amendments thereto,

(B) incumbency of managers and officers, as the case may be, and (C) the effectiveness of all board, manager, member, shareholder or partner resolutions of such General Partner adopted in connection with this Agreement and the transactions contemplated hereby;
(vi)    the organizational record books, minute books and corporate seal of each Acquired Company, if any;
(vii)    an affidavit of non-foreign status by each of the Partners and each Acquired Company that complies with Section 1445 of the Code;
(viii)    receipts for the applicable portions of the Cash Consideration executed by the Partners; and
(ix)    all other documents required to be entered or delivered into by the Partners or any Acquired Company pursuant to this Agreement at or prior to the Closing or reasonably requested by Quanta or the Purchasers to convey the Acquired Interests to the Purchasers or to otherwise consummate the transactions contemplated by this Agreement.
(k)    Transfer Agent Information; Accredited Investor Questionnaires.
(i)    Each Partner shall have provided to Quanta no later than two (2) Business Days prior to the Closing Date, (i) for purposes of obtaining the instruction letter to Quanta’s transfer agent to be delivered to the Partners pursuant to Section 1.4(a), all information necessary to establish an account with Quanta’s transfer agent, including written notice of such Partner’s (A) full legal name, (B) residential address and (B) tax identification number, and (ii) an accredited investor questionnaire, which shall be substantially in the form attached hereto as Exhibit 5.2(k)(i).
(ii)    Each APR Stock Recipient shall have provided to Quanta no later than two (2) Business Days prior to the Closing Date, (i) for purposes of obtaining the instruction letter to Quanta’s transfer agent to be delivered pursuant to Section 1.4(b), (i) all information necessary to establish an account with Quanta’s transfer agent, including written notice of such APR Stock Recipient’s (A) full legal name, (B) residential address and (C) tax identification number, and (ii) an APR Settlement Agreement, substantially in the form attached hereto as Exhibit 5.2(k)(ii).
Section 5.3    Conditions to Obligations of the Partners. The obligations of the Partners to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions (any or all of which may be waived by the Partners’ Representative (on behalf of the Partners) in whole or in part to the extent permitted by Applicable Laws):

(a)    Representations and Warranties. The representations and warranties of the Purchasers and Quanta set forth in Article III shall have been true and correct in all material respects on and as of the Closing Date (except that (i) those representations and warranties that by their terms are qualified by the terms “material,” “materiality,” “material adverse effect,” or other terms of similar import or effect shall be true and correct in all respects and (ii) those representations and warranties that speak as of a specified date shall have been true and correct only on and as of such date);
(b)    Performance of Obligations by the Purchasers. Each of the Purchasers and Quanta shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date;
(c)    Employment Agreements. An Acquired Company shall have executed and delivered in escrow each Employment Agreement;
(d)    Related-Party Lease Agreements. An Acquired Company shall have executed and delivered in escrow each Related-Party Lease Agreement;
(e)    Escrow Agreement. Each of the Purchasers and the Escrow Agent shall have executed and delivered to the Partners Representative the Escrow Agreement; and
(f)    Acquired Interests Transfer Documents. The Purchasers shall have executed and delivered a counterpart, if applicable, to the Acquired Interests Transfer Documents.
(g)    Purchaser Ancillary Documents. The Purchasers shall have delivered, or caused to be delivered, to the Partners Representative, (i) if the Partners have timely complied, or caused the APR Stock Recipients to timely comply, with their obligations pursuant to Section 5.2(k), a copy of the instruction letter to Quanta’s transfer agent as provided in Section 5.2(k), and (ii) all other documents required to be entered into or delivered by the Purchasers or Quanta at or prior to the Closing pursuant to this Agreement.
ARTICLE VI
CLOSING
The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the “Closing.” Subject to the satisfaction or waiver of the conditions set forth in Article V, the Closing will occur simultaneously with the execution of this Agreement. The Closing will take place via the electronic exchange of executed documents, or at such place or via such other method as the Parties may agree.

ARTICLE VII
SPECIFIC PERFORMANCE
The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Indemnification Obligations of the Partners. Subject to the other terms of this Article VIII, the Partners will, severally and not jointly, indemnify, defend and hold harmless Quanta, the Purchasers, each Acquired Company, Quanta’s Affiliates, and each of their respective shareholders, officers, directors, members, managers, employees, agents and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (in each case other than the Partners) (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, out-of-pocket costs of investigation and reasonable fees and expenses of outside legal counsel) (collectively, “Losses”) resulting from, arising out of, relating to or in connection with:
(a)    any breach or inaccuracy of any representation or warranty made by any of the Partners in this Agreement or in any of the Partner Ancillary Documents (other than any Employment Agreement or Related-Party Lease Agreement) as of the Closing Date, or by any of the Acquired Companies in any certificate, agreement, document or other instrument to be executed and delivered by an Acquired Company in connection with the transactions contemplated by this Agreement (other than any Employment Agreement or Related-Party Lease Agreement);
(b)    any breach of any covenant, agreement or undertaking made by any of the Partners in this Agreement or in any of the Partner Ancillary Documents (other than any Employment Agreement or Related-Party Lease Agreement), or any breach of any covenant, agreement or undertaking made by any of the Acquired Companies in connection with the transactions contemplated by this Agreement (other than in any Employment Agreement or Related-Party Lease Agreement);
(c)    any fraud, intentional misrepresentation, willful misconduct, criminal act or bad faith of any of the Partners in connection with this Agreement or any of the Partner Ancillary Documents (other than any Employment Agreement or Related-Party Lease Agreement) or any fraud, intentional misrepresentation, willful misconduct, criminal act or bad faith, at or prior to Closing, of any the Acquired Companies in connection with the transactions contemplated by this Agreement;
(d)    (i) any personal injury, third party premises liability, collision, third party property and casualty loss and other similar claims, in each case relating to any work performed for customers in periods prior to the Closing (but not including any such claims from employees of the Acquired Companies) or (ii) any customer contract obligations relating to periods prior to the Closing (collectively, “Customer-Related Claims”);
(e)    any Action set forth in Schedule 2.11 or any other Known existing or Known potential Action;
(f)    any Closing Date Debt or Transaction Payments that are not included in the calculation of Closing Date Debt or Transaction Payments, respectively, as set forth on Schedule 1.2 hereto;
(g)    any guarantee, indemnity or other security granted by any Acquired Company for the benefit of any Related Party (other than any other Acquired Company);
(h)    any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Acquisition or the other transactions contemplated by this Agreement that were incurred by any of the Partners, any Acquired Company or any of their respective Affiliates, or any officers, directors, managers or employees of any Acquired Company or any such Affiliate (including any fees of any broker, finder or investment banker identified on Schedule 2.29) (such fees, collectively, being referred to herein as “Broker Fees”);
(i)    any matters set forth on Schedule 8.1(i);
(j)    any Taxes of any of the Partners (excluding the Purchasers’ share of any such Taxes that are described in Section 4.5(e)); and
(k)    (i) a Pre-Closing Tax Excess Amount or Straddle Period Tax Excess Amount, (ii) without duplication of Section 8.1(k)(i), any and all Taxes imposed on any of the Acquired Companies or with respect to any assets of the Acquired Companies for any Tax period (or portion thereof determined under the principles of Section 4.5(c)) ending on or prior to the Closing Date, (iii) Taxes arising by virtue or as a result of the transactions contemplated by this Agreement (excluding the Purchasers’ share of any Taxes described in Section 4.5(e)), or (iv) the unpaid Taxes of any Person other than an Acquired Company by reason of an Acquired Company being or having been a member of a consolidated, combined or unitary group at any time prior to the Closing, by reason of an Acquired Company being a transferee or successor, by contract, or otherwise, except in each case in clauses (i) through (iv) above to the extent such liability has been included in the computation of Closing Date NWC.
The Losses of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses.” For purposes of clarification and notwithstanding anything to the contrary contained herein, “severally and not jointly” in this Section 8.1 means that each Partner is liable only for its proportionate share of the Purchaser Losses (subject to the limitations contained herein), calculated based on such Partner’s Pro Rata Share, and no Partner shall be liable for aggregate Purchaser Losses in excess of such Partner’s Pro Rata Share thereof; provided, however, that the indemnification obligations of each Partner with respect to any Purchaser Losses arising under (x)

Section 8.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section 2.2 (Authorization), the last sentence of Section 2.4(b) (Capitalization), Section 2.5 (Absence of Restrictions and Conflicts; Consents), and Section 9.2 (Economic Risk; Sophistication; Accredited Investors) shall be limited only to breaches and inaccuracies of such representation or warranty by such Partner (for Purchaser Losses up to its Pro Rata Share of the Purchase Price) and no Partner shall be responsible for the breach or inaccuracy of such representations and warranties by any other Partner and (y) Section 8.1(b) with respect to any covenant, agreement or undertaking that is to be performed by a Partner in its individual capacity, including, but not limited to, the covenants, agreements and undertakings set forth in Section 4.4 and Section 9.3, shall be limited only to breaches thereof by such Partner (for Purchaser Losses up to its Pro Rata Share of the Purchase Price) and no Partner shall be responsible for the breach thereof by any other Partner (collectively, the matters referenced in the foregoing clauses (x) and (y) are referred to herein as the “Partner Individual Claims”).

Section 8.2    Indemnification Obligations of the Purchasers and Quanta. Subject to the other terms of this Article VIII, the Purchasers and Quanta will jointly and severally indemnify, defend and hold harmless the Partners, their Affiliates, and each of their respective shareholders, officers, directors, members, managers, employees, agents and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Partner Indemnified Parties”) from, against and in respect of any and all Losses arising out of, relating to or in connection with:
(a)    any breach or inaccuracy of any representation or warranty made by the Purchasers or Quanta in this Agreement or in any of the Purchaser Ancillary Documents (other than any Employment Agreement or Related-Party Lease Agreement);
(b)    any breach of any covenant, agreement or undertaking made by the Purchasers or Quanta in this Agreement or in any of the Purchaser Ancillary Documents (other than any Employment Agreement or Related-Party Lease Agreement);
(c)    any fraud, intentional misrepresentation, willful misconduct, criminal act or bad faith of the Purchasers or Quanta in connection with this Agreement or the Purchaser Ancillary Documents (other than any Employment Agreement or Related-Party Lease Agreement);
(d)    after the Closing, the Closing Date Debt and Transaction Payments included in the calculation of the Closing Date Debt and Transaction Payments, respectively, as set forth on Schedule 1.2 hereto; and
(e)    any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Acquisition or the other transactions contemplated by this Agreement that were incurred by the Purchasers, Quanta or any of their respective Affiliates or any officers, directors or employees of the Purchasers, Quanta or any of their respective Affiliates.
The Losses of the Partner Indemnified Parties described in this Section 8.2 as to which the Partner Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Partner Losses.”

Section 8.3    Indemnification Procedure.
(a)    Promptly, but in any event within thirty (30) days after receipt by a Purchaser Indemnified Party or a Partner Indemnified Party (hereinafter referred to, as applicable, as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any Action with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Purchaser Losses or any Partner Losses (as the case may be), such Indemnified Party will notify the Partners, on the one hand, or the Purchasers and Quanta, on the other hand, as the case may be (in such capacity, the Partners or the Purchasers and Quanta, as applicable, are hereinafter referred to as an “Indemnifying Party”), in writing, of any such Action, which notice shall specify in reasonable detail the basis for such claim and the nature of the Loss; provided, however, that (x) the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such Action only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such Action and (y) no such notice shall be required with respect to any of the matters set forth on Schedule 2.11. Unless (i) the Indemnified Party shall have received advice from its selected counsel that a conflict of interests exists that would make joint representation inappropriate, (ii) if the Partners are the Indemnifying Party, such Action seeks an injunction or other equitable relief against any Indemnified Party, (iii) upon written request of the Indemnified Party at any time, the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend and provide indemnification with respect to such Action or (iv) the Action involves any of the matters covered by Section 8.1(e), the Indemnifying Party will have the right, at its sole expense, to assume the defense of such Action, upon written notice delivered to the Indemnified Party within ten (10) days after receiving such notice and, with respect to each Action for which it has assumed the defense under this Section 8.3(a), to maintain the defense of such Action, in each case, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to fully indemnify the Indemnified Party pursuant to this Article VIII with respect to each Action for which the Indemnifying Party has assumed the defense under this Section 8.3(a), and the Indemnifying Party agrees to its unqualified obligation to fully indemnify the Indemnified Party pursuant to Article VIII with respect to each Action for which the Indemnifying Party maintains the defense. In the event, however, that (A) the Indemnifying Party declines or fails to (1) assume or maintain the defense of the Action, (2) provide reasonable assurance to the Indemnified Party of its financial capacity to defend and provide indemnification with respect to such Action or (3) employ counsel reasonably satisfactory to the Indemnified Party, in any case, on the terms provided above, or (B) the Indemnified Party shall have received advice from its selected counsel that a conflict of interests exists that would make joint representation inappropriate, then such Indemnified Party may employ counsel to represent or defend it in any such Action, and the Indemnified Party’s reasonable fees and disbursements of such counsel shall be considered Losses for purposes of this Article VIII; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Action. The Indemnifying Party shall use its reasonable best efforts to maintain the defense of each Action for which it has assumed the defense under this Section 8.3(a)

and of each Action related to the matters covered by Section 8.1(e). In any Action with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming or maintaining the defense of such Action, will have the right to participate in such matter and to retain its own counsel at such Person’s own expense, so long as, in the event the Indemnifying Party fails to assume or maintain the defense of any such Action, the Indemnifying Party acknowledges in writing to the Indemnified Party that it is, without qualification, obligated to fully indemnify the Indemnified Party pursuant to this Article VIII with respect to such Action pays the amounts required hereunder, including the reasonable fees and disbursements of the Indemnified Party’s counsel as incurred; provided that, for the avoidance of doubt, the fees and expenses incurred by the Indemnified Party prior to the assumption of any Action by the Indemnifying Party shall be considered Losses for purposes of this Article VIII, and such fees and expenses shall be borne by the Indemnified Party only to the extent that the Indemnifying Party has already properly assumed and maintained such defense; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Action. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably and promptly apprised of the status of the defense of any Action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such Action; provided, however, that, in the event the Indemnifying Party fails to assume or maintain the defense of any such Action, the Indemnified Party will have no such obligations unless the Indemnifying Party acknowledges in writing to the Indemnified Party that it is, without qualification, obligated to fully indemnify the Indemnified Party pursuant to this Article VIII with respect to such Action pays the amounts required hereunder, including the reasonable fees and disbursements of the Indemnified Party’s counsel as incurred. Notwithstanding anything to the contrary in this Agreement, the Purchasers shall assume and control the defense of any Action with respect to Taxes involving a Straddle Period; provided, however, that the Purchasers may not settle or compromise any claim or consent to the entry of any judgment with respect to such Action that would give rise to an indemnification obligation under Section 8.1 without the prior written consent of the Partners, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (i) the Indemnifying Party does not assume or fails to maintain the defense of such claim pursuant to Section 8.3(a) or (ii) such settlement, compromise or consent (A) includes an unconditional release of each Indemnifying Party from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of any Indemnifying Party, (C) does not contain any equitable order, judgment or term which in any manner adversely affects, restrains or interferes with the business of any Indemnifying Party or any Indemnifying Party’s Affiliates and (D) does not and will not result in any increase in Taxes of any Indemnifying Party or any Indemnifying Party’s Affiliate, or adverse effect on Taxes of any Indemnifying Party or any Indemnifying Party’s Affiliate, for any taxable period or portion thereof ending on or prior to the Closing Date. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (1) includes an unconditional release of each Indemnified Party from all liability arising out of such claim, (2) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of any Indemnified Party, (3) does not contain any equitable order, judgment or term which in any manner adversely affects, restrains or interferes with the business of any Indemnified Party or any Indemnified Party’s Affiliates and (4) does not and will not result in any increase in Taxes of any Indemnified Party or any Indemnified Party’s Affiliate, or adverse effect on Taxes of any Indemnified Party or any Indemnified Party’s Affiliate, for any taxable period or portion thereof after the Closing Date.
(c)    A claim for indemnification by an Indemnified Party for any matter not involving an Action by a third party shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify in reasonable detail the basis for such claim and the nature of the Loss. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.
Section 8.4    Claims Period. For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall begin on the Closing Date and terminate as follows:
(a)    with respect to any Purchaser Losses arising (i) under Section 8.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section 2.1 (Organization), Section 2.2 (Authorization), Section 2.3 (Investments and Subsidiaries), Section 2.4 (Capitalization), Section 2.21 (Transactions with Affiliates), Section 2.29 (Brokers, Finders and Investment Bankers), the first sentence of Section 2.30 (Business Assets) and Section 9.2 (Economic Risk; Sophistication; Accredited Investors) (collectively, the “Fundamental Representations”) or (ii) under any of Section 8.1(b), Section 8.1(c) and Section 8.1(e) through and including Section 8.1(j), the Claims Period shall continue indefinitely, except as limited by Applicable Laws (including by applicable statutes of limitation);
(b)    with respect to any Purchaser Losses arising under Section 8.1(a), (i) with respect to any breach or inaccuracy of any representation or warranty in Section 2.14 (Taxes) or Section 2.16 (Company Benefit Plans), the Claims Period shall survive until ninety (90) days following the expiration of the applicable statute of limitations and (ii) with respect to any breach or inaccuracy of any representation or warranty in Section 2.19 (Environmental, Health and Safety Matters) (such representations and warranties in clauses (i) and (ii) collectively, the “Special Representations”), the Claims Period shall terminate on the date that is five (5) years after the Closing Date;

(c)    with respect to any Purchaser Losses arising under Section 8.1(i), that (i) would constitute a breach or inaccuracy of a Fundamental Representation (absent reference thereto in the Schedule relating to such representation or warranty), the Claims Period shall continue indefinitely, except as limited by Applicable Laws (including by applicable statutes of limitation); (ii) would constitute a breach or inaccuracy of any representation or warranty in Section 2.14 (Taxes) or Section 2.16 (Company Benefit Plans) (absent reference thereto in the Schedule relating to such representation or warranty), the Claims Period shall survive until ninety (90) days following the expiration of the applicable statute of limitations; and (iii) would constitute a breach or inaccuracy of any representation or warranty in Section 2.19 (Environmental, Health and Safety Matters) (absent reference thereto in the Schedule relating to such representation or warranty), the Claims Period shall terminate on the date that is five (5) years after the Closing Date;
(d)    with respect to any Purchaser Losses arising under Section 8.1(k), the Claims Period shall survive until ninety (90) days following the expiration of the applicable statute of limitations;
(e)    with respect to any Partner Losses arising (i) under Section 8.2(a) with respect to any breach or inaccuracy of any representation or warranty in Section 3.1 (Organization), Section 3.2 (Authorization) and Section 3.4 (Brokers, Finders and Investment Bankers) or (ii) under any of Section 8.2(b) through and including Section 8.2(e), the Claims Period shall continue indefinitely, except as limited by Applicable Laws (including any applicable statutes of limitation); and
(f)    with respect to all other Purchaser Losses or Partner Losses arising under this Agreement, the Claims Period shall terminate on the date that is two (2) years after the Closing Date.
Notwithstanding the foregoing, if, prior to 11:59 p.m. local time in Houston, Texas on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 8.5    Other Limitations.
(a)    De Minimis Threshold; Deductible. Notwithstanding anything to the contrary set forth herein, a Partner shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 8.1(a) or Section 8.1(d) for Purchaser Losses (i) unless any such Purchaser Loss (or series of related Purchaser Losses) exceeds $50,000 (the “De Minimis Threshold”); and (ii) until the aggregate amount of Purchaser Losses allowable under clause (i) exceeds $3,500,000 (the “Deductible”); provided, however, that (A) in the event Purchaser Losses exceed the Deductible, the Partners shall only be liable for Purchaser Losses in excess of the Deductible; and (B) any claim for any breach of any of the Fundamental Representations, the Special Representations and the representations made in Section 2.9(b) (Known Long-Term Liabilities) and Section 2.24(a) (Accounts Receivable) shall not be subject to the De Minimis Threshold or the Deductible and shall not count against the De Minimis Threshold or the Deductible; provided, further, that, notwithstanding anything contained herein to the contrary, including whether any such Purchaser Loss may constitute a breach of a representation or warranty, any Purchaser Loss for which the Partners are liable pursuant to Section 8.1(b), Section 8.1(c) and Section 8.1(e) through Section 8.1(k) shall not be subject to the De Minimis Threshold or the Deductible and shall not count against the De Minimis Threshold or the Deductible. For the avoidance of doubt, Purchaser Losses not in excess of the De Minimis Threshold shall not be aggregated for purposes of calculating the Deductible pursuant to clause (ii) above.
(b)    Maximum Liability.
(i)    Subject to the other terms of this Agreement, including this Section 8.5(b), the aggregate amount of all Purchaser Losses for which a Partner shall be liable pursuant to Section 8.1(a) shall not exceed an amount equal to ten percent (10%) of such Partner’s Pro Rata Share of the Purchase Price (the “10% Cap”); provided, however, that:
(A)    any Purchaser Loss arising out of or relating to any breach of any of the Fundamental Representations, the Special Representations and the representations and warranties made in Section 2.9(b) (Known Long-Term Liabilities) and Section 2.24(a) (Accounts Receivable) shall not be subject to the 10% Cap;
(B)    any Purchaser Loss for which the Partners are liable pursuant to Section 8.1(b) through Section 8.1(k) shall not be subject to the 10% Cap;
(C)    for the avoidance of doubt, notwithstanding that any Purchaser Loss referred to in the preceding clauses (A) or (B) may also arise out of or relate to a breach of a representation or warranty for which indemnification would otherwise be available pursuant to Section 8.1(a), no such Purchaser Loss referred to in the preceding clauses (A) or (B) shall be included in calculating whether or not the 10% Cap has been reached or exceeded; and
(D)    with respect to any Purchaser Loss subject to, or eligible for, indemnification pursuant to Section 8.1(d), no Partner shall be liable for such Purchaser Loss under Section 8.1(a), except to the extent (1) such Purchaser Loss arises out of or relates to a breach of any Fundamental Representations, the Special Representations and the representations and warranties made in Section 2.9(b) (Known Long-Term Liabilities) and Section 2.24(a) (Accounts Receivable); and (2) the Claims Period with respect to Purchaser Losses under Section 8.1(d) has then expired, but the Claims Period with respect to the applicable representation or warranty giving rise to indemnification liability under Section 8.1(a) has not then expired.

(ii)    The aggregate amount of all Purchaser Losses for which a Partner shall be liable pursuant to Section 8.1(d) shall not exceed (without aggregating with any other Purchaser Loss indemnifiable pursuant to Section 8.1(b) through Section 8.1(c) or Section 8.1(e) through Section 8.1(k)), an amount equal to (x) twenty-five percent (25%) of such Partner’s Pro Rata Share of the Purchase Price for claims made during the period commencing on the Closing Date and ending on the six (6) month anniversary of the Closing Date (the “First Set Claims”), (y) seventeen and one-half percent (17.5%) of such Partner’s Pro Rata Share of the Purchase Price (the “17.5% Claims Cap”) for claims made during the period commencing on the six (6) month anniversary of the Closing Date and ending on the one (1) year anniversary of the Closing Date (the “Second Set Claims”) and (z) ten percent (10%) of such Partner’s Pro Rata Share of the Purchase Price (the “10% Claims Cap” and, collectively with the 25% Claims Cap and the 17.5% Claims Cap, the “Customer Claims Caps”) for claims made during the period commencing on the one (1) year anniversary of the Closing Date and ending on the two (2) year anniversary of the Closing Date (the “Third Set Claims”); provided, however, that:
(A)    any Purchaser Loss arising out of or relating to any breach of any of the Fundamental Representations, the Special Representations, the representations and warranties made in Section 2.9(b) (Known Long-Term Liabilities) and Section 2.24(a) (Accounts Receivable) shall not be subject to the Customer Claims Caps;
(B)    any Purchaser Loss for which the Partners are liable pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(e) through Section 8.1(j) shall not be subject to the Customer Claims Caps;
(C)    for the avoidance of doubt, notwithstanding that any Purchaser Loss referred to in the preceding clauses (A) or (B) may also arise out of or relate to Customer-Related Claims, no such Purchaser Loss referred to in the preceding clauses (A) or (B) shall be included in calculating whether or not any Customer Claims Cap has been reached or exceeded; and
(D)    the aggregate amount of all Purchaser Losses for which a Partner shall be liable pursuant to Section 8.1(d) in connection with (x) Second Set Claims shall give effect to any Purchaser Losses arising in connection with First Set Claims such that for purposes of calculating the 17.5% Claims Cap described in clause (y) above, Purchaser Losses arising in connection with the First Set Claims shall be applied towards such 17.5% Claims Cap and (y) Third Set Claims shall give effect to any Purchaser Losses arising in connection with First Set Claims and Second Set Claims such that for purposes of calculating the 10% Claims Cap described in clause (z) above, Purchaser Losses arising in connection with First Set Claims and Second Set Claims shall be applied towards such 10% Claims Cap.

(iii)    Subject to the other limitations contained in this Agreement, (A) except for Purchaser Losses arising under Section 8.1(c), the aggregate indemnification obligations of a Partner under Section 8.1 shall be limited to an amount equal to one-hundred percent (100%) of such Partner’s Pro Rata Share of the Purchase Price and (B) except for Partner Losses arising under Section 8.2(c), the aggregate indemnification obligations of the Purchasers and Quanta under Section 8.2 shall be limited to an amount equal to the Purchase Price.
(c)    Determination of Losses. For purposes of determining Purchaser Losses pursuant to this Article VIII and for purposes of determining whether there has been a breach or alleged breach of any representation or warranty by any Partner, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “material adverse effect,” “Material Adverse Effect,” or other terms of similar import or effect shall be disregarded; provided, however, that this Section 8.5(c) shall not apply to the representations and warranties contained in the final sentence of Section 2.10(a), Section 2.11, Section 2.13(p) and the first sentence of Section 2.20(b).
(d)    Insurance Recovery. The amount of any Purchaser Losses shall be calculated net of any amounts that Quanta or any of its subsidiaries (including the Acquired Companies) receive under insurance policies with respect thereto (in each case net of any costs or expenses incurred by the Purchaser Indemnified Parties in connection with securing or obtaining such proceeds, including any deductibles, co-payments, self-insurance or retention amounts, any retroactive or retrospective premium adjustments, and the reasonable estimate, by Quanta, of the amount of any future premium adjustments or other chargebacks solely with respect to the period ending five (5) full policy years after the date of payout of insurance proceeds with respect to the event or occurrence giving rise to such Purchaser Loss), in each case only to the extent arising out of or related thereto). The Purchasers agree to use commercially reasonable efforts to seek insurance recovery with respect to any such claim for such Losses under such insurance policies; provided, however, that “commercially reasonable efforts” for purposes of this Section 8.5(d) shall not include the commencement or threat of litigation or the expenditure of third party expenses; provided, further, that such obligation (and the availability of such insurance policies or the timing of any such recovery thereunder) shall not affect the Purchaser Indemnified Parties’ ability to exercise the remedies available to them under this Article VIII. In the event that an insurance recovery is made by a Purchaser Indemnified Party with respect to any Loss for which any such Purchaser Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance recovery (up to the amount paid to such Purchaser Indemnified Party pursuant to the provisions of Article VIII hereof) shall be made promptly to the Indemnifying Party (in each case net of any costs or expenses incurred by such Purchaser Indemnified Party in connection with securing or obtaining such proceeds as set forth in the first sentence of this Section 8.5(d)).
(e)    Closing Date NWC. Notwithstanding anything to the contrary set forth in this Article VIII, no Partner shall have any obligation to indemnify any Purchaser Indemnified Party pursuant to this Article VIII for any Purchaser Loss to the extent that such amount is specifically included as a liability in the calculation of the Closing Date NWC as finally determined under Section

1.5(d), and the amount thereof shall not be applied against the Deductible.
(f)    In no event shall any Indemnifying Party be liable to any Indemnified Party under this Article VIII or otherwise for any punitive damages or any indirect, special or consequential damages that are speculative or remote (except to the extent such damages are reasonably foreseeable) relating to the breach or alleged breach of this Agreement, except, in each case, to the extent any such damages are paid in respect of a third party claim.
Section 8.6    Investigations. The investigations and inquiries made by or on behalf of the Purchasers and Quanta and the information, materials and documents supplied to the Purchasers and Quanta and/or their respective representatives in connection with their review of the Acquisition, the Acquired Companies and the businesses of the Acquired Companies shall not (and were not intended to) limit or affect the representations and warranties of any of the Partners or relieve any of them from any of their respective obligations and liabilities in respect thereof. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in this Article VIII will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.
Section 8.7    Purchase Price Adjustments; Taxation of Escrow Amount. Any payment of a claim of indemnification pursuant to this Article VIII shall be deemed to be an adjustment to the Purchase Price. For all relevant Tax purposes, and to the extent permitted by Applicable Laws, the Parties will treat the Escrow Fund as an asset of the Purchasers until the release thereof to the Partners or the Purchasers, as applicable, and the Purchasers shall pay all Taxes on any interest or other income earned with respect to the Escrow Fund until it is released to the Partners or the Purchasers, as applicable.
Section 8.8    Escrow.
(a)    Other than with respect to any Unpaid Amounts, any indemnification to which a Purchaser Indemnified Party is entitled under this Agreement shall first be made as a payment to the Purchaser Indemnified Party from the Escrow Fund in accordance with the terms of the Escrow Agreement.
(b)    All claims for indemnification asserted by a Purchaser Indemnified Party under Section 8.1 during the period commencing on the Closing Date and ending on the date that is two (2) years after the Closing Date (the “Escrow Period”) that are not resolved and satisfied (including the obligation to pay any such indemnity claim) shall be deemed to be “Pending Claims.” The dollar amount of all Losses claimed in good faith in respect of Pending Claims is hereinafter referred to as the “Pending Claim Amount.”
(c)    If, on the first Business Day following the last day of the Escrow Period (the “Release Date”), the amount remaining in the Escrow Fund (the “Escrow Account Balance”) exceeds the Pending Claim Amount, if any, the Escrow Agent shall release and deliver to the Partners Representative (on behalf of the Partners), in accordance with the Escrow Agreement, the amount of such excess, as set forth below and in the Escrow Agreement. If, on the Release Date, the Pending

Claim Amount, if any, exceeds or is equal to the Escrow Account Balance, the Escrow Account Balance will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such Pending Claims have been fully resolved, and the Escrow Agreement shall be deemed to be extended accordingly.
(d)    Notwithstanding any amount of the Escrow Account Balance being released and delivered to the Partners Representative pursuant to Section 8.8(c), the Partners acknowledge that the Purchasers’ right to the Escrow Fund pursuant to Section 8.8(a) is a non-exclusive remedy, and the Partners shall remain liable for any Purchaser Losses pursuant to Section 8.1 to the extent provided, and subject to the limitations set forth, in this Article VIII.
Section 8.9    Exclusive Remedy. Except with respect to (i) the Partners’ obligations under Section 4.4 and Section 8.1(c), (ii) any obligations in respect of any Employment Agreement or Related-Party Lease Agreement, (iii) specific performance and equitable remedies, and (iv) remedies that cannot be waived under Applicable Laws, the foregoing indemnification provisions in this Article VIII and the offset rights of Purchaser under Section 11.6 shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Partner Indemnified Parties for any Losses and any and all claims arising under, out of or related to this Agreement and the transactions contemplated hereby.
ARTICLE IX
QUANTA COMMON STOCK
Section 9.1    Compliance with Law. The Partners acknowledge that the issuance of the Restricted Shares has not been and will not be registered under the Securities Laws and, therefore such Restricted Shares may not be offered for resale or resold without compliance with the Securities Laws. Each Partner covenants, warrants and represents that none of the Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Laws and the rules and regulations of the SEC and any applicable state securities regulatory authority (including holding the Restricted Shares for at least six (6) months or such other period as required by Rule 144 under the Securities Act). Certificates representing the Restricted Shares shall bear the following legend:
These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. These securities may not be sold or offered for sale, pledged, hypothecated or otherwise transferred, except (i) pursuant to effective registration under the Securities Act and any applicable state securities laws or (ii) pursuant to an available exemption from such registration. Hedging transactions may not be conducted with respect to these securities unless in compliance with the Securities Act.

Each Partner consents to Quanta making a notation on its records or giving stop transfer or other instructions to any transfer agent of Quanta in order to implement the restrictions on transfer of the Restricted Shares set forth in this Article IX.

Section 9.2    Economic Risk; Sophistication; Accredited Investors. Each Partner represents and warrants to the Purchasers and Quanta that as of the Closing Date and the Earnout Payment Date, if shares of Quanta Common Stock are then issued:
(a)    The Restricted Shares are being or will be acquired by such Partner solely for such Partner’s own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution;
(b)    Such Partner is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment;
(c)    Such Partner has such knowledge and experience in financial and business matters such that such Partner is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect such Partner’s own interests in connection with the acquisition of the Restricted Shares pursuant hereto;
(d)    Such Partner is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act;
(e)    Such Partner or such Partner’s representative has had an adequate opportunity to ask questions and receive answers from the officers of the Purchasers and Quanta concerning, among other matters, the Purchaser, Quanta, their respective management, their plans for the operation of their businesses and potential additional acquisitions;
(f)    Such Partner acknowledges that such Partner or such Partner’s representative has obtained copies of Quanta’s most recent Annual Report on Form 10-K as filed with the SEC (the “Most Recent Annual Report”), Quanta’s Proxy Statement for its most recent Annual Meeting of Shareholders as filed with the SEC, and each of Quanta’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with or furnished to the SEC since the filing of Quanta’s Most Recent Annual Report, and represents that such Partner has had an adequate opportunity to carefully review such materials and any other information concerning Quanta that such Partner deems necessary or appropriate to evaluate the merits and risks of the proposed investment in Quanta Common Stock contemplated herein; and
(g)    Such Partner acknowledges that the Restricted Shares being acquired by such Partner were not offered to such him or it by means of publicly disseminated advertisements or sales literature, nor is such Partner aware of any offers made to any other Partner by such means.
Section 9.3    Restriction on Sale or Other Transfer of Restricted Shares. Each Partner covenants, agrees, warrants and represents that (a) (i) with respect to 50% of the Stock Consideration, from and after the Closing Date to the period ending one (1) year following the Closing Date; (ii) with respect to 50% of the Stock Consideration, from and after the Closing Date to the period ending two (2) years following the Closing Date; (iii) with respect to 50% of the Contingent Stock Consideration, from and after the Earnout Payment Date to the period ending one (1) year following the Earnout Payment Date; (iv) with respect to 50% of the Stock Consideration, from and after the Earnout Payment Date to the period ending two (2) years following the Earnout Payment Date, such

Partner will not, directly or indirectly transfer, sell, pledge, gift or otherwise dispose of or otherwise encumber any of such Restricted Shares; and (b) (i) with respect to the Stock Consideration, from and after the Closing Date to the period ending two (2) years following the Closing Date; and (ii) with respect to the Contingent Stock Consideration, from and after the Earnout Payment Date to the period ending two (2) years following the Earnout Payment Date (each such period referred to in clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (b)(i) and (b)(ii), a “Lock-up Period”) such Partner will not, directly or indirectly, engage in any put, call, short-sale, hedge, straddle, forward sale or similar transaction with respect to any Restricted Shares or any other securities of Quanta. Without limiting the generality of the foregoing, after the applicable Lock-up Period, such Restricted Shares may be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, directly or indirectly, only after full compliance with all of the applicable provisions of the Securities Laws. Certificates representing the Restricted Shares shall bear the following legend, which shall reflect the Lock-up Periods, in addition to the legend under Section 9.1:
These securities are subject to a contractual restriction on transfer and may not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of during the period of such contractual restriction without the prior written consent of Quanta Services, Inc.

Section 9.4    Insider Trading. The Partners acknowledge that they may become aware of “material nonpublic information” (as defined under applicable Securities Laws) regarding Quanta and its Affiliates, including the transactions contemplated by this Agreement. Each of the Partners understands that Securities Laws prohibit trading in securities of Quanta while in possession of any such material nonpublic information and restrict the disclosure of such information to others.
Section 9.5    NYSE Listing; Removal of Legends. Within thirty (30) days after the applicable Closing Date (with respect to Stock Consideration) or the Earnout Payment Date (with respect to Contingent Stock Consideration), Quanta shall file a final supplemental listing application with the NYSE to list the Stock Consideration or Contingent Stock Consideration, as applicable, for trading on the NYSE. Upon the later of (i) the expiration of the applicable Lock-up Period and (ii) the expiration of any applicable holding period under Rule 144 under the Securities Act and any other Securities Laws, the expiration of the period for current public information to be made available by Quanta under Rule 144 and satisfaction of all other conditions to the availability of Rule 144 under the Securities Act, Quanta agrees that, upon the written request of any Partner and Quanta’s receipt from such Partner of all appropriate documentation, Quanta will promptly cause new certificates without legends to be issued in exchange for the certificates initially issued to such Partner representing the applicable portion of the Stock Consideration or Contingent Stock Consideration, as applicable.

ARTICLE X
PARTNERS REPRESENTATIVE
Section 10.1    Appointment of the Partners Representative. Each Partner hereby irrevocably constitutes and appoints Joe Durham (the “Partners Representative”), as such Partner’s true and lawful attorney-in-fact and agent in connection with the performance of this Agreement and the transactions contemplated hereby, with full power and authority in the name and on behalf of such Partner as set forth in Section 10.2. This power of attorney is granted and conferred in consideration of and for the purpose of completing the transactions contemplated by this Agreement. Subject to Section 10.3(a), each Partner hereby agrees that this power of attorney pursuant to this Section 10.1 and the authority conferred upon the Partners Representative (i) shall be irrevocable and coupled with an interest, and shall not be terminated by any act of any Partner or by operation of law, whether by the death, incapacity, illness, dissolution or other inability to act of any of the Partners or by the occurrence of any event or events (including the termination of any trust or estate or the dissolution of any corporation, limited liability company, partnership or other entity), and if after the execution hereof any Partner shall die or become incapacitated, or if any other event shall occur before the completion of the transactions contemplated by this Agreement, the Partners Representative is nevertheless authorized and directed to complete the transactions contemplated by this Agreement as if such death, incapacity or other event or events had not occurred and regardless of notice thereof, (ii) may not be amended or rescinded by any Partner except as otherwise agreed in writing by the Partners Representative, such individual Partner and the Purchasers, and (iii) is binding upon the executors, heirs, legal representatives and successors of each Partner. The execution of this Agreement by each Partner shall constitute approval and ratification by each Partner of the appointment of the Partners Representative and the other provisions of this Article X.
Section 10.2    Authority. Subject to Section 10.3(c), each Partner hereby irrevocably grants the Partners Representative exclusive and full power and authority in the name and on behalf of such Partner to:
(a)    execute and deliver, on behalf of such Partner, and accept delivery of, on behalf of such Partner, such instruments and other documents as the Partners Representative determines, in his sole discretion, to be appropriate to give further effect to the transactions contemplated by this Agreement;
(b)    take all other actions to be taken by or on behalf of any Partner in connection herewith;
(c)    do each and every act and exercise any and all rights which any of the Partner(s) individually or collectively are permitted or required to do or exercise under this Agreement;
(d)    make any determination with respect to the Closing Date NWC, Adjusted EBITDA and Contingent Consideration under Article I;
(e)    make any determination of or take any action required or permitted to be taken by the Partners Representative under Section 1.10 or Section 4.5;
(f)    acknowledge receipt of the payments to be directed to such Partner pursuant to the provisions of this Agreement and to designate the manner of such payments;

(g)    authorize the Escrow Agent to release the Escrow Fund (or any portion thereof) in accordance with this Agreement and the Escrow Agreement;
(h)    make any determination with respect to any indemnification claim under Article VIII, including but not limited to, (i) dispute or refrain from disputing, on behalf of such Partner, any claim made by Purchaser under this Agreement, (ii) negotiate and compromise, on behalf of such Partner, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (iii) execute, on behalf of such Partner, any settlement agreement, release or other document with respect to such dispute or remedy;
(i)    engage attorneys, accountants and agents at the expense of Partners;
(j)    have exclusive power and authority to disburse or direct payments of the Cash Consideration in accordance with Section 1.3 and the Contingent Cash Consideration in accordance with Section 1.7;
(k)    have exclusive power and authority to institute legal action or otherwise act on behalf of such Partner with respect to any claims against Purchaser relating to the making of any payments to be directed to such Partner pursuant to the provisions of this Agreement and to control and direct any such claims;
(l)    give such instructions and to take such action or refrain from taking such action, on behalf of such Partner, as the Partners Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement;
(m)    determine, in his sole discretion, the time or times when, purpose for, and manner in which any of the above powers conferred upon the Partners Representative shall be exercised, and the conditions, provisions and covenants of any instrument or document that may be executed by the Partners Representative pursuant to this Article X; and
(n)    execute and deliver amendments, waivers and consents effective against such Partner;
provided, however, that (x) without the prior written consent of such Partner, the Partners Representative shall not have the authority to (i) amend this Agreement, or grant any consent or waiver hereunder, in a manner that would disproportionately reduce the rights of such Partner relative to the other Partners or as would cause such Partner to have potentially increased personal liability or (ii) negotiate, settle, dispute, refrain from disputing, compromise or exercise any remedies under this Agreement with respect to any Purchaser Loss related to any of the Partner Individual Claims; (y) the Purchasers shall be entitled to rely on any amendment signed by the Partners Representative, subject to the immediately preceding clause (x) and to the extent set forth in Section 10.3, as if such amendment had been signed by all Partners, and (z) no Purchaser Indemnified Parties shall have any liability or obligation to any Partner with respect to any action taken by such Purchaser Indemnified Party in connection with, resulting from or arising out of any such amendment.

Section 10.3    Reliance. Each Partner hereby agrees that:
(a)    subject to Section 10.3(c) and the proviso in Section 10.2, in all matters in which action by any Partner or the Partners Representative is required or permitted under this Agreement, the Partners Representative is exclusively authorized to make all decisions regarding such Partner, execute all documents and act on behalf of such Partner, notwithstanding any dispute or disagreement among Partners, or between any Partner and the Partners Representative, and Purchaser shall be entitled to rely conclusively on any and all instructions or decisions of, or actions taken by, the Partners Representative in such capacity under this Agreement within the scope of authority granted pursuant to this Article X without any liability to, or obligation to inquire of, any of Partners;
(b)    subject to Section 10.3(c), the power and authority of the Partners Representative, as described in this Agreement, shall continue in force until all rights and obligations of Partners under this Agreement shall have terminated, expired or been fully performed;
(c)    the holders of a majority of the issued and outstanding Acquired Interests as of immediately prior to the Closing shall have the right, exercisable at any time and from time to time upon written notice delivered to the Purchasers: (i) to remove the Partners Representative, with or without cause and (ii) appoint another natural person to fill the vacancy caused by the death, resignation or removal of the Partners Representative.
Section 10.4    Liability of the Partners Representative. The Partners Representative shall not be liable to any Partner in his capacity as such for any losses or other damages relating to the performance of his duties under this Agreement in such capacity for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Partners Representative constituted fraud, gross negligence, or were taken or not taken in bad faith. The Partners Representative shall be indemnified and held harmless by Partners (including against all Losses paid or incurred in connection with any action to which the Partners Representative is made a party by reason of the fact that he was acting as the Partners Representative pursuant to this Agreement, provided, however, that the Partners Representative shall not be entitled to indemnification hereunder to the extent it is finally determined by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Partners Representative constituted fraud or were taken or not taken in bad faith. The Partners Representative shall be protected in acting upon any notice, statement, or certificate believed by the Partners Representative to be genuine and to have been furnished and/or executed by the appropriate person (and the Partners Representative shall have no responsibility to determine the authenticity thereof) and in acting or refusing to act in good faith in any manner. The Partners Representative may seek the advice of outside legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his duties hereunder in such capacity, and, without limiting the foregoing, Partners Representative shall not be liable to any Partner in his capacity as such, and shall be fully protected with respect to any action taken, omitted or suffered in good faith by the Partners Representative based on such advice.

ARTICLE XI
MISCELLANEOUS PROVISIONS
Section 11.1    Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or, to the extent provided in this Section 11.1, electronic transmission or sent by registered or certified mail (return receipt requested) or by nationally recognized overnight courier (with evidence of delivery and postage and other fees prepaid) as follows:
If to the Purchasers or Quanta:
Quanta Energy Services, LLC
c/o Quanta Services, Inc.
2800 Post Oak Blvd., Suite 2600
Houston, TX 77056-6175
Attn: General Counsel
Facsimile No.: (713) 629-7639

With a copy to:
Baker Botts L.L.P.
910 Louisiana St.
Houston, TX 77002-4995
Attn: Gene J. Oshman and Jeremy L. Moore
Facsimile No.: (713) 229-2826

If to any of the Partners, to the Partners Representative as follows:

Joseph Michael Durham
*********
*********
Facsimile No.: *********

With a copy to:

Locke Lord LLP
600 Travis St
Houston, TX 77002-2914
Attn: Greg Heath and Bill Swanstrom
Facsimile No.: (713) 229-2551

or to such other representative or at such other address or facsimile number of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery will be deemed given or made (a) if personally delivered, when so delivered in person, (b) if given by facsimile or, to the extent provided in this Section 11.1, electronic mail, when transmitted, with written confirmation of transmission, (c) if given by nationally recognized overnight courier, one (1) Business Day after being sent by nationally recognized overnight courier, or (d) if given by registered or certified mail, upon the date of delivery as confirmed in writing.

Section 11.2    Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.
Section 11.3    Assignment; Successors in Interest. No assignment or transfer by any Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, that each Purchaser shall, without the obligation to obtain the prior written consent of the Partners, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one or more Affiliates of such Purchaser and, provided, further, that, without obtaining the prior written consent of the Partners, Quanta and each Purchaser (or any such Affiliate, if applicable) may pledge, assign and grant to Quanta’s and such Purchaser’s (or such Affiliate’s) lenders, for the benefit of such lenders, a continuing security interest and lien on all of Quanta’s, such Purchaser’s or such Affiliate’s right, title and interest in and to this Agreement and any and all related agreements, as security for the payment and performance of all obligations of Quanta, such Purchaser or such Affiliate to such lenders by reason of borrowing or the guarantee of borrowing, or otherwise; provided, however, that no assignment permitted by this Section 11.3 will relieve Quanta or the Purchasers of their respective obligations under this Agreement and in any event, the Purchasers and Quanta, as applicable, shall promptly provide the Partners with written notice of any such assignment. Notwithstanding the foregoing, Quanta may assign its rights and obligations under this Agreement to any Person without obtaining the prior written consent of the Partners in connection with any merger, sale of substantially all of Quanta’s assets or other business combination, however structured, involving Quanta, including a Change in Control; provided, however, that the Purchasers and Quanta, as applicable, shall promptly provide the Partners with written notice of any such assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.
Section 11.4    Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.
Section 11.5    Captions. The titles, captions, and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.
Section 11.6    Offset. The Purchasers shall have the right to withhold and offset against any amount otherwise due to be paid to the Partners pursuant to this Agreement any amounts to be paid to the Purchasers (or any Purchaser Indemnified Party) by the Partners (including any amount related to any amounts due to the Purchasers pursuant to Section 4.9(b)). The Partners shall have the right to withhold and offset against any amount otherwise due to be paid to the Purchasers or Quanta pursuant to this Agreement any amounts to be paid to the Partners (or any Partner Indemnified Party) by the Purchasers or Quanta (including any amount related to any amounts due to the Partners pursuant to Section 4.9(a)).
Section 11.7    Guarantee.
(a)    Joseph Michael Durham (the “Guarantor”) hereby irrevocably, unconditionally and absolutely guarantees as a primary obligor and not as a surety, to each of the Purchasers and Quanta, the full and timely payment and due and punctual performance and discharge of the obligations of TECAN LP, a Delaware limited partnership (“Tecan”), under this Agreement as if the Guarantor was individually responsible for such covenants and obligations (collectively, the “Obligations”). The guarantee under this Section 11.7 is an irrevocable, unconditional and absolute guaranty of timely payment and performance of the Obligations and not merely of collection. If for any reason whatsoever the Obligations shall not be fully and timely paid or performed in accordance with this Agreement, the Guarantor shall promptly honor and perform any Obligations to the Purchasers or Quanta, as applicable, hereunder upon demand.
(b)    To the fullest extent permitted by Applicable Law, the obligations of the Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, (i) any amendment or modification of the terms of this Agreement; (ii) any dealings or transactions between any of the Purchasers, Quanta or the Partners or any of their respective Affiliates relating to this Agreement, whether or not the Guarantor shall be a party to or cognizant of the same, unless the Purchasers or Quanta shall have waived compliance by Tecan with respect to any such obligations in accordance with the terms of this Agreement; (iii) the failure to give notice to Guarantor of any breach of this Agreement; (iv) the existence of any claim, set-off or other right which the Guarantor may have against any Partner or any other Person, whether in connection with the transactions contemplated by this Agreement or any unrelated transactions; (v) any change in the entity existence (including changes to the certificate of limited partnership, partnership agreement, laws, rules, regulations or powers or any merger, consolidation, liquidation, winding-up or dissolution), structure or ownership of Tecan, or any insolvency, bankruptcy, reorganization or other similar proceeding or transaction affecting Tecan or its assets; or (vi) any incapacity or lack of or limitation on the status, power, authority or legal personality of Tecan or its general partner or agents thereof. The Guarantor shall be entitled to all rights of set-off, counterclaim, deduction and defense that Tecan currently has or hereafter may have pursuant to this Agreement, including any amendment in accordance with the terms of this Agreement, other than those relating to or arising out of any incapacity, bankruptcy, insolvency, liquidation, reorganization or other similar event or condition with respect to Tecan or as otherwise provided in this Section 11.7(b).
(c)    In connection with this Section 11.7, the Guarantor unconditionally waives: (i) any right to receive demands, protests, or other notices of any kind or character whatsoever, as the same may pertain any Partner; (ii) any right to require the Purchasers or Quanta, as applicable, to proceed first against any Partner or to pursue any other remedy; (iii) any defense based upon an election of remedies by any Partner; (iv) any duty of any Partner to advise the Guarantor of any information known to any of the Purchasers or Quanta regarding Tecan or its ability to perform under this Agreement; (v) all suretyship and other defenses of every kind and nature; (vi) all rights to and benefits under any defense based on or arising out of the voluntary or involuntary bankruptcy, insolvency, liquidation, dissolution, receivership, or other similar proceeding affecting any Partner; (vii) requirements of promptness or diligence on the part of any of the Purchasers or Quanta that are not required by this Agreement; (viii) notice of acceptance hereof, of any action taken or omitted in reliance hereon, of any defaults by Tecan in the payment or performance of the Obligations; and (ix) all notices which may be required by Applicable Law or otherwise to preserve any of the rights of the Purchasers or Quanta against the Guarantor.
(d)    The obligations of the Purchasers and Quanta hereunder shall conclusively be deemed to have been created, contracted or incurred in reliance upon the guarantee under this Section 11.7, and all dealings between the Partners and the Guarantor, on the one hand, and the Purchasers and Quanta, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee under this Section 11.7.
(e)    None of the Purchasers or Quanta shall be obligated to file any claim relating to any obligation in the event that Tecan becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Purchasers or Quanta to so file shall not affect the Obligations. In the event that any payment by Tecan to the Purchasers or Quanta in respect of any Obligation is rescinded or is otherwise returned as a result of any bankruptcy, reorganization or similar proceeding, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made.
(f)    The Guarantor shall not be entitled to be subrogated to any of the rights of any of the Purchasers or Quanta against the Guarantor or any collateral, security or guarantee or right of set-off held by any of the Purchasers or Quanta for the payment or performance of the Obligations, nor shall the Guarantor seek or be entitled to seek any reimbursement from any of the Purchasers or Quanta in respect of performance made by the Guarantor hereunder, until the Obligations are indefeasibly paid and performed in full.
(g)    The Guarantor agrees to promptly take all actions required to timely discharge the Obligations, and the Guarantor acknowledges and agrees that the Purchasers shall be entitled to specific performance against the Guarantor (without the posting of bond or other security) if required to specifically enforce the Obligations. The Guarantor agrees to indemnify and hold the Purchasers or Quanta harmless from and against and to pay all out-of-pocket costs and expenses (including reasonable fees and expenses of outside legal counsel) incurred by or on behalf of any of the Purchasers or Quanta, as applicable, in connection with the collection and/or enforcement of the Guarantor’s obligations under this Section 11.7.
(h)    The Guarantor hereby represents and warrants to each of the Purchasers and Quanta each of the representations and warranties set forth in Section 2.2, Section 2.4 and Section 2.5 with respect to himself, mutatis mutandis.

(i)    The Guarantor may not assign its rights, interests or obligations hereunder to any other Person without the prior written consent of the Purchasers and Quanta. The guarantee under this Section 11.7 shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full.
Section 11.8    Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified, or supplemented except by written agreement executed and delivered by all of the Parties.
Section 11.9    Consent to Jurisdiction, Etc.; Waiver of Jury Trial. Except for disputes arising out of or in connection with Closing Date NWC, Adjusted EBITDA and Contingent Consideration which shall be finally resolved by the Expert in accordance with Article I, each of the Parties hereby irrevocably consents and agrees to the exclusive personal jurisdiction of the courts of the State of Texas in Harris County, Texas or the federal courts located in the Southern District of the State of Texas for any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a “Legal Dispute”). The Parties agree that, after a Legal Dispute is before a court as specified in this Section 11.9 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court, except that in actions seeking to enforce any order of any judgment of such court, such jurisdiction shall be non-exclusive. Each of the Parties hereby waives, and agrees not to assert, as a defense in any Legal Dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit, or proceeding described in this Section 11.9 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws. THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.
Section 11.10    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties waive any provision of Applicable Laws that renders any such provision prohibited or unenforceable in any respect.
Section 11.11    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.
Section 11.12    No Third-Party Beneficiaries. Except as provided in Article VIII, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, the Purchaser Indemnified Parties and the Partner Indemnified Parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.
Section 11.13    Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation, or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation, or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
Section 11.14    Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement) and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement (including, for the avoidance of doubt, that certain Indication of Interest, dated May 9, 2017, between Quanta, Stronghold and Stronghold Specialty and that certain Letter of Intent, dated June 8, 2017, by and among Quanta, Stronghold, Stronghold Specialty and the Partners and, upon Closing, and that certain Confidentiality and Non-Disclosure Agreement dated December 7, 2015, by and between Quanta and Stronghold) and constitute the entire agreement between the Parties.
Section 11.15    Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Parties shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purposes of this Agreement or to assure to the other Parties the benefits of this Agreement.
Section 11.16    Transaction Costs. Except as otherwise expressly provided herein, (a) the Purchasers and Quanta will pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Partners will pay the fees, costs and expenses of the Partners Representative in such capacity and any of the Acquired Companies incurred in connection with this Agreement and the transactions contemplated by this Agreement (including any such fees, costs or expenses incurred in connection with any pre-closing restructuring or transactions undertaken in contemplation of the completion of the transactions contemplated hereby), including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 11.17    Knowledge of the Partners. As used in this Agreement, the term “Knowledge” or “Known” with respect to the Partners shall mean (a) the actual knowledge of any of the Partners or of Joseph Michael Durham, after due and reasonable inquiry of those direct reports to such Partners who could reasonably be expected to be aware with respect to the matters at hand; and (b) facts that any such individual would reasonably be expected to discover or otherwise become aware of in the performance of his or her duties, roles and responsibilities in the ordinary course of business.
Section 11.18    Business Day. As used in this Agreement, the term “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Houston, Texas.
Section 11.19    Time of the Essence. Time is of the essence with respect to the terms, conditions, agreements, and covenants of this Agreement.
Section 11.20    Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to such law as amended, modified, succeeded or supplemented from time to time and in effect at any given time, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by “without limitation.” The term “or” has the inclusive meaning represented by the phrase “and/or.” The word “person” includes individuals, entities, and Governmental Entities. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Unless the context otherwise requires, the terms “day” and “days” mean and refer to calendar day(s). The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless otherwise set forth herein, any reference in this Agreement to any document, instrument or agreement (including this Agreement) (a) includes and incorporates all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. In respect of any representation or warranty that an agreement or other document has been provided or delivered to Quanta or the Purchaser, it shall be sufficient for such agreement or document to have been provided or delivered to Quanta or the Purchasers or their designated representatives or for such agreement or document to have been uploaded to the Box.com website established by Quanta for the Acquisition. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. All references to “Dollars” or “$” shall refer to the lawful currency of the United States of America.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

QUANTA ENERGY SERVICES, LLC

By:	/s/ Peter B. O’Brien
Name:	Peter B. O’Brien
Title:	Vice President

QES GP, LLC

By:	/s/ Peter B. O’Brien
Name:	Peter B. O’Brien
Title:	Vice President

QUANTA SERVICES, INC.

By:	/s/ Earl C. Austin, Jr.
Name:	Earl C. Austin, Jr.
Title:	President & Chief Executive Officer

PARTNERS:

HAMDUR, LLC

By:	/s/ Joseph Michael Durham
Name:	Joseph Michael Durham
Title:	Manager

DELLVAR INVESTMENTS, LLC

By:	/s/ Joseph Michael Durham
Name:	Joseph Michael Durham
Title:	Manager

[Signature Page to Securities Purchase Agreement]

TECAN LP

By: Tecan GP LLC, its general partner

By:	/s/ Joseph Michael Durham
Name:	Joseph Michael Durham
Title:	Manager

/s/ France Aufegger
France Aufegger, Individually

/s/ Christopher Armstrong Box
Christopher Armstrong Box, Individually

/s/ Ted Anthony Cortez
Ted Anthony Cortez, Individually

/s/ Donald Lynn Cunningham
Donald Lynn Cunningham, Individually

/s/ Domingo Ramiro Jimenez
Domingo Ramiro Jimenez, Individually

/s/ William Cole Mercer
William Cole Mercer, Individually

/s/ Darrel Ray Pearson
Darrel Ray Pearson, Individually

/s/ Jose Luis Perez
Jose Luis Perez, Individually

/s/ Blake Alan Stoehr
Blake Alan Stoehr, Individually

/s/ Jason Craig Wood
Jason Craig Wood, Individually

[Signature Page to Securities Purchase Agreement]

/s/ Joseph Michael Durham
Joseph Michael Durham, as Partners Representative and individually for the limited purposes set forth in Section 11.7

[Signature Page to Securities Purchase Agreement]